Exhibit (19)

WACHOVIA CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
NINE MONTHS ENDED SEPTEMBER 30, 2007
TABLE OF CONTENTS

FINANCIAL HIGHLIGHTS

	Three Months Ended		Percent	Nine Months Ended		Percent
	September 30,		Increase	September 30,		Increase
(Dollars in millions, except per share data)	2007	2006	(Decrease)	2007	2006	(Decrease)

EARNINGS SUMMARY
Net interest income (GAAP)	$4,551	3,541	29%	$13,500	10,672	26%
Tax-equivalent adjustment	33	37	(11)	108	120	(10)

Net interest income (Tax-equivalent)	4,584	3,578	28	13,608	10,792	26
Fee and other income	2,761	3,465	(20)	10,668	10,565	1

Total revenue (Tax-equivalent)	7,345	7,043	4	24,276	21,357	14
Provision for credit losses	408	108	—	764	228	—
Other noninterest expense	4,361	3,915	11	13,542	12,133	12
Merger-related and restructuring expenses	36	38	(5)	78	130	(40)
Other intangible amortization	92	92	—	313	282	11

Total noninterest expense	4,489	4,045	11	13,933	12,545	11
Minority interest in income of consolidated subsidiaries	189	104	82	464	289	61

Income before income taxes (Tax-equivalent)	2,259	2,786	(19)	9,115	8,295	10
Tax-equivalent adjustment	33	37	(11)	108	120	(10)
Income taxes	608	872	(30)	2,746	2,685	2

Net income	$1,618	1,877	(14)%	$6,261	5,490	14%

Diluted earnings per common share	$0.85	1.17	(27)%	$3.26	3.43	(5)%
Return on average common stockholders’ equity	9.19%	14.85	—	12.04%	14.96	—
Return on average assets	0.88%	1.34	—	1.18%	1.36	—

ASSET QUALITY
Allowance for loan losses as % of loans, net	0.78%	1.03	—	0.78%	1.03	—
Allowance for loan losses as % of nonperforming assets	120	396	—	120	396	—
Allowance for credit losses as % of loans, net	0.82	1.09	—	0.82	1.09	—
Net charge-offs as % of average loans, net	0.19	0.16	—	0.16	0.11	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.63%	0.26	—	0.63%	0.26	—

CAPITAL ADEQUACY
Tier I capital ratio	7.10%	7.74	—	7.10%	7.74	—
Total capital ratio	10.84	11.47	—	10.84	11.47	—
Leverage ratio	6.10%	6.60	—	6.10%	6.60	—

OTHER FINANCIAL DATA
Net interest margin	2.92%	3.03	—	2.97%	3.13	—
Fee and other income as % of total revenue	37.59	49.20	—	43.95	49.47	—
Effective income tax rate	27.33%	31.71	—	30.49%	32.85	—

BALANCE SHEET DATA
Securities	$111,827	106,553	5%	$111,827	106,553	5%
Loans, net	449,206	290,759	54	449,206	290,759	54
Total assets	754,168	559,922	35	754,168	559,922	35
Total deposits	421,937	323,298	31	421,937	323,298	31
Long-term debt	158,584	86,419	84	158,584	86,419	84
Stockholders’ equity	$70,140	51,180	37%	$70,140	51,180	37%

OTHER DATA
Average diluted common shares (In millions)	1,910	1,600	19%	1,918	1,600	20%
Actual common shares (In millions)	1,901	1,581	20	1,901	1,581	20
Dividends paid per common share	$0.64	0.56	14	$1.76	1.58	11
Dividend payout ratio on common shares	75.29%	47.86	57	53.99%	46.06	17
Book value per common share	$36.90	32.37	14	$36.90	32.37	14
Common stock price	50.15	55.80	(10)	50.15	55.80	(10)
Market capitalization	$95,326	88,231	8	$95,326	88,231	8
Common stock price to book value	136%	172	(21)	136%	172	(21)
FTE employees	109,724	97,060	13	109,724	97,060	13
Total financial centers/brokerage offices	4,167	3,870	8	4,167	3,870	8
ATMs	5,123	5,163	(1)%	5,123	5,163	(1)%

Management’s Discussion and Analysis
This discussion contains forward-looking statements. Please refer to our Third Quarter 2007 Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.
Summary of Results of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2007	2006	2007	2006

Net interest income (GAAP)	$4,551	3,541	13,500	10,672
Tax-equivalent adjustment	33	37	108	120

Net interest income (a)	4,584	3,578	13,608	10,792
Fee and other income	2,761	3,465	10,668	10,565

Total revenue (a)	7,345	7,043	24,276	21,357
Provision for credit losses	408	108	764	228
Other noninterest expense	4,361	3,915	13,542	12,133
Merger-related and restructuring expenses	36	38	78	130
Other intangible amortization	92	92	313	282

Total noninterest expense	4,489	4,045	13,933	12,545
Minority interest in income of consolidated subsidiaries	189	104	464	289
Income taxes	608	872	2,746	2,685
Tax-equivalent adjustment	33	37	108	120

Net income	1,618	1,877	6,261	5,490

Diluted earnings per common share	$0.85	1.17	3.26	3.43

(a)	Tax-equivalent.
Executive Summary
Wachovia’s net income in the first nine months of 2007 was $6.3 billion, up 14 percent from the first nine months of 2006, while diluted earnings per common share were down 5 percent to $3.26. Wachovia’s originally reported third quarter results, announced on our Current Report on Form 8-K filed October 19, 2007, have been revised based on additional information received very recently pursuant to our obligations relative to our membership interest in Visa, Inc. In light of this information and accounting guidance related to Visa matters received on November 7, 2007 from the Securities and Exchange Commission, we recorded a $115 million liability and a corresponding expense in the third quarter of 2007. This resulted in a $72 million reduction in net income, or a 4 cent reduction in diluted earnings per share for the first nine months of 2007. More information is included in the Corporate Results of Operations section.
The results in the first nine months of 2007 reflected significant fixed income market disruption in the third quarter of 2007, which resulted in net valuation losses of $1.3 billion in our Corporate and Investment Bank and Capital Management Group, and reduced origination and distribution revenues. The components of the valuation losses are summarized below, with further information provided in the Corporate Results of Operations, Net Interest Income and Margin, Fee Income, Corporate and Investment Bank, Capital Management and Off-Balance Sheet Transactions sections that follow. See also the Outlook-October Market Events section for additional information.
Market Disruption-Related Losses, Net

	Third Quarter 2007
	Trading	Securities	Loans held
	profits	gains	for sale /
(Pre-tax dollars in millions)	(losses)	(losses)	other income	Total

Corporate and Investment Bank
Commercial mortgage	$(116)	—	(372)	(488)
Leveraged finance	62	—	(334)	(272)
CDO/ CLO and other structured credit products	(438)	—	—	(438)
Consumer mortgage	(62)	—	(41)	(103)
Capital Management
Asset-backed commercial paper	—	(40)	—	(40)

Total	$(554)	(40)	(747)	(1,341)

After-tax net merger-related and restructuring expenses amounted to 3 cents per share in the first nine months of 2007 and 6 cents per share in the same period of 2006. Results reflect the impact of the acquisitions of Golden West Financial Corporation from October 1, 2006; Westcorp and WFS Financial (together, Westcorp) from March 1, 2006, European Credit Management Ltd. (ECM), from January 31, 2007, and other 2006 and 2007 acquisitions and the divestiture of our subprime mortgage servicing operation in late 2006.
Key factors in our results in the first nine months of 2007 compared with the first nine months of 2006 included:

•	14 percent revenue growth driven by higher loans and deposits due to acquisitions and organic growth. Revenue growth was hindered by relatively flat fee and other income as a result of the fixed income market disruption, which offset otherwise strong results in most of our other investment banking, securities brokerage and traditional banking businesses.

•	26 percent net interest income growth driven by a larger balance sheet despite 16 basis points of margin compression. Average loans rose $149.8 billion and average core deposits increased $84.6 billion, including the addition of loans and deposits from Golden West.

•	11 percent higher noninterest expense, primarily reflecting the impact of acquisitions and investment for future growth, partially offset by our continued focus on improving efficiency.

•	A tax rate on a tax-equivalent basis of 31.32 percent compared with 33.82 percent in the first nine months a year ago, with the decrease largely reflecting updated information on certain tax matters, lower earnings as a result of the market disruption and the effect of increased international activity.
Our annualized net charge-off ratio increased 5 basis points to 0.16 percent and the ratio of nonperforming assets to loans, net, foreclosed properties and loans held for sale rose 37 basis points to 0.63 percent. The increase in nonperforming assets largely related to increases in the Golden West consumer real estate portfolio and the commercial real estate portfolio, primarily in the residential homebuilding sector. The provision expense increased to $764 million from $228 million in the same period a year ago, driven by increased risk in the portfolio and a more uncertain credit environment, as well as loan growth. We continue to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including their sale when prudent.
Average loans increased 55 percent from the first nine months of 2006 to $422.2 billion. Average consumer loans more than doubled, driven by higher real estate secured loans primarily from Golden West, auto loans and organic growth. Average commercial loan growth of 13 percent reflected organic growth in middle-market commercial, large corporate loans, and expansion in international lending. Average core deposits increased 29 percent from the first nine months of 2006 to $375.6 billion, including Golden West, and average low-cost core deposits increased 6 percent from the first nine months of 2006 to $255.8 billion.
Despite the fixed income market disruption, our core banking businesses continued to generate strong performance. The General Bank’s earnings rose 39 percent to $4.2 billion, reflecting organic growth and the addition of Golden West. Wealth Management’s earnings grew 8 percent to $230 million and reflected continuing positive response from clients to the introduction of an open architecture investment platform. Earnings in our Corporate and Investment Bank declined 24 percent to $1.4 billion, with the majority of the decline coming in the third quarter of 2007 as a result of the fixed income market disruption. Capital Management grew earnings 30 percent to $860 million, primarily reflecting growth in managed account and other asset-based fees, higher retail brokerage transaction activity and equity syndicate distribution fees, as well as the impact of acquisitions.

We paid common stockholders dividends of $3.4 billion, or $1.76 per share, in the first nine months of 2007, and $2.5 billion, or $1.58 per share in the first nine months of 2006. Our target is to return 40 percent to 50 percent of our earnings to shareholders as dividends, and in the first nine months of 2007, our dividend payout ratio was 53.99 percent, or 51.92 percent excluding merger-related and restructuring expenses and other intangible amortization, which is the basis we use in measuring our target.
Our balance sheet is strong and well capitalized under regulatory guidelines with a tier 1 capital ratio of 7.10 percent, a leverage ratio of 6.10 percent and a tangible capital ratio of 4.19 percent at September 30, 2007.
On October 1, 2007, we acquired A.G. Edwards Inc., a retail brokerage firm headquartered in St. Louis, Missouri, which will be combined with Wachovia Securities on January 1, 2008. This gives us a national footprint of nearly 3,400 brokerage locations, including 1,500 dedicated retail offices nationwide, $1.19 trillion in client assets and nearly 15,000 financial advisors. The brokerage operation will be headquartered in St. Louis. Under the terms of the agreement, A.G. Edwards shareholders received 0.9844 shares of Wachovia common stock and $35.80 in cash for each share of A.G. Edwards common stock.
In the third quarter of 2007 compared with the third quarter of 2006, net income was $1.6 billion compared with $1.9 billion, and diluted earnings per common share were 85 cents compared with $1.17. These amounts include after-tax net merger-related and restructuring expenses of 1 cent per common share in the third quarter of 2007 and 2 cents per common share in the third quarter of 2006. In addition, earnings in the third quarter of 2007 included a $396 million ($249 million after-tax) benefit related to correction of accounting errors primarily in earlier periods in 2007 and accordingly the errors had an insignificant effect on results in the first nine months of 2007. The Corporate Results of Operations section has further information.
Total revenue rose 4 percent to $7.3 billion in the third quarter of 2007 compared with the third quarter of 2006, with 28 percent growth in tax-equivalent net interest income and a decline of 20 percent in fee and other income due to the market disruption. Increased net interest income was driven by higher average consumer real estate loans largely related to the Golden West acquisition and strong organic growth in commercial, international and indirect auto lending. Core deposit growth also was primarily driven by the Golden West acquisition, with average core deposits up 30 percent and average low-cost core deposits up 7 percent. Offsetting the decline in fee and other income relating to the fixed income market disruption was continued strong performance in retail brokerage managed account fees and solid retail brokerage transaction activity. Strong principal investing results primarily related to the sale of a minority interest in a portion of our direct investment portfolio. Higher traditional banking fees also contributed to growth.

Outlook
With the disruption in the fixed income markets in the third quarter of 2007, our diversified business model and fundamental strengths continued to serve us well despite pressure on our markets-oriented businesses. Revenue generation from these businesses may be challenged over the next few quarters, but longer term we are optimistic that our strong capital and liquidity and clear understanding of the needs of our customers and investors position us well to capitalize on opportunities arising in the wake of these market conditions. Looking ahead, we are taking appropriate steps to ensure that as financial markets remain unsettled, we focus intently on controlling costs and on actively managing our exposures in a less benign credit environment. We are confident our company is in the right businesses for long-term growth, and that our strategy of focusing on high growth businesses and markets, customer service, expense discipline, and our commitment to strong credit risk management will continue to create value for shareholders over the long term.
October Market Events Following our October 2007 announcement of third quarter 2007 results of operations and our financial outlook for the remainder of 2007, certain financial markets experienced further deterioration, particularly the markets for subprime residential mortgage-backed securities (“RMBS”) and for collateralized debt obligations (“CDOs”) collateralized by RMBS (“ABS CDOs”). In October, rising defaults and delinquencies in subprime residential mortgages and rating agencies’ downgrades of a large number of subprime residential mortgage-related securities led to unprecedented declines in the ABX subprime indices, that contributed to a rapid decline in the valuations of subprime RMBS and ABS CDOs. The following table illustrates the decline in the ABX 06-2 subprime index from January 1, 2007, to October 31, 2007:
ABX 06-2 Index

% Change
				Jan 2 to	Sep 28 to
	Jan 2	Sep 28	Oct 31	Sep 28	Oct 31

AAA AA A BBB BBB-	100.1 100.1 99.3 96.3 95.1	96.0 89.6 70.1 39.3 32.8	89.8 64.1 37.9 20.7 19.9	-4% -10% -29% -59% -66%	-6% -28% -46% -47% -39%
The value of CDOs we have in our portfolio depends on the value of the underlying collateral. ABS CDOs experienced declines in value correlated to the declines in value of subprime RMBS in October. Our third quarter 2007 market disruption-related losses totaling $1.3 billion pre-tax included $347 million of subprime-related valuation losses, net of hedges, on ABS CDOs. Due to the October market deterioration, these ABS CDOs experienced further declines in value in the month of October 2007 by an amount we currently estimate to be approximately $1.1 billion pre-tax. At October 31, 2007, we had remaining exposure to ABS CDOs of $676 million, including on-balance sheet positions and the notional amount of off-balance sheet positions, compared to $1.8 billion at September 30, 2007.
We have exposure to subprime RMBS in other positions totaling $2.1 billion at both October 31, 2007, and September 30, 2007. Estimated aggregate valuation losses of these other positions during the month of October 2007 are immaterial net of hedges.
The following table outlines our subprime exposure at September 30, 2007, and October 31, 2007, and related valuation losses in the third quarter of 2007 and in October 2007:
Global Markets and Investment Banking
Net ABS CDO-Related and
Subprime RMBS Exposures(1)

			Net Write-
	Net Exposure	Net Exposure	Downs for
	at	at	Third Quarter	October
(Dollars in billions)	Oct. 31, 2007	Sept. 30, 2007	2007	Write-Downs

ABS CDO-related exposures:
Super senior ABS CDO exposures(2)(3):
High Grade	$-	-	-	-
Mezzanine	0.41	1.23	(0.16)	(0.82)
CDO-squared	-	-	-	-

Total super senior ABS CDO exposures	0.41	1.23	(0.16)	(0.82)
Other retained ABS CDO exposures	0.27	0.56	(0.17)	(0.29)

Total ABS CDO-related exposures	0.68	1.79	(0.33)	(1.11)

Subprime RMBS exposures(4):
Non-ABS CDO subprime (AAA)	2.07	2.09	(0.02)	(0.02)
Non-ABS CDO subprime (non-AAA) (net of hedges)	(0.02)	(0.04)	-	0.02

Total subprime RMBS exposures	2.05	2.05	(0.02)	-

Total(3)	$2.73	3.84	(0.35)	(1.11)

(1)	Wachovia relies on insurance purchased from AAA rated financial guarantors and actively monitors and manages its counterparty exposure for these positions. The table excludes exposures guaranteed by such counterparties.
(2)	Super senior tranches represent the most senior tranches of the capital structure; however, certain interests may receive payments prior to the super senior investor.
(3)	In addition to the above exposure, Wachovia has approximately $138 million of interest rate derivative counterparty risk related to various CDO transactions and $625 million of indirect contingent exposure to AAA RMBS (not ABS CDOs) reserve account investments; the majority of these exposures are senior to super senior risk in the related transactions and the probability of loss is believed to be remote.
(4)	Assumes that for $258 million of subprime whole loan positions, if accounted for in securities form, 70% would be AAA and 30% below AAA.

Of the remaining asset classes where we recorded market disruption-related losses in the third quarter of 2007, the aggregate net market value changes in October in these investments have not been significant. These asset classes include commercial mortgage, leveraged finance, consumer mortgage, and other structured credit products not collateralized by subprime RMBS. Some of the markets for these asset classes continue to demonstrate poor liquidity and higher than typical volatility while others have displayed moderate stability in October.
The fair values of all of our assets that are subject to market valuation adjustments, including subprime RMBS and ABS CDOs, depend on market conditions and assumptions that may change over time. Accordingly, the fair values of these investments in future periods, including at the end of the fourth quarter, and their effect on our financial results, will depend on future market developments and assumptions and may be materially greater or less than the changes in values during October discussed above. For example, markets for all asset classes discussed above have remained extraordinarily volatile in the first week of November, with additional rating agencies’ downgrades on subprime RMBS and ABS CDOs, and credit spread widening and illiquidity.
Wachovia has historically been a major participant in structuring and underwriting CDOs. As measured by lead underwriter league table rankings, Wachovia ranked 3rd for both the first nine months of 2007 and the full year 2006, with issuance volumes of $19.6 billion and $23.4 billion, respectively. The primary focus of Wachovia’s CDO business has been, and continues to be, transactions backed by commercial loans and commercial real estate loans. Our issuance of ABS CDOs has been limited. We originated three ABS CDOs in the first nine months of 2007 and six in full year 2006, accounting for approximately 16 percent and 23 percent, respectively, of the total issuance volume of our CDO business during these periods.
Additionally, due to anticipated loan growth and the impact of continuing credit deterioration in our loan portfolio, we expect to increase our allowance for loan losses in the fourth quarter of 2007. The expected credit deterioration will likely be focused in certain geographic areas that have recently experienced dramatic declines in housing values. We expect that these declines will correlate to increases in loan losses for loans originated within the last two years within these geographic areas. Accordingly, Wachovia now expects to record a loan loss provision in the fourth quarter of 2007 estimated to be between $500 million and $600 million in excess of charge-offs for the quarter. The actual provision will be determined in accordance with our policies and procedures, will depend on credit conditions and assumptions at quarter-end and may be materially greater or less than the range discussed in the preceding sentence.
The outlook information in the Fourth Quarter 2007 Outlook and 2007 Outlook sections that follow, which we previously communicated in our October 19, 2007, Current Report on Form 8-K regarding third quarter 2007 results, have not been updated to reflect the effects of these “October Market Events” on the fee income outlook presented in those sections. The information above regarding our loan loss provision supersedes the provision outlook provided on October 19, 2007. We do not intend to update the information provided in this “Outlook” until we announce fourth quarter 2007 earnings in January 2008.
Fourth Quarter 2007 Outlook The following outlook is for results in the fourth quarter of 2007 compared with the third quarter of 2007 and excludes the impact of the items discussed in October Market Events above. It also excludes the impact of the A.G. Edwards merger, which we currently estimate will dilute results before merger-related and restructuring expenses by approximately 1 cent per share. This outlook is being supplied to provide additional detail on the full year outlook:
•	Tax-equivalent net interest income growth of 1 percent to 3 percent from the third quarter’s $4.6 billion.

•	Fee income growth of 30 percent to 34 percent from $2.8 billion.

•	Noninterest expense growth of 5 percent to 7 percent from $4.5 billion.

•	Minority interest expense decline of 20 percent to 30 percent from $189 million.

•	Loan growth in the mid single-digit percentage range from $429.8 billion.

•	Net charge-offs in the 25 basis points to 30 basis points range, and a higher provision.

•	An effective income tax rate of approximately 33 percent on a tax-equivalent basis.

•	A leverage ratio above 6.0 percent and a tangible capital to tangible assets ratio above 4.7 percent excluding unrealized gains and losses on available for sale securities, unrealized gains and losses on certain risk management derivatives and unamortized gains and losses under employee benefit plans.

•	A dividend payout ratio of 40 percent to 50 percent of earnings excluding merger-related and restructuring expenses and other intangible amortization.

•	Use of excess capital to opportunistically repurchase shares, to reinvest in our businesses and to undertake financially attractive, shareholder friendly acquisitions.
2007 Outlook This following full year outlook computes growth rates from an illustrative combined Wachovia and Golden West as if the two companies had been merged on January 1, 2006. This outlook excludes the impact of the items discussed in October Market Events above.
The illustrative combined 2006 basis includes Wachovia full year 2006 results before merger-related and restructuring expenses, plus Golden West’s results from January 1, 2006, to September 30, 2006. These combined results add purchase accounting adjustments to Golden West’s results prior to the closing date. In addition, these results include funding costs, which represent interest expense calculated at a rate of 5.35 percent on the cash portion of the purchase price. The illustrative combined basis excludes certain immaterial fourth quarter 2006 adjustments, which are described in Notes to Consolidated Financial Statements in our 2006 Annual Report on Form 10-K, and the effect of Golden West’s third quarter 2006 charitable contribution of appreciated securities.

Based on the assumptions above, for full year 2007 compared with full year illustrative combined 2006, and before merger-related and restructuring expenses, we expect:
•	Net interest income to remain relatively flat on a tax-equivalent basis compared with $18.1 billion. Expectations for net credit income, or net interest income minus provision expense, remain relatively unchanged.

•	Fee income to be down in the mid single-digit percentage range from $14.5 billion.

•	Noninterest expense growth to be down in the low single-digit percentage range from $18.1 billion; and to be marginally lower than revenue growth. Year-end 2007 targeted overhead efficiency ratio of 51.5 percent to 53.5 percent excluding merger-related and restructuring expenses and other intangible amortization.

•	Minority interest expense to grow 40 percent to 50 percent from $414 million.

•	Loan growth in the high single-digit percentage range from $398.4 billion, including consumer loan growth in the mid single-digit percentage range from $249.6 billion, and commercial loan growth in the low double-digits percentage range from $148.8 billion.

•	Net charge-offs in the high teens basis point range as a percentage of average net loans, up from 8 basis points; and a higher provision.

•	An effective income tax rate of approximately 32 percent on a tax-equivalent basis.

•	A targeted leverage ratio above 6.0 percent and a tangible capital to tangible asset ratio no lower than 4.7 percent, excluding unrealized gains and losses on available for sale securities, unrealized gains and losses on certain risk management derivatives, and unamortized gains and losses under employee benefit plans.

•	A dividend payout ratio of 40 percent to 50 percent of earnings before other intangible amortization.

•	Use of excess capital to opportunistically repurchase shares, to reinvest in our businesses and to undertake financially attractive, shareholder-friendly acquisitions.
We are focused on ensuring a successful integration of Golden West. Deposit systems and branch conversions were completed successfully early in the fourth quarter of 2007 in our Western and Central regions, and are scheduled for completion by mid-2008 in the overlapping states in our Eastern regions.
When consistent with our overall business strategy, we may consider disposing of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities in areas that would complement our core businesses, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities could occur.
Critical Accounting Policies
Our accounting and reporting policies are in accordance with U.S. generally accepted accounting principles (GAAP) and they conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimations. We have identified five policies as being particularly sensitive in terms of judgments and the extent to which significant estimates are used: allowance for loan losses and the reserve for unfunded lending commitments (which is recorded in other liabilities); fair value of certain financial instruments; consolidation; goodwill impairment; and contingent liabilities. In view of the recent fixed income market disruption and the extent to which it has placed increased focus on fair value measurements, we have expanded the description of our fair value of certain financial instruments policy as described below. For more information on the other critical accounting policies, please refer to our 2006 Annual Report on Form 10-K.
Fair Value of Certain Financial Instruments Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between a willing buyer and seller (also referred to as “exit price”). This definition is codified in SFAS 157, Fair Value Measurements, which we will adopt along with SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, on January 1, 2008. SFAS 157 also categorizes fair value measurements into three levels based on the extent to which the measurement relies on observable market prices. The Accounting and Regulatory Matters section has more information.
The following classes of financial instruments, both on- and off-balance sheet, are currently recorded at fair value or lower of cost or market value:
•	Trading assets and liabilities, including debt and equity securities and derivatives, with unrealized gains and losses recorded in earnings.

•	Debt and equity securities and retained interests in securitizations classified as available for sale, with unrealized gains and losses recorded in stockholders’ equity.

•	Derivatives designated as fair value or cash flow accounting hedges, with unrealized gains and losses recorded in earnings for fair value hedges and in stockholders’ equity for cash flow hedges.

•	Principal investments, which are classified in other assets and which include public equity and private debt and equity investments, with realized and unrealized gains and losses recorded in earnings. Certain principal investments are recorded at values such that gains or losses are not recorded until certain events confirm the value has changed, such as a subsequent round of funding by the investee or receipt of distributions from private equity funds.

•	Loans held for sale, which are recorded at the lower of cost or market value, with write-downs and related recoveries of previous write-downs recorded in earnings.
Unfunded commitments for loans where management’s intent is to sell all or part of the funded loan are off-balance sheet; however, a reserve is recorded in accordance with SFAS 5, Accounting for Contingencies, when management believes that a loss is both probable and estimable. The loss estimate is based on management’s assessment of either the amount we would pay to transfer the commitment or the difference between the assumed funded amount, if the loan were to fund currently, and the amount at which the loan could be sold currently.
Additionally, assets, liabilities (both financial and nonfinancial), off-balance sheet instruments and identified intangible assets acquired in a business combination are initially recorded at fair value with the difference between the total fair value and the purchase price recorded as goodwill. Preliminary fair value estimates are subject to refinement for up to one year following consummation of a business combination.
In determining the fair value of financial instruments, we use market prices of the same or similar instruments whenever such prices are available, even in situations where trading volume may have declined from prior periods as has been the case during the current market disruption. Where necessary, we estimate fair value using models employing techniques such as discounted cash flow analyses. The assumptions used in the models, which typically include assumptions for interest rates, credit losses and prepayments, are corroborated from and independently verified against market observable data where possible. Further, the models are subject to independent validation procedures in accordance with our risk management policies and procedures. Where market observable data is not available, the valuation of financial instruments becomes more subjective and involves a high degree of judgment.
While we have not yet adopted SFAS 157, we estimate less than 2 percent of our total assets and less than 1 percent of our total liabilities at September 30, 2007, would meet the definition in SFAS 157 of a Level 3 valuation where Level 3 involves the most subjective inputs. Generally, Level 3 valuations involve the use of pricing models as described above. Where models are employed, we apply the models consistently from period to period, and model assumptions reflect our understanding of what market participants would use.
Corporate Results of Operations
Results reflect the impact of Golden West from October 1, 2006; Westcorp from March 1, 2006; ECM from January 31, 2007; and other 2006 and 2007 acquisitions, as well as the divestiture of our subprime mortgage servicing operation on November 1, 2006. Our results will include A.G. Edwards beginning on October 1, 2007.
Wachovia has historically been a major participant in structuring and underwriting collateralized debt obligations (CDOs). As measured by lead underwriter league table rankings, Wachovia ranked third for both the first nine months of 2007 and the full year of 2006, with issuance volumes of $19.6 billion and $23.4 billion, respectively. The primary focus of Wachovia’s CDO business has been, and continues to be, transactions backed by commercial loans and commercial real estate loans. Our issuance of CDOs backed by subprime residential mortgages (ABS CDOs) has been limited. We originated three ABS CDOs in the first nine months of 2007 and six in full year 2006, accounting for approximately 16 percent and 23 percent, respectively, of the total issuance volume of our CDO business during these periods. Our combined retained ABS CDO exposure was $1.8 billion at September 30, 2007, and $676 million at October 31, 2007.
As described earlier, earnings in the third quarter of 2007 included a $396 million ($249 million after tax) benefit related to correction of accounting errors that occurred primarily in earlier periods in 2007. Of this amount, $232 million related to incorrect application of hedge accounting in the second quarter of 2007 to certain variable rate demand deposits that have no stated maturity. Effective April 1, 2007, we no longer designate these deposits as hedged instruments in hedge accounting strategies. Also included in the $396 million were: an $88 million reduction in the allowance for loan losses to correct an error in the formula-based reserve for overdrafts; $39 million to reverse amortization of deferred costs incorrectly recorded earlier in 2007 on certain of our mortgage products; and a $37 million benefit to correct accounting for certain fair value hedging relationships in prior periods. Wachovia’s management believes the impact of these corrections is not material to current or prior period financial statements, and the Audit Committee of Wachovia’s Board of Directors, based on information reviewed by management with the committee, concurred with management’s conclusion.
Average Balance Sheets and Interest Rates

	Nine Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2006
	Average	Interest	Average	Interest
(In millions)	Balances	Rates	Balances	Rates

Interest-bearing bank balances	$3,807	6.06%	$2,523	4.77%
Federal funds sold	13,480	5.25	18,264	4.70
Trading account assets	34,561	5.93	29,232	5.23
Securities	109,322	5.43	121,415	5.37
Commercial loans, net	165,888	7.12	146,489	6.84
Consumer loans, net	256,272	7.50	125,903	6.89

Total loans, net	422,160	7.35	272,392	6.86

Loans held for sale	18,213	6.62	9,922	6.82
Other earning assets	8,057	6.98	5,660	7.79

Risk management derivatives	—	0.03	—	0.12

Total earning assets	609,600	6.87	459,408	6.40

Interest-bearing deposits	347,439	3.67	261,212	3.03
Federal funds purchased	39,203	4.98	50,049	4.47
Commercial paper	5,290	4.60	4,684	4.41
Securities sold short	7,758	3.79	8,910	3.28
Other short-term borrowings	7,463	2.69	6,399	2.22
Long-term debt	145,604	5.39	69,591	5.24

Risk management derivatives	—	0.10	—	0.14

Total interest-bearing liabilities	552,757	4.31	400,845	3.74

Net interest income and margin	$13,608	2.97%	$10,792	3.13%

Net Interest Income and Margin Tax-equivalent net interest income increased 26 percent in the first nine months of 2007 from the first nine months of 2006. Earning asset growth of $150.2 billion, improving loan spreads and deposit growth were partially offset by the continued shift to lower spread deposits, increased liquidity levels and higher funding costs in response to the market disruption, as well as increased nonaccrual loans. The net interest margin declined 16 basis points to 2.97 percent, primarily due to growth in lower-spread consumer and commercial loans, a shift in deposits toward lower-spread categories, the impact of acquisitions and the effect of an inverted yield curve. The Westcorp acquisition in March 2006 added a portfolio of higher spread auto loans while the October 2006 acquisition of Golden West added lower spread consumer real estate loans. The third quarter of 2007 included a benefit of $39 million in net interest income for the correction of an accounting error relating to first quarter and second quarter 2007 amortization of deferred loan costs on certain of our mortgage products.
The average federal funds rate in the first nine months of 2007 was 32 basis points higher than the average rate in the first nine months of 2006, while the average longer-term two-year treasury note rate decreased 19 basis points and the average 10-year treasury note rate decreased 10 basis points.
In order to maintain our targeted interest rate risk profile, derivatives are often used to manage the interest rate risk inherent in our assets and liabilities. We routinely deploy hedging strategies designed to protect future net interest income. These strategies may reduce current income in the short-term, although we expect them to benefit future periods. In the first nine months of 2007, interest rate risk management-related derivatives reduced net interest income by $278 million, or 6 basis points on our net interest margin, compared with a decrease of $6 million in the first nine months of 2006, which had an insignificant impact on the net interest margin.
Fee and Other Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2007	2006	2007	2006

Service charges	$689	638	1,970	1,834
Other banking fees	437	427	1,357	1,304
Commissions	600	562	1,908	1,773
Fiduciary and asset management fees	993	823	2,894	2,392
Advisory, underwriting and other investment banking fees	393	292	1,254	912
Trading account profits (losses)	(437)	123	(114)	506
Principal investing	372	91	718	383
Securities gains (losses)	(34)	94	42	71
Other income	(252)	415	639	1,390

Total fee and other income	$2,761	3,465	10,668	10,565

Fee and Other Income Relatively flat fee and other income in the first nine months of 2007 compared with the first nine months of 2006 reflected, in addition to the impact of acquisitions:
•	Increased service charges driven by strength in consumer service charges on higher volume and improved pricing, while commercial service charges rose on increased volume.

•	Growth in other banking fees driven by strength in interchange fees and a fair value increase on mortgage servicing rights (MSRs), partially offset by the divestiture of our subprime mortgage servicing operation in late 2006.

•	Higher commissions reflecting higher retail brokerage transaction activity, including higher equity syndicate volumes.

•	Growth in fiduciary and asset management fees driven by strong growth in retail brokerage managed account assets and other brokerage asset-based fees.

•	Improved results in advisory and underwriting across most investment banking products, with strong results in equities underwriting, merger and acquisition advisory services, structured products and high yield underwriting.

•	Trading account net losses of $114 million, which included $554 million in net valuation losses as a result of the fixed income market disruption, including:
o	$438 million in net losses on collateralized debt obligations/collateralized loan obligations and other structured products largely relating to losses in warehouse positions.

o	$116 million in net losses in commercial mortgage trading activities.
•	Strong principal investing results largely reflecting a $270 million unrealized gain related to the sale of a minority interest in a portion of the direct investment portfolio.

•	Net securities gains of $42 million, which included a $40 million valuation loss related to the purchase of certain asset-backed commercial paper investments from Evergreen money market funds in the third quarter of 2007. This compared with net securities gains of $71 million in the first nine months a year ago, including $94 million of gains in the third quarter last year.

•	Other income of $639 million, down $751 million from the year ago period, which included a $100 million credit card-related fee. The current period included market disruption-related net valuation losses of $372 million in our commercial mortgage securitization business offsetting strong results earlier in the year; $334 million relating to our leveraged finance commitments; and $41 million in write-downs in our wholesale consumer warehouses. Other income also included an $83 million increase related to certain corporate investments and $92 million lower consumer sale and securitization results, which included MSR hedging losses of $21 million in the current period compared with $22 million of hedging gains in the prior year period (MSR results are reflected in other banking fees).
The same trends described above in the nine month period also drove fee and other income results in the third quarter of 2007 compared with the third quarter of 2006, including market disruption-related valuation losses, stronger results in principal investing and higher securities losses. In addition, trading account results in the third quarter of 2007 included $232 million of net gains related to the second quarter of 2007 in connection with the correction of an error in hedge accounting for certain variable rate demand deposits that have no stated maturity.
Noninterest Expense

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2007	2006	2007	2006

Salaries and employee benefits	$2,628	2,531	8,722	7,880
Occupancy	325	284	968	850
Equipment	283	291	899	870
Advertising	62	54	193	157
Communications and supplies	175	158	528	487
Professional and consulting fees	196	200	582	551
Sundry expense	692	397	1,650	1,338

Other noninterest expense	4,361	3,915	13,542	12,133
Merger-related and restructuring expenses	36	38	78	130
Other intangible amortization	92	92	313	282

Total noninterest expense	$4,489	4,045	13,933	12,545

Noninterest Expense Noninterest expense increased 11 percent in the first nine months of 2007 from the first nine months of 2006. Nearly two-thirds of the increase was in salaries and employee benefits expense largely attributable to the addition of Golden West and Westcorp. Expenses also reflected $155 million associated with our growth initiatives, including de novo expansion, branch consolidations, western expansion and efficiency initiatives, compared with $125 million in the same period of 2006. The same trends described above in the nine month period drove the 11 percent increase in noninterest expense in the third quarter of 2007 compared with the third quarter of 2006; however, the magnitude of the increase in salaries and employee benefits expense was lower as a result of the impact of the market disruption on third quarter 2007 incentive-based compensation.
Sundry expense includes costs for various litigation matters related to multiple contractual agreements associated with our membership interest in Visa that are accounted for using two different accounting models. On October 3, 2007, Visa announced that it had completed restructuring transactions in preparation for its initial public offering planned for 2008. On November 7, 2007, Visa announced that it had reached a settlement with American Express regarding certain litigation. The settlement is subject to certain approvals, including the approval by at least two-thirds of the Visa USA, Inc. voting members. We and other banks have obligations to share in certain losses with Visa in connection with this and other litigation and accordingly, we recorded these liabilities. We anticipate at this time that our proportional share of the proceeds of the planned Visa initial public offering will more than completely offset these liabilities.
Merger-Related and Restructuring Expenses Merger-related and restructuring expenses in the first nine months of 2007 of $78 million included $54 million related to Golden West and a net $24 million related to Westcorp and other acquisitions. In the first nine months of 2006, we recorded $130 million of these expenses, which included $64 million related to our acquisition of SouthTrust Corporation in November 2004 and $66 million related to other acquisitions and the servicing operation divestiture.
Income Taxes Income taxes were $2.7 billion in the first nine months of 2007 and 2006. The related income tax rates on a tax-equivalent basis were 31.32 percent and 33.82 percent a year ago. The decrease in the rate related to updated information on certain income tax matters in the first quarter of 2007, which under the new accounting standard for uncertain income tax positions is recorded in the quarter in which the updated information becomes available rather than over the full year as was our policy under the prior accounting standard. The decrease also reflected lower earnings as a result of the market disruption and the effect of increased international activity.
Business Segments
We provide diversified banking and nonbanking financial services and products primarily through four core business segments, the General Bank, Wealth Management, the Corporate and Investment Bank, and Capital Management. We also have a Parent segment that includes all asset and liability management functions, including managing our securities portfolio for liquidity and interest rate risk. Business segment data excludes merger-related and restructuring expenses, other intangible amortization, and the effect of changes in accounting principles.
We continuously update segment information for changes that occur in the management of our businesses. In the third quarter of 2007, we updated our segment reporting for the previously announced realignment of the General Bank’s private advisory business to Wealth Management and the General Bank’s commercial real estate business to the corporate lending subsegment in the Corporate and Investment Bank. Earlier in 2007, we moved our cross-border leasing activity from the Corporate and Investment Bank to the Parent to keep it aligned with the way in which this activity is reported to senior management subsequent to the adoption of the new accounting standard for leveraged leases. We also discontinued certain intercompany fee arrangements between Capital Management and the Parent and realigned the reporting of MSR hedging results such that, beginning in 2007, all volatility is now included in the Parent. Our current and historical financial reporting reflects these changes. The impact to segment earnings for full year 2006 as a result of these changes was:
•	A $617 million decrease in the General Bank.

•	A $29 million increase in Wealth Management.

•	A $491 million increase in the Corporate and Investment Bank.

•	A $20 million decrease in Capital Management.

•	A $117 million increase in the Parent.

General Bank
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2007	2006	2007	2006

Income statement data
Net interest income (Tax-equivalent)	$3,486	2,529	10,308	7,288
Fee and other income	969	886	2,808	2,581
Intersegment revenue	45	36	120	103

Total revenue (Tax-equivalent)	4,500	3,451	13,236	9,972
Provision for credit losses	214	120	529	278
Noninterest expense	2,015	1,621	6,017	4,893
Income taxes (Tax-equivalent)	828	624	2,441	1,752

Segment earnings	$1,443	1,086	4,249	3,049

Performance and other data

Economic profit	$1,122	870	3,249	2,411
Risk adjusted return on capital (RAROC)	49.53%	59.47	48.92	58.66
Economic capital, average	$11,556	7,121	11,455	6,762
Cash overhead efficiency ratio (Tax-equivalent)	44.75%	46.96	45.45	49.07
Lending commitments	$131,267	108,562	131,267	108,562
Average loans, net	297,295	162,501	294,327	155,931
Average core deposits	$290,693	208,705	288,711	206,490
FTE employees	56,605	44,843	56,605	44,843

General Bank The General Bank includes our Retail and Small Business and Commercial lines of business. The General Bank’s earnings rose 39 percent to $4.2 billion, reflecting organic growth as well as the addition of Golden West. Other key General Bank trends in the first nine months of 2007 compared with the first nine months of 2006 included:
•	33 percent revenue growth, led by 41 percent growth in net interest income as a result of a larger balance sheet largely related to Golden West. Organic strength in loan production, particularly in commercial, business banking and auto, as well as the 2006 re-entry into the credit card business, also contributed to net interest income growth.

•	9 percent growth in fee and other income, with solid growth in service charges and interchange income more than offsetting the effect of the $100 million credit card fee in the first nine months a year ago and a decline in mortgage securitization activity and deliveries to the secondary market.

•	Commercial loan growth driven by middle-market commercial and business banking. Consumer loan growth included the impact of Golden West, principally variable rate consumer real estate loans, with additional organic growth in auto and credit cards. Higher interest spreads in the auto loan portfolio partially offset slowing growth in home equity lines as customers shifted from variable rate to fixed rate products.

•	Core deposit growth of 40 percent led by consumer certificates of deposit reflecting the addition of Golden West and strong sales momentum. Solid progress toward year-end goal of one million net new retail checking accounts for the year with an increase of 832,000 in the first nine months of 2007, compared with an increase of 467,000 in the first nine months of 2006 and 554,000 in the full year 2006. Of the net new retail checking accounts in the first nine months of 2007, 93,000 or 11 percent came from World Savings branches.

•	23 percent increase in noninterest expense including the acquisition impact, de novo branch activity and other growth initiatives.

•	An increased provision as a result of higher net charge-offs in auto, commercial and consumer real estate loans.

•	Improvement in the overhead efficiency ratio to 45.45 percent due to merger efficiencies, expense management efforts and revenue growth.

The same trends described above in the nine month period also drove General Bank results in the third quarter of 2007 compared with the third quarter of 2006.
Wealth Management
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2007	2006	2007	2006

Income statement data
Net interest income (Tax-equivalent)	$183	176	543	527
Fee and other income	185	197	583	581
Intersegment revenue	4	3	10	7

Total revenue (Tax-equivalent)	372	376	1,136	1,115
Provision for credit losses	6	2	9	4
Noninterest expense	252	249	765	775
Income taxes (Tax-equivalent)	42	46	132	123

Segment earnings	$72	79	230	213

Performance and other data

Economic profit	$53	58	168	152
Risk adjusted return on capital (RAROC)	42.88%	48.17	45.74	44.02
Economic capital, average	$650	626	645	616
Cash overhead efficiency ratio (Tax-equivalent)	67.87%	66.34	67.31	69.52
Lending commitments	$7,007	6,481	7,007	6,481
Average loans, net	21,492	19,237	20,954	18,569
Average core deposits	$16,638	16,312	16,893	16,575
FTE employees	4,547	4,716	4,547	4,716

Wealth Management Wealth Management includes private banking, personal trust, investment advisory services, charitable services, financial planning and insurance brokerage. Wealth Management’s earnings increased 8 percent to $230 million in the first nine months of 2007 and reflected continuing positive client response to the introduction of a new investment platform. Other key Wealth Management trends in the first nine months of 2007 compared with the first nine months of 2006 included:
•	Essentially flat fee and other income, including an $11 million insurance commission receivables write-off as well as nonstrategic insurance account dispositions. Fiduciary and asset management fees grew 9 percent driven by client acceptance of the new investment platform, new sales and higher market valuations.

•	A 3 percent increase in net interest income as solid loan growth and modest deposit growth overcame margin compression.

•	Lower noninterest expense as a result of lower headcount related to efficiency initiatives.

•	10 percent growth in assets under management from year-end 2006 to $82.8 billion as a result of higher market valuations and new sales.
The same trends described above in the nine month period also drove Wealth Management results for net interest income and fee and other income in the third quarter of 2007 compared with the third quarter of 2006, while noninterest expense, as a result of efficiency initiatives, increased only slightly.

Corporate and Investment Bank
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2007	2006	2007	2006

Income statement data
Net interest income (Tax-equivalent)	$837	709	2,325	2,134
Fee and other income	21	998	2,621	3,470
Intersegment revenue	(39)	(31)	(104)	(89)

Total revenue (Tax-equivalent)	819	1,676	4,842	5,515
Provision for credit losses	1	(4)	5	(37)
Noninterest expense	655	840	2,672	2,712
Income taxes (Tax-equivalent)	58	307	790	1,037

Segment earnings	$105	533	1,375	1,803

Performance and other data

Economic profit (loss)	$(224)	270	490	1,035
Risk adjusted return on capital (RAROC)	2.03%	24.50	18.21	29.23
Economic capital, average	$9,897	7,921	9,079	7,589
Cash overhead efficiency ratio (Tax-equivalent)	79.75%	50.09	55.17	49.17
Lending commitments	$138,239	121,963	138,239	121,963
Average loans, net	82,942	70,901	77,705	68,268
Average core deposits	$37,040	31,576	35,876	31,370
FTE employees	6,293	6,317	6,293	6,317

Corporate and Investment Bank Our Corporate and Investment Bank includes Corporate Lending, Investment Banking, and Treasury and International Trade Finance. Corporate and Investment Bank earnings declined to $1.4 billion reflecting the third quarter 2007 disruption in the fixed income markets, which resulted in valuation losses of $1.3 billion and reduced origination and distribution revenues, partially offset by improved principal investing results and strong advisory and underwriting fees. Key Corporate and Investment Bank trends in the first nine months of 2007 compared with the first nine months of 2006 included:
•	A 9 percent increase in net interest income reflecting higher average loans, and as a consequence of the market disruption, higher structured product warehouse balances.

•	A 24 percent decrease in fee income reflecting the net market disruption-related valuation losses, including $347 million of losses on subprime exposure as follows:
o	$488 million on commercial mortgage structured products, largely related to valuation losses on commitments, warehouses and trading positions;

o	$103 million on consumer mortgage structured products;

o	$438 million on CDOs/CLOs and other structured credit products, largely related to warehouse positions; and

o	$272 million on leveraged finance net of fees and hedges, including $334 million of write-downs on leveraged finance commitments partially offset by hedging gains in trading.
•	Leveraged finance exposure at September 30, 2007, of $11.1 billion including $10.4 billion of unfunded commitments, essentially flat compared with June 30, 2007.

•	Strong advisory and underwriting fees across most investment banking products, with solid growth in equities underwriting, merger and acquisition advisory services, structured products and high yield underwriting.

•	Improved principal investing results largely reflecting a $270 million unrealized gain related to the sale of a minority interest in a portion of the direct investment portfolio.

•	Average loan growth of 14 percent driven by real estate capital markets, international trade finance and asset-based lending.

•	Average core deposit growth of 14 percent primarily from global money market deposits and commercial mortgage servicing.

•	Provision reflecting lower recoveries than experienced in the prior year.

•	A 1 percent decline in noninterest expense reflected lower revenue-based incentive expense.
The same trends described above in the nine month period also drove Corporate and Investment Bank results in the third quarter of 2007 compared with the third quarter of 2006, with the exception of market disruption-related losses where the full impact occurred in the third quarter of 2007.
Capital Management
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2007	2006	2007	2006

Income statement data
Net interest income (Tax-equivalent)	$271	253	797	776
Fee and other income	1,408	1,217	4,354	3,644
Intersegment revenue	(8)	(8)	(27)	(25)

Total revenue (Tax-equivalent)	1,671	1,462	5,124	4,395
Provision for credit losses	—	—	—	—
Noninterest expense	1,238	1,097	3,770	3,350
Income taxes (Tax-equivalent)	158	133	494	381

Segment earnings	$275	232	860	664

Performance and other data

Economic profit	$232	193	729	546
Risk adjusted return on capital (RAROC)	69.89%	65.28	72.30	62.02
Economic capital, average	$1,560	1,412	1,590	1,431
Cash overhead efficiency ratio (Tax-equivalent)	74.08%	74.98	73.57	76.20
Lending commitments	$980	831	980	831
Average loans, net	2,142	1,235	1,789	1,044
Average core deposits	$31,489	30,114	31,463	31,829
FTE employees	17,916	17,297	17,916	17,297

Capital Management Capital Management includes Retail Brokerage Services, which encompasses retail brokerage and our annuity and reinsurance businesses, and Asset Management, which includes mutual funds, customized advisory services and defined benefit and defined contribution retirement services. Capital Management grew earnings 30 percent to $860 million, primarily driven by 17 percent growth in revenue related to retail brokerage managed account fees and other asset-based fees, solid retail brokerage transaction activity and equity syndicate distribution fees as well as the impact of acquisitions. Other key Capital Management trends in the first nine months of 2007 compared with the first nine months of 2006 included:
•	19 percent growth in fee and other income on continued strength in managed account fees as managed account assets grew 22 percent to $157.7 billion. Commissions grew 14 percent driven by solid brokerage transaction activity including higher equity syndicate volumes.
o	$4.3 billion in revenue from our retail brokerage businesses included transactional revenues of $1.6 billion and asset-based and other income of $2.7 billion. Retail brokerage fee income increased 18 percent driven by strength in managed account and other asset-based fees, higher brokerage transaction activity and equity syndicate distribution fees.

o	$843 million in revenue from our asset management businesses, up $187 million, driven by the addition of ECM and other acquisitions, as well as growth in assets under management. Partially offsetting growth was a $40 million valuation loss pertaining to the market disruption-related purchase of certain asset-backed commercial paper investments from Evergreen money market funds.
•	13 percent higher noninterest expense, primarily due to increased commissions and incentives, as well as the impact of acquisitions.

Total Assets Under Management (AUM)

	2007				2006
	Third Quarter		Second Quarter		Fourth Quarter
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Equity	$85	30%	$85	30%	$104	37%
Fixed income	137	48	135	48	114	41
Money market	63	22	61	22	61	22

Total assets under management (a)	$285	100%	$281	100%	$279	100%
Securities lending	57	—	64	—	57	—

Total assets under management and securities lending	$342	—	$345	—	$336	—

(a)	Includes $ 46 billion in assets managed for Wealth Management, which are also reported in that segment.
Mutual Funds (AUM also included in the above)

	2007				2006
	Third Quarter		Second Quarter		Fourth Quarter
		Fund		Fund		Fund
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix

Equity	$38	34%	$38	35%	$36	33%
Fixed income	20	18	22	20	23	21
Money market	53	48	49	45	49	46

Total mutual fund assets	$111	100%	$109	100%	$108	100%

Total assets under management (AUM) of $285.4 billion at September 30, 2007, were up 2 percent from December 31, 2006, including $26.2 billion from the ECM acquisition, $7.2 billion in net inflows and $7.6 billion in increased market valuations, offset by a decrease of $34.5 billion in assets under management, primarily equity assets, related to a change in investment discretion responsibility on previously co-managed nonproprietary assets now solely managed by Wealth Management. The change in management responsibility had no impact on AUM balances in Wealth Management. Total brokerage client assets grew 6 percent from year-end 2006 to $807.2 billion at September 30, 2007.
The same trends described above in the nine month period also drove Capital Management results in the third quarter of 2007 compared with the third quarter of 2006. The third quarter 2007 results included the aforementioned $40 million market disruption-related valuation loss.
Parent
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2007	2006	2007	2006

Income statement data
Net interest income (Tax-equivalent)	$(193)	(89)	(365)	67
Fee and other income	178	167	302	289
Intersegment revenue	(2)	—	1	4

Total revenue (Tax-equivalent)	(17)	78	(62)	360
Provision for credit losses	187	(10)	221	(17)
Noninterest expense	293	200	631	685
Minority interest	189	104	464	288
Income taxes (Tax-equivalent)	(430)	(188)	(972)	(443)

Segment earnings (loss)	$(256)	(28)	(406)	(153)

Performance and other data

Economic profit (loss)	$(138)	(63)	(264)	(236)
Risk adjusted return on capital (RAROC)	(13.86)%	2.53	(4.39)	0.01
Economic capital, average	$2,201	2,955	2,287	2,861
Cash overhead efficiency ratio (Tax-equivalent)	—%	141.26	(499.36)	112.21
Lending commitments	$529	457	529	457
Average loans, net	25,930	27,236	27,385	28,580
Average core deposits	$3,149	4,520	2,684	4,766
FTE employees	24,363	23,887	24,363	23,887

Parent Parent includes all asset and liability management functions, including managing our securities portfolio for liquidity and interest rate risk. Parent also includes goodwill and other intangible assets, and related funding costs, certain revenues and expenses that are not allocated to the business segments; and the results of wind-down or divested businesses, including the cross-border leasing activity, which we moved from the Corporate and Investment Bank to the Parent in the first quarter of 2007, and our subprime mortgage servicing operation, which was divested on November 1, 2006. Key trends in the Parent segment in the first nine months of 2007 compared with the first nine months of 2006 included:

•	A decline in net interest income, largely reflecting decreases in securities and other earning assets including the sale of $13.2 billion of securities in late 2006 in connection with the Golden West merger, and growth in wholesale borrowings due to the addition of Westcorp. In addition, the contribution from hedge-related derivatives was lower. The third quarter of 2007 included a benefit of $39 million for the correction of an accounting error relating to first quarter 2007 and second quarter 2007 amortization of deferred loan costs on certain of our mortgage products.

•	A $238 million increase in the provision for loan losses, largely in the third quarter of 2007, reflecting increased credit risk, loan growth and an addition to the unallocated component of the allowance. The Parent includes the provision for loan losses that remains after recording actual net charge-offs in the business segments.

•	A $13 million increase in fee and other income reflecting net securities gains of $72 million compared with $33 million in the year-ago period, as well as increased fees related to certain corporate investments and improved trading results, partially offset by the effect of divestitures in 2006.

•	An 8 percent decrease in noninterest expense reflecting efficiencies, the divestiture of our subprime mortgage servicing operation, and increased technology costs in the business segments offset in the Parent. In addition, noninterest expense includes costs for various litigation matters associated with our membership interest in Visa.
The same trends described above in the nine month period also drove the Parent results for net interest income in the third quarter of 2007 compared with the third quarter of 2006. Fee and other income increased in the third quarter of 2007 compared with the same period last year driven by increased trading account profits, partially offset by lower securities gains. Also, the third quarter of 2007 included the $396 million benefit related to correction of accounting errors that occurred primarily in earlier periods of 2007 and the litigation expense related to Visa. The Corporate Results of Operations section has further information.

This segment reflects the impact of Prudential Financial’s 38 percent minority interest in Wachovia Securities Financial Holdings, LLC. Total minority interest expense, which also includes other subsidiaries, was $464 million in the first nine months of 2007 compared with $288 million in the first nine months of 2006.
In connection with Wachovia’s acquisition of A.G. Edwards and under the terms of Wachovia Securities’ joint venture with Prudential Financial, Inc., Prudential elected to exercise its lookback option, which permits Prudential to delay for two years following the combination of the A.G. Edwards retail brokerage business with Wachovia Securities its decision to make or not make an additional capital contribution to the joint venture or other payments to avoid or limit dilution of its 38 percent ownership interest in the joint venture. During this period, Prudential’s share in the joint venture’s earnings and one-time costs associated with the combination will be based on Prudential’s diluted ownership level following the A.G. Edwards combination. At the end of the lookback period, Prudential may elect to make an additional capital contribution or other payment, based on the appraised value of the existing joint venture and the A.G. Edwards business as of the date of the combination with Wachovia Securities, to avoid or limit dilution. In this case, Prudential also would make a true-up payment of one-time costs to reflect the incremental increase in its ownership interest in the joint venture. In addition, Prudential may not exercise its existing option to put its joint venture interests to Wachovia at its appraised value, including the A.G. Edwards business, at any time after July 1, 2008, until the first anniversary of the end of the lookback period. Alternatively, at the end of the lookback period Prudential may put its joint venture interests to Wachovia based on the appraised value of the joint venture, excluding the A.G. Edwards business, as of the date of the combination of the A.G. Edwards business with Wachovia Securities.

Balance Sheet Analysis
Securities The increase in securities available for sale from December 31, 2006, largely in the third quarter of 2007, included $2.9 billion acquired as a result of the market disruption, partially offset by increased net unrealized losses. In connection with acquiring these securities, we recorded $168 million of losses, which are included in our total market disruption-related losses. The net unrealized securities loss in the first nine months of 2007 increased $1.0 billion due to spread widening, primarily on our fixed rate mortgage-backed securities. The average duration of this portfolio increased to 3.5 years from 3.4 years at year-end 2006. The average rate earned on securities available for sale was 5.43 percent in the first nine months of 2007 and 5.37 percent in the first nine months of 2006. The Interest Rate Risk Management section further explains our interest rate risk management practices.
Securities Available For Sale

	September 30,	December 31,
(In billions)	2007	2006

Market value	$111.8	108.6
Net unrealized loss	$(2.0)	(1.0)

Memoranda (Market value)
Residual interests	$0.5	0.8
Retained bonds
Investment grade (a)	$7.0	6.6

(a)	$ 6.6 billion had credit ratings of AA and above at September 30, 2007.
Included in securities available for sale at September 30, 2007, were residual interests with a market value of $520 million, which included a net unrealized gain of $102 million, and retained bonds from securitizations with a market value of $7.0 billion, which included a net unrealized loss of $65 million.
Loans — On-Balance Sheet

	2007			2006
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial
Commercial, financial and agricultural	$109,269	102,397	99,687	96,285	95,281
Real estate - construction and other	18,167	17,449	16,965	16,182	16,067
Real estate - mortgage	21,514	20,448	20,130	20,026	19,455
Lease financing	23,966	24,083	24,053	25,341	25,253
Foreign	26,471	20,959	16,240	13,464	12,677

Total commercial	199,387	185,336	177,075	171,298	168,733

Consumer
Real estate secured	225,355	220,293	220,682	225,826	100,115
Student loans	7,742	6,757	8,479	7,768	9,175
Installment loans	24,763	25,017	23,665	22,660	21,454

Total consumer	257,860	252,067	252,826	256,254	130,744

Total loans	457,247	437,403	429,901	427,552	299,477
Unearned income	(8,041)	(8,283)	(8,238)	(7,394)	(8,718)

Loans, net (On-balance sheet)	$449,206	429,120	421,663	420,158	290,759

Loans — Managed Portfolio (Including on-balance sheet)

	2007			2006
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial	$213,434	197,079	187,723	180,358	174,507
Real estate secured	242,526	238,575	236,995	240,178	113,907
Student loans	12,618	11,760	11,576	10,948	12,445
Installment loans	29,365	28,273	27,118	26,355	25,477

Total managed portfolio	$497,943	475,687	463,412	457,839	326,336

Loans We have taken several steps to enhance loan growth through acquisitions and investments that we expect will strengthen our loan portfolio mix with a greater proportion of consumer loans, including offering a broader suite of mortgage loan products through our bank branch network and World Savings Bank offices, auto loans through our expanded dealer financial services network and direct issuance of credit cards. In commercial lending, we have pursued risk reduction strategies in recent years to actively reduce potential problem loans and our exposure in certain large corporate loans. We will continue to actively monitor loan quality and take proactive steps to reduce risk when warranted.

The increase in net loans from year-end 2006 reflected 16 percent growth in commercial loans, partially offset by a decline in our leasing portfolio largely related to the adoption of the new accounting standard for leveraged leases, as described in the Stockholders’ Equity section. Loan growth in the third quarter of 2007 also included loans to certain foreign entities that purchased assets from a structured lending vehicle we administer. Consumer loans were relatively stable compared with year-end 2006, with loan growth in all categories offset by the securitization and sale of $7.8 billion of consumer loans, including $7.5 billion of real estate secured and $293 million in student loans, and transfers to held for sale of $2.0 billion of student loans in the second quarter of 2007 and $1.6 billion of credit card receivables in the third quarter of 2007.
Our loan portfolio is broadly diversified by industry, concentration and geography. Additionally, the portfolio is well collateralized and we periodically estimate the impact that changes in market conditions would have on our loan-to-value positions for loans in certain portfolios.
•	Commercial loans represented 44 percent and consumer loans 56 percent of the loan portfolio at September 30, 2007.

•	74 percent of the commercial loan portfolio is secured by collateral.

•	99 percent of the consumer loan portfolio is secured by collateral or guaranteed.
Of our $225.4 billion consumer real estate loan portfolio:
•	87 percent is secured by a first lien.

•	83 percent has a loan-to-value ratio of 80 percent or less.

•	95 percent has a loan-to-value ratio of 90 percent or less.

•	Less than 14 percent of the home equity and prime equity portfolios have a loan-to-value ratio greater than 90 percent.
Our managed loan portfolio grew 9 percent from year-end 2006, reflecting the growth discussed above. The managed loan portfolio includes the on-balance sheet loan portfolio; loans held for sale; loans securitized for which the retained interests are classified in securities; and the off-balance sheet portfolio of securitized loans sold where we service the loans.

Nonperforming Assets

	2007			2006
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Nonaccrual Loans
Commercial:
Commercial, financial and agricultural	$354	318	303	226	275
Commercial real estate - construction and mortgage	289	161	117	93	80

Total commercial	643	479	420	319	355

Consumer:
Real estate secured:
First lien	1,865	1,293	1,076	868	183
Second lien	41	43	37	32	30
Installment and other loans (a)	45	42	51	15	10

Total consumer	1,951	1,378	1,164	915	223

Total nonaccrual loans	2,594	1,857	1,584	1,234	578

Foreclosed properties (b)	334	207	155	132	181

Total nonperforming assets	$2,928	2,064	1,739	1,366	759
as % of loans, net, and foreclosed properties (c)	0.65%	0.48	0.41	0.32	0.26

Nonperforming assets included in loans held for sale
Commercial	$—	—	1	1	9
Consumer	59	42	25	15	14

Total nonperforming assets included in loans held for sale	59	42	26	16	23

Nonperforming assets included in loans and in loans held for sale	$2,987	2,106	1,765	1,382	782
as % of loans, net, foreclosed properties and loans held for sale (d)	0.63%	0.47	0.40	0.32	0.26

Past due loans, 90 days and over, and nonaccrual loans (c)
Accruing loans past due 90 days and over	$590	562	555	650	666
Nonaccrual loans	2,594	1,857	1,584	1,234	578

Total past due loans 90 days and over, and nonaccrual loans	$3,184	2,419	2,139	1,884	1,244
Commercial, as a % of loans, net	0.38%	0.31	0.28	0.23	0.28
Consumer, as a % of loans, net	0.95%	0.74	0.66	0.59	0.61

(a)	Principally auto loans; nonaccrual status does not apply to student loans.

(b)	Restructured loans are not significant.

(c)	These ratios do not include nonperforming assets included in loans held for sale.

(d)	These ratios reflect nonperforming assets included in loans held for sale. Loans held for sale are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.
Nonperforming Assets Nonperforming assets increased from year-end 2006 to 0.63 percent of loans, foreclosed properties and loans held for sale driven by increases in both nonaccrual loans and foreclosed properties. Nonaccrual loans increased from year-end 2006, driven primarily by an increase of $1.0 billion related to our consumer real estate portfolio, which is well-collateralized. Also contributing to the increase were nonaccrual loans in our commercial real estate portfolio largely due to downgrades of loans in the residential homebuilding sector. New inflows to commercial nonaccrual loans in the first nine months of 2007 were $699 million, up $235 million from the first nine months of 2006. Impaired commercial loans were $643 million at September 30, 2007, up from $319 million at year-end 2006.
Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, were $590 million at September 30, 2007, compared with $650 million at December 31, 2006. Of the total past due loans, $77 million were commercial loans or commercial real estate loans and $513 million were consumer loans.

Asset Quality

	2007			2006
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Allowance for credit losses (a)
Balance, beginning of period	$3,552	3,533	3,514	3,163	3,186
Provision for credit losses	381	168	175	204	118
Provision for credit losses relating to loans transferred to loans held for sale or sold	3	4	1	7	(4)
Provision for credit losses for unfunded lending commitments	24	7	1	(5)	(6)
Loan losses:
Commercial, financial and agricultural	(41)	(39)	(34)	(32)	(25)
Commercial real estate - construction and mortgage	(5)	(4)	(6)	(10)	(2)

Total commercial	(46)	(43)	(40)	(42)	(27)
Real estate secured	(59)	(40)	(33)	(29)	(25)
Student loans	(5)	(2)	(3)	(5)	(5)
Installment and other loans (b)	(168)	(138)	(142)	(135)	(119)

Total consumer	(232)	(180)	(178)	(169)	(149)

Total loan losses	(278)	(223)	(218)	(211)	(176)
Loan recoveries:
Commercial, financial and agricultural	9	15	9	27	14
Commercial real estate - construction and mortgage	3	—	3	1	1

Total commercial	12	15	12	28	15
Real estate secured	12	11	6	7	9
Student loans	3	—	1	3	1
Installment and other loans (b)	45	47	44	33	35

Total consumer	60	58	51	43	45

Total loan recoveries	72	73	63	71	60

Net charge-offs	(206)	(150)	(155)	(140)	(116)
Balance of acquired entities at purchase date	—	—	—	303	—
Allowance relating to loans acquired, transferred to loans held for sale or sold	(63)	(10)	(3)	(18)	(15)

Balance, end of period	$3,691	3,552	3,533	3,514	3,163

Allowance for credit losses:
Allowance for loan losses	$3,505	3,390	3,378	3,360	3,004
Reserve for unfunded lending commitments	186	162	155	154	159

Total allowance for credit losses	$3,691	3,552	3,533	3,514	3,163

Allowance for loan losses
as % of loans, net	0.78%	0.79	0.80	0.80	1.03
as % of nonaccrual and restructured loans (c)(d)	135	182	213	272	520
as % of nonperforming assets (c)	120	164	194	246	396
Allowance for credit losses
as % of loans, net	0.82%	0.83	0.84	0.84	1.09

Net charge-offs as a % of average loans, net (e)
Commercial, financial and agricultural	0.10%	0.07	0.08	0.02	0.04
Commercial real estate - construction and mortgage	0.02	0.04	0.04	0.10	0.02

Total commercial	0.08	0.07	0.07	0.04	0.03
Real estate secured	0.08	0.05	0.05	0.04	0.06
Student loans	0.14	0.07	0.10	0.09	0.14
Installment and other loans (b)	1.99	1.47	1.67	1.79	1.58

Total consumer	0.27	0.19	0.20	0.19	0.32

Total, as % of average loans, net	0.19%	0.14	0.15	0.14	0.16

Consumer real estate secured net charge-offs:
First lien	$(32)	(17)	(15)	(15)	(10)
Second lien	(15)	(12)	(12)	(7)	(6)

Total consumer real estate secured net charge-offs	$(47)	(29)	(27)	(22)	(16)

(a)	The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.

(b)	Principally auto loans.

(c)	These ratios do not include nonperforming assets included in loans held for sale.

(d)	Restructured loans are not significant.

(e)	Annualized.
Net Charge-offs Annualized net charge-offs as a percentage of average net loans of 0.16 percent in the first nine months of 2007 increased 5 basis points from the prior year period, driven by an increase of $285 million in net charge-offs. In the first nine months of 2007, commercial net charge-offs were $90 million compared with $10 million in the first nine months of 2006. Consumer net charge-offs were $421 million, up from $216 million in the first nine months of 2006, largely reflecting increases in the auto portfolio including the effect of the Westcorp merger and higher consumer real estate losses. While our outlook indicates a rise in the overall level of charge-offs at this point in the credit cycle, we believe the well collateralized nature of our real estate-secured portfolio, our careful management of inherent credit risk and strong underwriting will position us relatively well in a more uncertain credit environment.
Provision for Credit Losses Provision expense was $764 million in the first nine months of 2007 compared with $228 million in the same period last year. The provision increase in 2007 was driven by modest deterioration in credit quality and loan growth, partially offset by an $88 million reduction in the allowance in the third quarter of 2007 to correct an error in the formula-based reserve for overdrafts, substantially all of which related to periods prior to 2007. The Corporate Results of Operations section has further information.
Allowance for Loan Losses and Reserve for Unfunded Lending Commitments The allowance for loan losses increased $145 million from year-end 2006 to $3.5 billion at September 30, 2007, including increased reserves for our commercial and auto portfolios, which reflected increased credit risk and loan growth in these portfolios, as well as a net addition of $45 million to the unallocated reserve relating to a more uncertain credit environment.
The reserve for unfunded lending commitments was $186 million at September 30, 2007, an increase from $154 million at December 31, 2006, which reflected increased volume as well as a modest increase in risk. The reserve for unfunded lending commitments relates to commercial lending activity and is included in other liabilities.
Loans Held for Sale Loans held for sale of $21.4 billion at September 30, 2007, include loans originated for sale or securitization as part of our core business strategy and the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk. At September 30, 2007, and December 31, 2006, core business activity, which includes residential and commercial mortgages and auto loans that we originate with the intent to sell to third parties, represented the majority of loans held for sale.
In the first nine months of 2007, we sold or securitized $47.3 billion in loans out of the loans held for sale portfolio, including $30.3 billion of commercial mortgage loans and $17.0 billion of consumer loans. In the first nine months of 2006, we sold or securitized $39.9 billion of loans out of the loans held for sale portfolio, including $19.0 billion of commercial loans and $20.9 billion of consumer loans, primarily residential mortgages. Substantially all of the loans sold in both periods were performing. Also, we transferred $2.0 billion of student loans to loans held for sale at the end of the second quarter of 2007 as part of portfolio management activities and $1.6 billion of our credit card portfolio early in the third quarter of 2007 as part of our core business activities. Going forward, credit card receivables will be originated into held for sale. Loans held for sale also include $1.8 billion related to the addition of commercial loans from a structured lending vehicle that we consolidated in the third quarter of 2007.
Goodwill In connection with acquisitions, we record purchase accounting adjustments to reflect the respective fair values of the assets and liabilities of acquired entities, as well as certain exit costs related to these acquisitions. Purchase accounting adjustments are preliminary and are subject to refinement for up to one year following consummation.
Related to Golden West, in the first nine months of 2007, we recorded final fair value and exit cost purchase accounting adjustments amounting to a net $24 million increase in goodwill. Including amounts recorded in 2006 and based on a purchase price of $24.3 billion, Golden West tangible stockholders’ equity of $9.7 billion, and other intangibles amounting to $405 million ($246 million after-tax),. goodwill amounted to $14.9 billion at September 30, 2007.

Related to Westcorp, in the first three months of 2007, we recorded final fair value and exit cost purchase accounting adjustments amounting to a net $16 million decrease in goodwill. Including amounts recorded in 2006 and based on a purchase price of $3.8 billion, Westcorp’s tangible stockholders’ equity of $1.9 billion, and dealer relationship and deposit base intangibles amounting to $405 million ($253 million after-tax), goodwill amounted to $1.5 billion.
The rest of the increase in goodwill from December 31, 2006, related primarily to the January 31, 2007, acquisition of a majority interest in ECM.
Liquidity and Capital Adequacy
In the third quarter of 2007, Wachovia maintained an excess level of liquidity in order to serve customers’ needs and to be a source of liquidity to the industry during the height of the fixed income market disruption. This higher level of liquidity is reflected in increased purchased funds as described below. As a consequence, higher levels of assets on the balance sheet, particularly securities, reduced our capital ratios and negatively affected net interest income and the net interest margin.
Core Deposits Core deposits increased 2 percent from year-end 2006 to $377.9 billion at September 30, 2007. Compared with the first nine months of 2006, average core deposits in the first nine months of 2007 increased 29 percent to $375.6 billion, which included the effect of Golden West, and average low-cost core deposits, which exclude consumer certificates of deposit, increased 6 percent to $255.8 billion. Average consumer certificates of deposit rose $70.8 billion from the first nine months of 2006, largely reflecting the acquisition of Golden West.
Purchased Funds Purchased funds, which include federal funds purchased, commercial paper, other short-term borrowings and foreign and other time deposits with maturities of 12 months or less, were $106.8 billion at September 30, 2007, compared with $84.8 billion at December 31, 2006. The increase in purchased funds was largely in the third quarter of 2007 and reflected significantly higher liquidity levels in response to the market disruption. Average purchased funds were $84.3 billion in the first nine months of 2007, including the impact of the October 2006 addition of $4.5 billion from Golden West, and $95.8 billion in the first nine months of 2006. Higher foreign deposits were more than offset by greater use of long-term debt for funding rather than short-term borrowings.
Long-term Debt Long-term debt was $158.6 billion at September 30, 2007, and $138.6 billion at December 31, 2006, reflecting issuances of $48.3 billion, including $1.7 billion in hybrid trust preferred securities that qualify as tier 1 capital under a trust preferred shelf registration, and $18.8 billion in Federal Home Loan Bank advances principally in the third quarter of 2007 as a source of additional liquidity. Debt issuances were largely offset by maturities. For the rest of 2007, scheduled maturities of long-term debt amount to $9.1 billion. We anticipate replacing the maturing obligations.
Wachovia and Wachovia Bank, National Association have a $20.0 billion Euro Medium Term Note Programme (EMTN), under which we may issue senior and subordinated debt securities. These securities are not registered with the Securities and Exchange Commission (SEC) and may not be offered in the United States without applicable exemptions from registration. Under the EMTN, Wachovia and Wachovia Bank issued an aggregate $1.3 billion of debt securities in the first nine months of 2007 and had up to $9.0 billion available for issuance at September 30, 2007.
Under our current shelf registration statement filed with the SEC, at September 30, 2007, we had $6.6 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance under this program. In addition, we had available for issuance up to $16.0 billion under a medium-term note program covering senior or subordinated debt securities. Wachovia Bank had a global note program for the issuance of up to $12.9 billion of senior and subordinated notes. In the first nine months of 2007, we issued $8.2 billion of senior and subordinated bank notes under this program. We also have a shelf registration under which we may offer and sell hybrid trust preferred securities. At September 30, 2007, $3.3 billion was available for issuance under this shelf registration. The issuance of debt or equity securities may continue under all our programs and depends on future market conditions, funding needs and other factors.
In the second quarter of 2007, Wachovia and Wachovia Bank, National Association established an A$10.0 billion Australian Medium Term Note Programme (AMTN), under which we may issue senior and subordinated debt securities. These securities are not registered with the SEC and may not be offered in the United States without applicable exemptions from registration. Under the AMTN, Wachovia and Wachovia Bank issued an aggregate A$1.5 billion (USD $1.2 billion) of debt securities in the first nine months of 2007 and had up to A$8.5 billion available for issuance at September 30, 2007.
Credit Lines Wachovia Bank has a $1.9 billion committed back-up line of credit that expires in 2010. This credit facility contains a covenant that requires us to maintain a minimum level of adjusted total equity capital. We have not used this line of credit. Wachovia Investment Holdings, LLC, a nonbank subsidiary, has $5.0 billion of committed back-up lines of credit that expire in 2011. Of this amount, $2.7 billion was outstanding at September 30, 2007, as part of our strategy to be in a position of excess liquidity in the third quarter of 2007, and was subsequently repaid in October 2007. These credit facilities have no financial covenants associated with them.
Stockholders’ Equity Stockholders’ equity increased slightly from year-end 2006, to $70.1 billion at September 30, 2007, including repurchases of 22 million common shares at a cost of $1.2 billion in the first nine months of 2007 in connection with our share repurchase programs; and net depreciation in the fair value of the securities portfolio. At September 30, 2007, we were authorized to buy back 19 million shares of common stock. Our Third Quarter 2007 Report on Form 10-Q has additional information related to share repurchases.
Dividend and Share Activity

	Nine Months Ended
	September 30,
(In millions, except per share data)	2007	2006

Dividends	$3,352	2,525
Dividends per common share	$1.76	1.58
Common shares repurchased	22	75
Average diluted common shares outstanding	1,918	1,600

On January 1, 2007, we adopted FASB Staff Position FAS 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction (FSP 13-2), FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, Statement of Financial Accounting Standards (SFAS) No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140, and Emerging Issues Task Force Issue No. 06-5 related to accounting for purchases of life insurance. For all these new standards, the cumulative effect of adoption is recorded as an adjustment, net of applicable taxes, to January 1, 2007, retained earnings. The adoption of the new accounting for leveraged leases on January 1, 2007, resulted in a $1.4 billion after-tax reduction to beginning retained earnings. The cumulative effect of adopting the other standards was not significant. Further information is in Notes to Consolidated Financial Statements in our Third Quarter 2007 Report on Form 10-Q.
Subsidiary Dividends Wachovia Bank and World Savings Bank are the largest sources of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that these subsidiaries and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at September 30, 2007, our subsidiaries had $6.6 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $2.5 billion in dividends to the parent company in the first nine months of 2007.

Regulatory Capital Our capital ratios were above regulatory minimums in the first nine months of 2007 and we continued to be classified as well capitalized. The tier 1 capital ratio was 7.10 percent at September 30, 2007, down from 7.42 percent at December 31, 2006. Our total capital ratio was 10.84 percent and our leverage ratio was 6.10 percent at September 30, 2007, and 11.33 percent and 6.01 percent, respectively, at December 31, 2006.
Summary of Off-Balance Sheet Exposures

	September 30, 2007		December 31, 2006
	Carrying		Carrying
(In millions)	Amount	Exposure	Amount	Exposure

Guarantees
Securities and other lending indemnifications	$—	62,154	—	61,715
Standby letters of credit	117	38,845	115	37,783
Liquidity agreements	14	33,399	9	27,610
Loans sold with recourse	43	6,070	50	7,543
Residual value guarantees	—	1,173	—	1,131

Total guarantees	$174	141,641	174	135,782

Off-Balance Sheet Transactions
In the normal course of business, we engage in a variety of financial transactions that under GAAP either are not recorded on the balance sheet or are in amounts that differ from the full contract or notional amounts. These transactions, included in the table above, involve varying elements of market, credit and liquidity risk.
We administer a multi-seller commercial paper conduit that arranges financing for certain customer transactions thereby providing customers with access to the commercial paper market. We provide a liquidity agreement on all the commercial paper issued by the conduit. The conduit is a variable interest entity and the liquidity agreement is considered a variable interest; however, because we do not hold a majority of the expected losses or expected residual returns through our variable interests, we do not consolidate the conduit on our balance sheet. The provisions of the liquidity agreement require us, at the discretion of the administrator, which may include situations where the conduit is unable to issue commercial paper, to purchase assets from the conduit at par value, which may be different from fair value. Any losses incurred on such purchases would be initially absorbed by the third-party holder of a subordinated note in the conduit. The ability to issue commercial paper is a function of general market conditions and the credit rating of the liquidity provider. This conduit has never been unable to issue commercial paper, including during the third quarter 2007 market disruption.
We have certain variable interests in a structured lending vehicle that is a variable interest entity. Before the third quarter of 2007, based on our historical expectations of this entity’s variability, we did not consolidate this entity because we were not the primary beneficiary. As a result of the fixed income market disruption during the third quarter of 2007, we purchased certain of this entity’s commercial paper and disposed of certain of our variable interests in connection with the entity’s sale of certain assets. As a result, we were required to reassess whether we were the primary beneficiary. Our expectation of the variability associated with our variable interests changed, primarily due to a decline in the fair value of the entity’s assets. As a result, we concluded that we were the primary beneficiary and therefore we consolidated the structured lending vehicle as of September 30, 2007, adding $4.9 billion of assets to our consolidated balance sheet.
In addition to the off-balance sheet exposures in the table above, we also have $13.3 billion notional amount of written put options outstanding. In the first nine months of 2007, in connection with liquidity facilities and written put options, we purchased $1.8 billion of assets on which we recorded a net loss of $128 million, which is included in our market disruption-related losses.
In the third quarter of 2007, we purchased and placed in our available for sale portfolio $1.1 billion of asset-backed commercial paper from Evergreen money market funds, which we manage. We recorded a $40 million valuation loss on this purchase, which is included in our market disruption-

related losses. We were not required by contract to purchase these or any other assets from the Evergreen funds we manage.
Retained interests from securitizations recorded as either available for sale securities, trading account assets or loans amounted to $7.8 billion at September 30, 2007, and $8.2 billion at December 31, 2006.
Risk Governance and Administration
Market Risk Management We trade a variety of equities, debt securities, foreign exchange instruments and other derivatives to provide customized solutions for the risk management needs of our customers and for proprietary trading. Market risk is inherent in all these activities.
The value-at-risk (VaR) methodology assesses market volatility over the most recent 252 trading days to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VaR at the 97.5 percent and 99 percent confidence levels, and 10-day VaR at the 99 percent confidence level. The VaR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. Our 1-day VaR limit in the first seven months of 2007 was $30 million. This limit was increased to $50 million in August 2007 to allow for foreign expansion, the impact of increasing spread volatility and a pricing methodology change in our municipal bond program. The total 1-day VaR was $37 million at September 30, 2007, and $30 million at December 29, 2006, and primarily related to interest rate risk and credit spread risk. The high, low and average VaRs in the first nine months of 2007 were $43 million, $17 million and $27 million, respectively. The increase in VaR was driven by a pricing methodology change in the municipal bond portfolio; higher theoretical profit and loss variance due to higher experienced market volatility; and a decision to enter into strategic hedges for the loan portfolio that are accounted for as trading derivatives.
Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish net interest income we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process and describes the actions we take to protect earnings from interest rate risk.
A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset-sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Historically, our large and relatively rate-insensitive deposit base has funded a portfolio of primarily floating rate commercial and consumer loans. This mix naturally creates a highly asset-sensitive balance sheet. Furthermore, our focus on new customer acquisition and quality customer service has historically enabled us to generate deposit growth that has matched or outpaced loan growth, adding to our naturally asset-sensitive position. To achieve more neutrality or to establish a liability-sensitive position, we maintain a large portfolio of fixed rate discretionary instruments such as loans, securities and derivatives.
We often elect to use derivatives to protect assets, liabilities and future financial transactions from changes in interest rates. When deciding whether to use derivatives instead of investing in securities to reach the same goal, we consider a number of factors, such as cost, efficiency, the effect on our liquidity and capital, and our overall interest rate risk management strategy. We choose to use derivatives when they provide greater relative value or more efficient execution of our strategy than securities. The derivatives we use for interest rate risk management include interest rate swaps, futures, forwards and various option strategies, which in some cases are designated and accounted for as accounting hedges. We fully incorporate the market risk associated with interest rate risk management derivatives into our earnings simulation model in the same manner as other on-balance sheet financial instruments.
We analyze and manage the amount of risk we are taking to changes in interest rates by forecasting a wide range of interest rate scenarios for time periods as long as 36 months. In analyzing interest rate sensitivity for policy measurement, we compare forecasted earnings per share in both “high rate” and “low rate” scenarios to the “market forward rate.” Our policy measurement period is 12 months in length, beginning with the first month of the forecast. Our objective is to ensure we prudently manage interest-bearing assets and liabilities in ways that improve financial performance without unduly putting earnings at risk. Our policy is to limit the risk we can take through balance sheet management actions to 5 percent of earnings per share in both falling and rising rate environments.
The “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. Our standard approach evaluates expected earnings in a 400 basis point range, or 200 basis points both above and below the “market forward rate” scenario. Based on our September 2007 forward rate expectation, our various scenarios together measure earnings volatility to a September 2008 federal funds rate ranging from 2.08 percent to 6.08 percent.
We simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year treasury note rate and 30-year treasury note rate would increase by 200 basis points as well. A nonparallel shift would consist of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely long-term rates rising to a greater degree than short-term rates would lead to a steepening of the yield curve.
The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested and the shape of the yield curve implicit in the “market forward rate” scenario. At September 30, 2007, the spread between the 10-year treasury note rate and the federal funds rate was less than 1 basis point, which is considerably different from the long-term average spread of a positive 114 basis points. While we still believe further inversion is possible, and we will continue to measure the impact of a nonparallel shift in rates, we feel the risk of earnings volatility due to further inversion has somewhat subsided.
We expect to rely on our large base of low-cost core deposits as well as diverse wholesale sources to fund incremental investments in loans and securities. The characteristics of the loans we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if more fixed rate loans were added to our loan portfolio, we would likely allow existing discretionary investments to mature or we would liquidate them. If more variable rate loans were added to our loan portfolio, we would likely allow fixed rate securities to mature or we would liquidate them, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans. For example, Golden West option ARMs, despite being a monthly floating rate product, reprice on an index that generally lags changes in short-term rates. A portion of these option ARMs is funded with short-term floating rate notes, which together create a profile that is liability-sensitive as measured under our earnings sensitivity analysis. Therefore, in advance of the Golden West merger, we reduced the size of our fixed rate exposure in residential mortgage-backed securities and commercial mortgage-backed securities to help achieve the desired interest rate risk profile for the combined company.

Earnings Sensitivity The Policy Period Sensitivity Measurement table provides a summary of our interest rate sensitivity measurements.
The September 2007 forward rate expectations imply a high probability that the federal funds rate will decline an additional 75 basis points by the end of our policy period in September 2008. If this occurs, the spread between the 10-year treasury note rate and the federal funds rate would migrate from less than 1 basis point of slope as of September 30, 2007, to a slope of 53 basis points by September 2008. Because it is unlikely under this scenario that federal fund rates would rise an additional 200 basis points in parallel, our high rate sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. These yield curves are constructed to represent the more likely range of yield curve shapes that may prevail in an environment where short-term rates rise 200 basis points above current market expectations. The reported high rate sensitivity is a composite of these three scenarios.
Policy Period
Sensitivity Measurement

	Actual	Implied
	Fed Funds	Fed Funds	Percent
	Rate at	Rate at	Earnings
	October 2007	September 2008	Sensitivity

Market Forward Rate Scenarios (a)	4.75%	4.08	—

High Rate Composite		6.08	(2.00)

Low Rate		2.08	2.90

(a)	Assumes base federal funds rate mirrors market expectations.
In October 2007, our earnings simulation model indicated earnings would be negatively affected by 2.0 percent in a “high rate composite” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where short-term rates gradually decline 200 basis points over a 12-month period while the longer-term 10-year treasury note rate and the 30-year treasury note rate each decline by less than 200 basis points relative to the “market forward rate” scenario. The model indicates earnings would be positively affected by 2.9 percent in this scenario. These percentages are for a full year, but may be higher or lower in individual reporting periods.
While our interest rate sensitivity modeling assumes management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we formulate strategies aimed at protecting earnings from the potentially negative effects of changes in interest rates.

Accounting and Regulatory Matters
The following information addresses significant new accounting and regulatory developments that will affect us, as well as new or proposed legislation that will continue to have a significant impact on our industry.
Fair Value In September 2006, the FASB issued SFAS 157, Fair Value Measurements (SFAS 157), which establishes a framework for measuring fair value under U.S. GAAP, expands disclosures about fair value measurements and provides new income recognition criteria for certain derivative contracts. SFAS 157 does not establish any new fair value measurements itself; rather it defines fair value for other accounting standards that require the use of fair value for recognition or disclosure. In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits companies to elect to carry certain financial instruments at fair value with corresponding changes in fair value reported in the results of operations. The election to carry an instrument at fair value is made at the individual contract level and can be made only at origination or inception of the instrument, or upon the occurrence of an event that results in a new basis of accounting. The election is irrevocable.
Both SFAS 157 and SFAS 159 are effective on January 1, 2008, with early adoption permitted on January 1, 2007. We will adopt these standards on January 1, 2008, and are currently assessing the impact of adoption on our consolidated financial position and results of operations. The effect of adopting SFAS 157 will be recorded either directly to first quarter 2008 results of operations or as the cumulative effect of a change in accounting principle through an adjustment to beginning retained earnings on January 1, 2008, depending on the nature of the financial instrument to which the new fair value measurement is applied. The transition adjustment for SFAS 159 will be recorded as the cumulative effect of a change in accounting principle through an adjustment to beginning retained earnings on January 1, 2008.
Investment Company SOP In June 2007, the Accounting Standards Executive Committee of the AICPA issued Statement of Position (SOP) 07-1, Clarification of the Scope of the Audit and Accounting Guide ‘Investment Companies’ and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies. This new standard provides guidance for determining whether an entity is an “investment company,” as defined, and whether the specialized industry accounting principles for investment companies are retained in the consolidated financial statements of the parent or of an equity method investor.
SOP 07-1 is effective on January 1, 2008; however, the FASB is expected to issue a proposal to delay the effective date indefinitely. We continue to assess the impact of adoption of the SOP on our financial position and our results of operations.
Transfers of Financial Assets The FASB has an ongoing project addressing the accounting for the transfer of financial instruments and retention of an interest in such financial instruments, which may result in an amendment to SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS 140). This amendment may revise or clarify the criteria for derecognition of financial assets after a transfer and may address the permitted activities of a qualifying special purpose entity. Such an amendment or other form of clarifying guidance may result in changes to the structure of and/or the accounting for transactions subject to SFAS 140. We cannot at this time predict with any degree of certainty whether any guidance will be issued or what the transition provisions for implementation would be.

Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2006 Annual Report on Form 10-K.
In June 2004, the Basel Committee on Bank Supervision published new international guidelines for determining regulatory capital that are designed to be more risk sensitive than the current framework. In the fourth quarter of 2006, the U.S. regulatory agencies published a joint Notice of Proposed Rulemaking (NPR) for Basel II that represents the U.S. version of the international guidelines. Under the NPR, we must develop an implementation plan within six months of the effective date of the final rule with the transitional period for capital calculation to begin within 36 months of the effective date of the final rule. While regulatory efforts in the U.S. for Basel II have experienced continued timing delays, a final rule is expected in the fourth quarter of 2007. The NPR currently proposes to make 2008 the first possible year for a bank to conduct its parallel run (the first step towards Basel II implementation) for measuring regulatory capital under the new regulatory capital rules and the existing general risk-based capital rules. The NPR also proposes 2009 through 2011 as the first possible years for the transitional periods. We have established necessary project management infrastructure and funding to ensure we will fully comply with the new regulations.

Table 1
EXPLANATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

     In addition to the results of operations presented in accordance with U.S. generally accepted accounting principles (GAAP), our management uses certain non-GAAP financial measures such as expenses excluding merger-related and restructuring expenses; the dividend payout ratio on a basis that excludes other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle; and net interest income on a tax-equivalent basis.
     We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends, and they facilitate comparisons with the performance of others in the financial services industry. Specifically, we believe the exclusion of merger-related and restructuring expenses permits evaluation and comparison of results for ongoing business operations, and it is on this basis that our management internally assesses our performance. Those non-operating items also are excluded from our segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. For additional information related to segment performance, see the Business Segments section and the Business Segments footnote to Notes to Consolidated Financial Statements. This report contains information relating to estimates of our future expenses excluding merger-related and restructuring expenses. The amount and timing of those future merger-related and restructuring expenses, however, are not estimable until such expenses actually occur, and therefore, reconciliation information relating to those future expenses and GAAP expenses has not been provided.
     In addition, because of the significant amount of deposit base intangible amortization, we believe the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial service firms. Also, our management makes recommendations to our board of directors about dividend payments based on reported earnings excluding other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle and has communicated certain dividend payout ratio goals to investors on this basis. We believe this dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor our dividend payout policy.
     This report also includes net interest income on a tax-equivalent basis. We believe the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.
     Although we believe the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions, except per share data)	2007	2006	2007	2006

Net interest income (GAAP)	$4,551	3,541	13,500	10,672
Tax-equivalent adjustment	33	37	108	120

Net interest income (Tax-equivalent)	$4,584	3,578	13,608	10,792

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Diluted earnings per common share (GAAP)	$0.85	1.17	3.26	3.43
Other intangible amortization	0.03	0.04	0.10	0.11
Merger-related and restructuring expenses	0.01	0.02	0.03	0.06

Earnings per share (a)	$0.89	1.23	3.39	3.60

Dividends paid per common share	$0.64	0.56	1.76	1.58
Dividend payout ratios (GAAP) (b)	75.29%	47.86	53.99	46.06
Dividend payout ratios (a) (b)	71.91%	45.53	51.92	43.89

(a) Excludes other intangible amortization, and merger-related and restructuring expenses.
(b) Dividend payout ratios are determined by dividing dividends per common share by earnings per common share.

Table 2
SELECTED STATISTICAL DATA

	2007			2006

	Third	Second	First	Fourth	Third
(Dollars in millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

PROFITABILITY
Return on average common stockholders’ equity	9.19%	13.54	13.47	13.09	14.85
Net interest margin (a)	2.92	2.94	3.04	3.09	3.03
Fee and other income as % of total revenue	37.59	48.38	44.93	46.32	49.20
Effective income tax rate	27.33%	32.78	30.22	31.74	31.33

ASSET QUALITY
Allowance for loan losses as % of loans, net	0.78%	0.79	0.80	0.80	1.03
Allowance for loan losses as % of nonperforming assets (b)	120	164	194	246	396
Allowance for credit losses as % of loans, net	0.82	0.83	0.84	0.84	1.09
Net charge-offs as % of average loans, net	0.19	0.14	0.15	0.14	0.16
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.63%	0.47	0.40	0.32	0.26

CAPITAL ADEQUACY
Tier 1 capital ratio	7.10%	7.47	7.35	7.42	7.74
Total capital ratio	10.84	11.46	11.41	11.33	11.47
Leverage	6.10	6.23	6.08	6.01	6.60
Tangible capital ratio	4.19	4.30	4.44	4.45	4.91
Tangible capital ratio (c)	4.56%	4.76	4.71	4.75	5.09

OTHER DATA
FTE employees	109,724	110,493	110,369	109,460	97,060
Total financial centers/brokerage offices	4,167	4,135	4,167	4,126	3,870
ATMs	5,123	5,099	5,146	5,212	5,163
Actual common shares (In millions)	1,901	1,903	1,913	1,904	1,581
Common stock price	$50.15	51.25	55.05	56.95	55.80
Market capitalization	$95,326	97,530	105,330	108,443	88,231

(a) Tax-equivalent.
(b) These ratios do not include nonperforming loans included in loans held for sale.
(c) These ratios exclude the effect on tangible capital of the unamortized gains and losses under employee benefit plans, the unrealized gains and losses on available for sale securities, certain risk management derivatives and the pension accounting adjustments to stockholders’ equity.

Table 3
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	2007				2006

	Third		Second	First	Fourth	Third
(In millions, except per share data)	Quarter		Quarter	Quarter	Quarter	Quarter

SUMMARIES OF INCOME
Interest income	$10,831		10,350	10,140	10,370	7,784
Tax-equivalent adjustment	33		38	37	35	37

Interest income (a)	10,864		10,388	10,177	10,405	7,821
Interest expense	6,280		5,901	5,640	5,793	4,243

Net interest income (a)	4,584		4,487	4,537	4,612	3,578
Provision for credit losses	408		179	177	206	108

Net interest income after provision for credit losses (a)	4,176		4,308	4,360	4,406	3,470
Securities gains (losses)	(34)		23	53	47	94
Fee and other income	2,795		4,183	3,648	3,933	3,371
Merger-related and restructuring expenses	36		32	10	49	38
Other noninterest expense	4,453		4,824	4,578	4,882	4,007
Minority interest in income of consolidated subsidiaries	189		139	136	125	104

Income from continuing operations before income taxes (a)	2,259		3,519	3,337	3,330	2,786
Income taxes	608		1,140	998	1,040	872
Tax-equivalent adjustment	33		38	37	35	37

Income from continuing operations	1,618		2,341	2,302	2,255	1,877
Discontinued operations, net of income taxes	-		-	-	46	-

Net income	$1,618		2,341	2,302	2,301	1,877

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$0.86		1.24	1.22	1.20	1.19
Net income	0.86		1.24	1.22	1.22	1.19
Diluted earnings
Income from continuing operations	0.85		1.22	1.20	1.18	1.17
Net income	0.85		1.22	1.20	1.20	1.17
Cash dividends	$0.64		0.56	0.56	0.56	0.56
Average common shares — Basic	1,885		1,891	1,894	1,889	1,573
Average common shares — Diluted	1,910		1,919	1,925	1,922	1,600
Average common stockholders’ equity
Quarter-to-date	$69,857		69,317	69,320	69,725	50,143
Year-to-date	69,500		69,318	69,320	54,263	49,052
Book value per common share	36.90		36.40	36.47	36.61	32.37
Common stock price
High	52.64		56.81	58.77	57.49	56.67
Low	44.94		51.25	53.88	53.37	52.40
Period-end	$50.15		51.25	55.05	56.95	55.80
To earnings ratio (b)	11.22	X	10.70	11.61	12.30	12.35
To book value	136%		141	151	156	172
BALANCE SHEET DATA
Assets	$754,168		715,428	702,669	707,121	559,922
Long-term debt	$158,584		142,047	142,334	138,594	86,419

(a) Tax-equivalent.
(b) Based on diluted earnings per share.

Table 4
MERGER-RELATED AND RESTRUCTURING EXPENSES

Nine
Months
Ended
September 30,
(In millions)	2007

Wachovia/Golden West	$54
Wachovia/Westcorp	17
Other	7

Total merger-related and restructuring expenses	$78

Table 5
BUSINESS SEGMENTS (a)

	2007			2006

	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

GENERAL BANK COMBINED (b)
Net interest income (c)	$3,486	3,397	3,425	3,472	2,529
Fee and other income	969	969	870	956	886
Intersegment revenue	45	41	34	37	36

Total revenue (c)	4,500	4,407	4,329	4,465	3,451
Provision for credit losses	214	160	155	148	120
Noninterest expense	2,015	2,035	1,967	1,935	1,621
Income taxes	817	797	795	859	614
Tax-equivalent adjustment	11	10	11	10	10

Segment earnings	$1,443	1,405	1,401	1,513	1,086

Economic profit	$1,122	1,060	1,067	1,181	870
Risk adjusted return on capital	49.53%	47.97	49.27	53.03	59.47
Economic capital, average	$11,556	11,502	11,305	11,148	7,121
Cash overhead efficiency ratio (c)	44.75%	46.17	45.45	43.32	46.96
Lending commitments	$131,267	128,440	124,322	119,200	108,562
Average loans, net	297,295	294,369	291,251	289,589	162,501
Average core deposits	$290,693	290,970	284,402	280,465	208,705
FTE employees	56,605	57,642	56,758	56,076	44,843

COMMERCIAL
Net interest income (c)	$901	865	838	857	839
Fee and other income	130	128	123	121	117
Intersegment revenue	30	27	24	29	24

Total revenue (c)	1,061	1,020	985	1,007	980

Provision for credit losses	121	96	97	92	74
Noninterest expense	350	363	367	358	335
Income taxes	205	195	179	193	198
Tax-equivalent adjustment	11	10	11	10	10

Segment earnings	$374	356	331	354	363

Economic profit	$251	224	207	232	233
Risk adjusted return on capital	34.22%	32.29	31.85	34.22	34.96
Economic capital, average	$4,290	4,203	4,035	3,955	3,860
Cash overhead efficiency ratio (c)	33.02%	35.59	37.26	35.53	34.14
Average loans, net	$80,248	78,274	76,007	74,114	72,415
Average core deposits	$42,525	42,921	43,450	43,817	42,226

RETAIL AND SMALL BUSINESS
Net interest income (c)	$2,585	2,532	2,587	2,615	1,690
Fee and other income	839	841	747	835	769
Intersegment revenue	15	14	10	8	12

Total revenue (c)	3,439	3,387	3,344	3,458	2,471
Provision for credit losses	93	64	58	56	46
Noninterest expense	1,665	1,672	1,600	1,577	1,286
Income taxes	612	602	616	666	416
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$1,069	1,049	1,070	1,159	723

Economic profit	$871	836	860	949	637
Risk adjusted return on capital	58.56%	57.00	58.93	63.37	88.48
Economic capital, average	$7,266	7,299	7,270	7,193	3,261
Cash overhead efficiency ratio (c)	48.37%	49.36	47.87	45.59	52.05
Average loans, net	$217,047	216,095	215,244	215,475	90,086
Average core deposits	$248,168	248,049	240,952	236,648	166,479

(a) Certain amounts presented in this Table 5 in periods prior to the third quarter of 2007 have been reclassified to conform to the presentation in the third quarter of 2007.

(b) General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.

(c) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2007			2006

	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

WEALTH MANAGEMENT
Net interest income (a)	$183	181	179	178	176
Fee and other income	185	202	196	200	197
Intersegment revenue	4	3	3	4	3

Total revenue (a)	372	386	378	382	376
Provision for credit losses	6	2	1	-	2
Noninterest expense	252	255	258	252	249
Income taxes	42	47	43	47	46
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$72	82	76	83	79

Economic profit	$53	60	55	61	58
Risk adjusted return on capital	42.88%	48.28	46.11	49.01	48.17
Economic capital, average	$650	654	630	633	626
Cash overhead efficiency ratio (a)	67.87%	65.89	68.19	65.92	66.34
Lending commitments	$7,007	6,892	6,686	6,504	6,481
Average loans, net	21,492	21,047	20,310	19,729	19,237
Average core deposits	$16,638	17,028	17,018	16,999	16,312
FTE employees	4,547	4,580	4,589	4,675	4,716

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2007			2006

	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$837	773	715	775	709
Fee and other income	21	1,505	1,095	1,363	998
Intersegment revenue	(39)	(35)	(30)	(37)	(31)

Total revenue (b)	819	2,243	1,780	2,101	1,676
Provision for credit losses	1	(2)	6	3	(4)
Noninterest expense	655	1,068	949	1,043	840
Income taxes	49	420	291	374	298
Tax-equivalent adjustment	9	11	10	11	9

Segment earnings	$105	746	524	670	533

Economic profit (loss)	$(224)	456	258	396	270
Risk adjusted return on capital	2.03%	31.48	23.45	29.79	24.50
Economic capital, average	$9,897	8,927	8,395	8,377	7,921
Cash overhead efficiency ratio (b)	79.75%	47.64	53.33	49.65	50.09
Lending commitments	$138,239	132,768	127,100	127,401	121,963
Average loans, net	82,942	76,718	73,350	72,689	70,901
Average core deposits	$37,040	36,520	34,035	32,340	31,576
FTE employees	6,293	6,434	6,220	6,305	6,317

CORPORATE LENDING
Net interest income (b)	$430	416	411	411	404
Fee and other income	140	143	128	131	120
Intersegment revenue	17	20	18	25	19

Total revenue (b)	587	579	557	567	543
Provision for credit losses	2	(1)	5	(2)	(4)
Noninterest expense	146	157	160	157	134
Income taxes	159	154	143	151	151
Tax-equivalent adjustment	1	-	-	-	-

Segment earnings	$279	269	249	261	262

Economic profit	$84	95	88	91	92
Risk adjusted return on capital	17.05%	18.68	18.46	18.33	18.68
Economic capital, average	$5,486	4,972	4,791	4,894	4,782
Cash overhead efficiency ratio (b)	24.94%	27.03	28.73	27.64	24.83
Average loans, net	$61,774	58,173	57,564	57,203	56,973
Average core deposits	$5,123	5,073	5,043	5,304	5,307

(a) Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.

(b) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2007			2006

	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$105	99	91	105	98
Fee and other income	202	196	194	193	199
Intersegment revenue	(32)	(34)	(33)	(33)	(33)

Total revenue (b)	275	261	252	265	264
Provision for credit losses	(1)	-	-	-	-
Noninterest expense	176	179	179	175	164
Income taxes	37	30	26	34	35
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$63	52	47	56	65

Economic profit	$49	39	34	43	51
Risk adjusted return on capital	56.50%	48.73	43.73	50.90	59.93
Economic capital, average	$426	417	418	428	413
Cash overhead efficiency ratio (b)	64.16%	68.43	70.90	66.27	61.72
Average loans, net	$10,784	9,520	8,261	8,061	7,791
Average core deposits	$21,066	20,911	19,783	18,034	17,735

INVESTMENT BANKING
Net interest income (b)	$302	258	213	259	207
Fee and other income	(321)	1,166	773	1,039	679
Intersegment revenue	(24)	(21)	(15)	(29)	(17)

Total revenue (b)	(43)	1,403	971	1,269	869
Provision for credit losses	-	(1)	1	5	-
Noninterest expense	333	732	610	711	542
Income taxes (benefits)	(147)	236	122	189	112
Tax-equivalent adjustment	8	11	10	11	9

Segment earnings (loss)	$(237)	425	228	353	206

Economic profit (loss)	$(357)	322	136	262	127
Risk adjusted return on capital	(24.47)%	47.42	28.31	45.19	29.35
Economic capital, average	$3,985	3,538	3,186	3,055	2,726
Cash overhead efficiency ratio (b)	(826.42)%	52.28	62.91	56.03	62.32
Average loans, net	$10,384	9,025	7,525	7,425	6,137
Average core deposits	$10,851	10,536	9,209	9,002	8,534

(Continued)

Table 5
BUSINESS SEGMENTS

	2007			2006

	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$271	264	262	258	253
Fee and other income	1,408	1,502	1,444	1,340	1,217
Intersegment revenue	(8)	(11)	(8)	(8)	(8)

Total revenue (b)	1,671	1,755	1,698	1,590	1,462
Provision for credit losses	-	-	-	-	-
Noninterest expense	1,238	1,296	1,236	1,200	1,097
Income taxes	158	168	168	143	133
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$275	291	294	247	232

Economic profit	$232	247	250	205	193
Risk adjusted return on capital	69.89%	72.32	74.68	65.02	65.28
Economic capital, average	$1,560	1,615	1,594	1,507	1,412
Cash overhead efficiency ratio (b)	74.08%	73.85	72.77	75.53	74.98
Lending commitments	$980	1,072	892	803	831
Average loans, net	2,142	1,663	1,554	1,419	1,235
Average core deposits	$31,489	31,221	31,683	30,100	30,114
FTE employees	17,916	17,916	17,713	17,523	17,297
Assets under management	$285,423	281,462	314,551	278,854	252,761

ASSET MANAGEMENT
Net interest income (b)	$7	5	4	2	2
Fee and other income	244	312	272	244	228
Intersegment revenue	(1)	-	-	-	-

Total revenue (b)	250	317	276	246	230
Provision for credit losses	-	-	-	-	-
Noninterest expense	217	235	231	208	197
Income taxes	12	29	17	14	12
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$21	53	28	24	21

Economic profit	$14	46	21	17	15
Risk adjusted return on capital	35.62%	81.01	45.49	42.85	40.27
Economic capital, average	$232	262	249	220	208
Cash overhead efficiency ratio (b)	86.87%	73.77	84.03	84.80	85.53
Average loans, net	$36	17	33	20	25
Average core deposits	$418	364	278	251	248

(a) Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.

(b) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2007			2006

	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RETAIL BROKERAGE SERVICES
Net interest income (b)	$264	258	258	256	251
Fee and other income	1,166	1,193	1,174	1,098	991
Intersegment revenue	(7)	(11)	(8)	(8)	(7)

Total revenue (b)	1,423	1,440	1,424	1,346	1,235
Provision for credit losses	-	-	-	-	-
Noninterest expense	1,025	1,065	1,010	996	904
Income taxes	146	138	150	128	122
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$252	237	264	222	209

Economic profit	$216	200	227	187	176
Risk adjusted return on capital	75.49%	70.25	79.52	68.32	69.13
Economic capital, average	$1,328	1,353	1,345	1,287	1,204
Cash overhead efficiency ratio (b)	72.01%	74.06	70.84	74.05	73.24
Average loans, net	$2,106	1,646	1,521	1,399	1,210
Average core deposits	$31,071	30,857	31,405	29,849	29,866

OTHER
Net interest income (b)	$-	1	-	-	-
Fee and other income	(2)	(3)	(2)	(2)	(2)
Intersegment revenue	-	-	-	-	(1)

Total revenue (b)	(2)	(2)	(2)	(2)	(3)
Provision for credit losses	-	-	-	-	-
Noninterest expense	(4)	(4)	(5)	(4)	(4)
Income taxes	-	1	1	1	(1)
Tax-equivalent adjustment	-	-	-	-	-

Segment earnings	$2	1	2	1	2

Economic profit	$2	1	2	1	2
Risk adjusted return on capital	-%	-	-	-	-
Economic capital, average	$-	-	-	-	-
Cash overhead efficiency ratio (b)	-%	-	-	-	-
Average loans, net	$-	-	-	-	-
Average core deposits	$-	-	-	-	-

(Continued)

Table 5
BUSINESS SEGMENTS

	2007			2006

	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

PARENT
Net interest income (a)	$(193)	(128)	(44)	(71)	(89)
Fee and other income	178	28	96	121	167
Intersegment revenue	(2)	2	1	4	-

Total revenue (a)	(17)	(98)	53	54	78
Provision for credit losses	187	19	15	55	(10)
Noninterest expense	293	170	168	452	200
Minority interest	189	139	136	124	104
Income tax benefits	(443)	(280)	(295)	(362)	(206)
Tax-equivalent adjustment	13	17	16	14	18

Segment earnings (loss)	$(256)	(163)	13	(229)	(28)

Economic profit	$(138)	(155)	29	(200)	(63)
Risk adjusted return on capital	(13.86)%	(16.46)	15.95	(16.36)	2.53
Economic capital, average	$2,201	2,262	2,404	2,912	2,955
Cash overhead efficiency ratio (a)	-%	(66.36)	94.29	583.29	141.26
Lending commitments	$529	569	503	507	457
Average loans, net	25,930	27,460	28,796	29,135	27,236
Average core deposits	$3,149	2,757	2,132	2,523	4,520
FTE employees	24,363	23,921	25,089	24,881	23,887

(a) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Three Months Ended September 30, 2007

						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$3,486	183	837	271	(193)	(33)	4,551
Fee and other income	969	185	21	1,408	178	-	2,761
Intersegment revenue	45	4	(39)	(8)	(2)	-	-

Total revenue (a)	4,500	372	819	1,671	(17)	(33)	7,312
Provision for credit losses	214	6	1	-	187	-	408
Noninterest expense	2,015	252	655	1,238	293	36	4,489
Minority interest	-	-	-	-	189	-	189
Income taxes (benefits)	817	42	49	158	(443)	(15)	608
Tax-equivalent adjustment	11	-	9	-	13	(33)	-

Net income (loss)	$1,443	72	105	275	(256)	(21)	1,618

Economic profit	$1,122	53	(224)	232	(138)	-	1,045
Risk adjusted return on capital	49.53%	42.88	2.03	69.89	(13.86)	-	27.02
Economic capital, average	$11,556	650	9,897	1,560	2,201	-	25,864
Cash overhead efficiency ratio (a)	44.75%	67.87	79.75	74.08	-	-	59.39
Lending commitments	$131,267	7,007	138,239	980	529	-	278,022
Average loans, net	297,295	21,492	82,942	2,142	25,930	-	429,801
Average core deposits	$290,693	16,638	37,040	31,489	3,149	-	379,009
FTE employees	56,605	4,547	6,293	17,916	24,363	-	109,724

	Three Months Ended September 30, 2006

						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$2,529	176	709	253	(89)	(37)	3,541
Fee and other income	886	197	998	1,217	167	-	3,465
Intersegment revenue	36	3	(31)	(8)	-	-	-

Total revenue (a)	3,451	376	1,676	1,462	78	(37)	7,006
Provision for credit losses	120	2	(4)	-	(10)	-	108
Noninterest expense	1,621	249	840	1,097	200	38	4,045
Minority interest	-	-	-	-	104	-	104
Income taxes (benefits)	614	46	298	133	(206)	(13)	872
Tax-equivalent adjustment	10	-	9	-	18	(37)	-

Net income (loss)	$1,086	79	533	232	(28)	(25)	1,877

Economic profit	$870	58	270	193	(63)	-	1,328
Risk adjusted return on capital	59.47%	48.17	24.50	65.28	2.53	-	37.30
Economic capital, average	$7,121	626	7,921	1,412	2,955	-	20,035
Cash overhead efficiency ratio (a)	46.96%	66.34	50.09	74.98	141.26	-	55.60
Lending commitments	$108,562	6,481	121,963	831	457	-	238,294
Average loans, net	162,501	19,237	70,901	1,235	27,236	-	281,110
Average core deposits	$208,705	16,312	31,576	30,114	4,520	-	291,227
FTE employees	44,843	4,716	6,317	17,297	23,887	-	97,060

(a) Tax-equivalent.
(b) The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,

(Dollars in millions)	2007	2006

GENERAL BANK COMBINED (a)
Net interest income (b)	$10,308	7,288
Fee and other income	2,808	2,581
Intersegment revenue	120	103

Total revenue (b)	13,236	9,972
Provision for credit losses	529	278
Noninterest expense	6,017	4,893
Income taxes	2,409	1,721
Tax-equivalent adjustment	32	31

Segment earnings	$4,249	3,049

Economic profit	$3,249	2,411
Risk adjusted return on capital	48.92%	58.66
Economic capital, average	$11,455	6,762
Cash overhead efficiency ratio (b)	45.45%	49.07
Lending commitments	$131,267	108,562
Average loans, net	294,327	155,931
Average core deposits	$288,711	206,490
FTE employees	56,605	44,843

COMMERCIAL
Net interest income (b)	$2,604	2,291
Fee and other income	381	339
Intersegment revenue	81	68

Total revenue (b)	3,066	2,698
Provision for credit losses	314	154
Noninterest expense	1,080	997
Income taxes	579	534
Tax-equivalent adjustment	32	31

Segment earnings	$1,061	982

Economic profit	$682	604
Risk adjusted return on capital	32.82%	34.03
Economic capital, average	$4,177	3,508
Cash overhead efficiency ratio (b)	35.24%	36.95
Average loans, net	$78,192	67,630
Average core deposits	$42,962	42,251

RETAIL AND SMALL BUSINESS
Net interest income (b)	$7,704	4,997
Fee and other income	2,427	2,242
Intersegment revenue	39	35

Total revenue (b)	10,170	7,274
Provision for credit losses	215	124
Noninterest expense	4,937	3,896
Income taxes	1,830	1,187
Tax-equivalent adjustment	-	-

Segment earnings	$3,188	2,067

Economic profit	$2,567	1,807
Risk adjusted return on capital	58.16%	85.22
Economic capital, average	$7,278	3,254
Cash overhead efficiency ratio (b)	48.53%	53.56
Average loans, net	$216,135	88,301
Average core deposits	$245,749	164,239

(a) General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.
(b) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,

(Dollars in millions)	2007	2006

WEALTH MANAGEMENT
Net interest income (a)	$543	527
Fee and other income	583	581
Intersegment revenue	10	7

Total revenue (a)	1,136	1,115
Provision for credit losses	9	4
Noninterest expense	765	775
Income taxes	132	123
Tax-equivalent adjustment	-	-

Segment earnings	$230	213

Economic profit	$168	152
Risk adjusted return on capital	45.74%	44.02
Economic capital, average	$645	616
Cash overhead efficiency ratio (a)	67.31%	69.52
Lending commitments	$7,007	6,481
Average loans, net	20,954	18,569
Average core deposits	$16,893	16,575
FTE employees	4,547	4,716

(a) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,

(Dollars in millions)	2007	2006

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$2,325	2,134
Fee and other income	2,621	3,470
Intersegment revenue	(104)	(89)

Total revenue (b)	4,842	5,515
Provision for credit losses	5	(37)
Noninterest expense	2,672	2,712
Income taxes	760	996
Tax-equivalent adjustment	30	41

Segment earnings	$1,375	1,803

Economic profit	$490	1,035
Risk adjusted return on capital	18.21%	29.23
Economic capital, average	$9,079	7,589
Cash overhead efficiency ratio (b)	55.17%	49.17
Lending commitments	$138,239	121,963
Average loans, net	77,705	68,268
Average core deposits	$35,876	31,370
FTE employees	6,293	6,317

CORPORATE LENDING
Net interest income (b)	$1,257	1,206
Fee and other income	411	405
Intersegment revenue	55	54

Total revenue (b)	1,723	1,665
Provision for credit losses	6	(37)
Noninterest expense	463	433
Income taxes	456	462
Tax-equivalent adjustment	1	1

Segment earnings	$797	806

Economic profit	$267	307
Risk adjusted return on capital	18.02%	19.98
Economic capital, average	$5,085	4,574
Cash overhead efficiency ratio (b)	26.87%	26.02
Average loans, net	$59,186	55,398
Average core deposits	$5,080	5,275

(a) Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.
(b) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,

(Dollars in millions)	2007	2006

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$295	289
Fee and other income	592	591
Intersegment revenue	(99)	(95)

Total revenue (b)	788	785
Provision for credit losses	(1)	-
Noninterest expense	534	514
Income taxes	93	98
Tax-equivalent adjustment	-	-

Segment earnings	$162	173

Economic profit	$122	132
Risk adjusted return on capital	49.74%	52.74
Economic capital, average	$420	422
Cash overhead efficiency ratio (b)	67.73%	65.40
Average loans, net	$9,531	7,397
Average core deposits	$20,591	17,165

INVESTMENT BANKING
Net interest income (b)	$773	639
Fee and other income	1,618	2,474
Intersegment revenue	(60)	(48)

Total revenue (b)	2,331	3,065
Provision for credit losses	-	-
Noninterest expense	1,675	1,765
Income taxes	211	436
Tax-equivalent adjustment	29	40

Segment earnings	$416	824

Economic profit	$101	596
Risk adjusted return on capital	14.78%	41.71
Economic capital, average	$3,574	2,593
Cash overhead efficiency ratio (b)	71.84%	57.59
Average loans, net	$8,988	5,473
Average core deposits	$10,205	8,930

(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,

(Dollars in millions)	2007	2006

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$797	776
Fee and other income	4,354	3,644
Intersegment revenue	(27)	(25)

Total revenue (b)	5,124	4,395
Provision for credit losses	-	-
Noninterest expense	3,770	3,350
Income taxes	494	380
Tax-equivalent adjustment	-	1

Segment earnings	$860	664

Economic profit	$729	546
Risk adjusted return on capital	72.30%	62.02
Economic capital, average	$1,590	1,431
Cash overhead efficiency ratio (b)	73.57%	76.20
Lending commitments	$980	831
Average loans, net	1,789	1,044
Average core deposits	$31,463	31,829
FTE employees	17,916	17,297
Assets under management	$285,423	252,761

ASSET MANAGEMENT
Net interest income (b)	$16	6
Fee and other income	828	651
Intersegment revenue	(1)	(1)

Total revenue (b)	843	656
Provision for credit losses	-	-
Noninterest expense	683	563
Income taxes	58	34
Tax-equivalent adjustment	-	-

Segment earnings	$102	59

Economic profit	$81	43
Risk adjusted return on capital	54.91%	39.51
Economic capital, average	$248	201
Cash overhead efficiency ratio (b)	81.00%	85.75
Average loans, net	$29	22
Average core deposits	$354	250

(a) Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.
(b) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,

(Dollars in millions)	2007	2006

RETAIL BROKERAGE SERVICES
Net interest income (b)	$780	769
Fee and other income	3,533	3,001
Intersegment revenue	(26)	(23)

Total revenue (b)	4,287	3,747
Provision for credit losses	-	-
Noninterest expense	3,100	2,801
Income taxes	434	344
Tax-equivalent adjustment	-	1

Segment earnings	$753	601

Economic profit	$643	499
Risk adjusted return on capital	75.06%	65.28
Economic capital, average	$1,342	1,230
Cash overhead efficiency ratio (b)	72.31%	74.74
Average loans, net	$1,760	1,022
Average core deposits	$31,109	31,579

OTHER
Net interest income (b)	$1	1
Fee and other income	(7)	(8)
Intersegment revenue	-	(1)
Total revenue (b)	(6)	(8)
Provision for credit losses	-	-
Noninterest expense	(13)	(14)
Income taxes	2	2
Tax-equivalent adjustment	-	-

Segment earnings	$5	4

Economic profit	$5	4
Risk adjusted return on capital	-%	-
Economic capital, average	$-	-
Cash overhead efficiency ratio (b)	-%	-
Average loans, net	$-	-
Average core deposits	$-	-

(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,

(Dollars in millions)	2007	2006

PARENT
Net interest income (a)	$(365)	67
Fee and other income	302	289
Intersegment revenue	1	4

Total revenue (a)	(62)	360
Provision for credit losses	221	(17)
Noninterest expense	631	685
Minority interest	464	288
Income tax benefits	(1,018)	(490)
Tax-equivalent adjustment	46	47

Segment loss	$(406)	(153)

Economic profit	$(264)	(236)
Risk adjusted return on capital	(4.39)%	0.01
Economic capital, average	$2,287	2,861
Cash overhead efficiency ratio (a)	(499.36)%	112.21
Lending commitments	$529	457
Average loans, net	27,385	28,580
Average core deposits	$2,684	4,766
FTE employees	24,363	23,887

(a) Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended September 30, 2007

						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$10,308	543	2,325	797	(365)	(108)	13,500
Fee and other income	2,808	583	2,621	4,354	302	-	10,668
Intersegment revenue	120	10	(104)	(27)	1	-	-

Total revenue (a)	13,236	1,136	4,842	5,124	(62)	(108)	24,168
Provision for credit losses	529	9	5	-	221	-	764
Noninterest expense	6,017	765	2,672	3,770	631	78	13,933
Minority interest	-	-	-	-	464	-	464
Income taxes (benefits)	2,409	132	760	494	(1,018)	(31)	2,746
Tax-equivalent adjustment	32	-	30	-	46	(108)	-

Net income (loss)	$4,249	230	1,375	860	(406)	(47)	6,261

Economic profit	$3,249	168	490	729	(264)	-	4,372
Risk adjusted return on capital	48.92%	45.74	18.21	72.30	(4.39)	-	34.33
Economic capital, average	$11,455	645	9,079	1,590	2,287	-	25,056
Cash overhead efficiency ratio (a)	45.45%	67.31	55.17	73.57	(499.36)	-	55.78
Lending commitments	$131,267	7,007	138,239	980	529	-	278,022
Average loans, net	294,327	20,954	77,705	1,789	27,385	-	422,160
Average core deposits	$288,711	16,893	35,876	31,463	2,684	-	375,627
FTE employees	56,605	4,547	6,293	17,916	24,363	-	109,724

	Nine Months Ended September 30, 2006

						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$7,288	527	2,134	776	67	(120)	10,672
Fee and other income	2,581	581	3,470	3,644	289	-	10,565
Intersegment revenue	103	7	(89)	(25)	4	-	-

Total revenue (a)	9,972	1,115	5,515	4,395	360	(120)	21,237
Provision for credit losses	278	4	(37)	-	(17)	-	228
Noninterest expense	4,893	775	2,712	3,350	685	130	12,545
Minority interest	-	-	-	-	288	1	289
Income taxes (benefits)	1,721	123	996	380	(490)	(45)	2,685
Tax-equivalent adjustment	31	-	41	1	47	(120)	-

Net income (loss)	$3,049	213	1,803	664	(153)	(86)	5,490

Economic profit	$2,411	152	1,035	546	(236)	-	3,908
Risk adjusted return on capital	58.66%	44.02	29.23	62.02	0.01	-	38.13
Economic capital, average	$6,762	616	7,589	1,431	2,861	-	19,259
Cash overhead efficiency ratio (a)	49.07%	69.52	49.17	76.20	112.21	-	56.81
Lending commitments	$108,562	6,481	121,963	831	457	-	238,294
Average loans, net	155,931	18,569	68,268	1,044	28,580	-	272,392
Average core deposits	$206,490	16,575	31,370	31,829	4,766	-	291,030
FTE employees	44,843	4,716	6,317	17,297	23,887	-	97,060

(a) Tax-equivalent.
(b) The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

Table 6
NET TRADING REVENUE — INVESTMENT BANKING (a)

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Net interest income (Tax-equivalent)	$48	50	53	84	28
Trading accounts profits (losses)	(519)	190	115	32	122
Other fee income	72	61	51	66	75

Total net trading revenue (Tax-equivalent)	$(399)	301	219	182	225

(a) Certain amounts presented in periods prior to the third quarter of 2007 have been reclassified to conform to the presentation in the third quarter of 2007.
Table 7
SELECTED RATIOS

	Nine Months Ended
	September 30,			2007			2006

				Third	Second	First	Fourth	Third
	2007		2006	Quarter	Quarter	Quarter	Quarter	Quarter

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	10.19	X	11.02	10.44	10.17	9.97	10.02	11.07
Return on assets	1.18%		1.36	0.88	1.33	1.35	1.31	1.34
Return on stockholders’ equity	12.04%		14.96	9.19	13.54	13.47	13.09	14.85

DIVIDEND PAYOUT RATIOS
Common shares	53.99%		46.06	75.29	45.90	46.67	46.67	47.86

(a) Based on average balances and net income.
Table 8
TRADING ACCOUNT ASSETS AND LIABILITIES

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TRADING ACCOUNT ASSETS
U.S. Treasury	$993	2,348	1,164	970	2,145
U.S. Government agencies	3,104	2,865	2,874	2,459	2,492
State, county and municipal	3,844	3,551	2,961	2,193	1,199
Mortgage-backed securities	2,332	1,807	2,591	1,816	1,617
Other asset-backed securities	11,704	12,474	9,445	8,697	8,151
Corporate bonds and debentures	5,379	5,386	4,350	4,320	4,851
Equity securities	3,918	2,973	3,298	3,803	4,654
Derivative financial instruments (a)	13,194	9,707	7,940	12,609	10,735
Sundry	9,501	8,858	13,252	8,662	8,060

Total trading account assets	$53,969	49,969	47,875	45,529	43,904

TRADING ACCOUNT LIABILITIES
Securities sold short	7,014	9,564	9,391	8,205	9,502
Derivative financial instruments (a)	10,757	9,755	7,900	10,023	10,051

Total trading account liabilities	$17,771	19,319	17,291	18,228	19,553

(a) Amounts presented in the first and second quarters of 2007 have been restated in connection with the adoption in the third quarter of 2007 of Financial Accounting Standards Board Staff Position No. FIN 39-1, “Amendment of FASB Interpretation No. 39.” Certain deposit liabilities are netted against derivative financial instruments in trading account assets and certain interest-bearing bank balances are netted against derivative financial instruments in trading account liabilities. See Note 1 of accompanying Notes to Consolidated Financial Statements.

Table 9
LOANS — ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ON-BALANCE SHEET LOAN PORTFOLIO COMMERCIAL
Commercial, financial and agricultural	$109,269	102,397	99,687	96,285	95,281
Real estate — construction and other	18,167	17,449	16,965	16,182	16,067
Real estate — mortgage	21,514	20,448	20,130	20,026	19,455
Lease financing	23,966	24,083	24,053	25,341	25,253
Foreign	26,471	20,959	16,240	13,464	12,677

Total commercial	199,387	185,336	177,075	171,298	168,733

CONSUMER
Real estate secured (a)	225,355	220,293	220,682	225,826	100,115
Student loans	7,742	6,757	8,479	7,768	9,175
Installment loans	24,763	25,017	23,665	22,660	21,454

Total consumer	257,860	252,067	252,826	256,254	130,744

Total loans	457,247	437,403	429,901	427,552	299,477
Unearned income	(8,041)	(8,283)	(8,238)	(7,394)	(8,718)

Loans, net (On-balance sheet)	$449,206	429,120	421,663	420,158	290,759

MANAGED PORTFOLIO (b)

COMMERCIAL
On-balance sheet loan portfolio	$199,387	185,336	177,075	171,298	168,733
Securitized loans — off-balance sheet	142	170	181	194	218
Loans held for sale	13,905	11,573	10,467	8,866	5,556

Total commercial	213,434	197,079	187,723	180,358	174,507

CONSUMER
Real estate secured
On-balance sheet loan portfolio	225,355	220,293	220,682	225,826	100,115
Securitized loans — off-balance sheet	7,625	8,112	6,595	5,611	6,151
Securitized loans included in securities	5,963	6,091	5,629	5,321	4,317
Loans held for sale	3,583	4,079	4,089	3,420	3,324

Total real estate secured	242,526	238,575	236,995	240,178	113,907

Student
On-balance sheet loan portfolio	7,742	6,757	8,479	7,768	9,175
Securitized loans — off-balance sheet	2,856	2,905	3,045	3,128	3,218
Securitized loans included in securities	52	52	52	52	52
Loans held for sale	1,968	2,046	-	-	-

Total student	12,618	11,760	11,576	10,948	12,445

Installment
On-balance sheet loan portfolio	24,763	25,017	23,665	22,660	21,454
Securitized loans — off-balance sheet	2,572	3,105	2,851	3,276	3,695
Securitized loans included in securities	55	116	126	137	169
Loans held for sale	1,975	35	476	282	159

Total installment	29,365	28,273	27,118	26,355	25,477

Total consumer	284,509	278,608	275,689	277,481	151,829

Total managed portfolio	$497,943	475,687	463,412	457,839	326,336

SERVICING PORTFOLIO (c)
Commercial	$337,721	298,374	271,038	250,652	227,899
Consumer	$28,474	26,789	25,952	21,039	60,854

(a) Includes deferred interest of $2.7 billion, $2.3 billion, $1.9 billion and $1.6 billion, at September 30, June 30 and March 31, 2007, and at December 31, 2006, respectively.
(b) The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.
(c) The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

Table 10
LOANS HELD FOR SALE

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORE BUSINESS ACTIVITY (a)
Core business activity, beginning of period	$15,696	15,030	12,566	9,030	7,740
Balance of acquired entities at purchase date	-	-	-	193	-
Originations and/or purchases	13,007	22,671	17,873	18,436	16,803
Transfer to (from) loans held for sale, net	2,162	(71)	(180)	127	(154)
Allowance for loan losses related to loans	(57)	-	-	-	-
Lower of cost or market value adjustments (b)	(249)	(91)	(3)	-	-
Performing loans sold or securitized	(11,606)	(20,910)	(14,745)	(14,936)	(15,137)
Other, principally payments	(1,307)	(933)	(481)	(284)	(222)

Core business activity, end of period	17,646	15,696	15,030	12,566	9,030

PORTFOLIO MANAGEMENT ACTIVITY (a)
Portfolio business activity, beginning of period	2,037	2	2	9	10
Structured lending vehicle consolidation	1,831	-	-	-	-
Transfer to loans held for sale
Performing loans	-	2,046	-	-	-
Lower of cost or market value adjustments	(6)	(10)	-	-	-
Nonperforming loans sold	-	-	-	(3)	-
Other, principally payments	(77)	(1)	-	(4)	(1)

Portfolio management activity, end of period	3,785	2,037	2	2	9

Total loans held for sale (c)	$21,431	17,733	15,032	12,568	9,039

(a) Core business activity means we originate and/or purchase loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.
(b) Lower of cost or market value adjustments exclude amounts related to unfunded commitments.
(c) Nonperforming loans included in loans held for sale at September 30, June 30 and March 31, 2007, and at December 31 and September 30, 2006, were $59 million, $42 million, $26 million, $16 million and $23 million, respectively.

Table 11
ALLOWANCE FOR CREDIT LOSSES

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ALLOWANCE FOR CREDIT LOSSES (a)
Balance, beginning of period	$3,552	3,533	3,514	3,163	3,186
Provision for credit losses	381	168	175	204	118
Provision for credit losses relating to loans transferred to loans held for sale or sold	3	4	1	7	(4)
Provision for credit losses for unfunded lending commitments	24	7	1	(5)	(6)
LOAN LOSSES
Commercial, financial and agricultural	(41)	(39)	(34)	(32)	(25)
Commercial real estate — construction and mortgage	(5)	(4)	(6)	(10)	(2)

Total commercial	(46)	(43)	(40)	(42)	(27)

Real estate secured	(59)	(40)	(33)	(29)	(25)
Student loans	(5)	(2)	(3)	(5)	(5)
Installment and other loans (b)	(168)	(138)	(142)	(135)	(119)

Total consumer	(232)	(180)	(178)	(169)	(149)

Total loan losses	(278)	(223)	(218)	(211)	(176)

LOAN RECOVERIES
Commercial, financial and agricultural	9	15	9	27	14
Commercial real estate — construction and mortgage	3	-	3	1	1

Total commercial	12	15	12	28	15

Real estate secured	12	11	6	7	9
Student loans	3	-	1	3	1
Installment and other loans (b)	45	47	44	33	35

Total consumer	60	58	51	43	45

Total loan recoveries	72	73	63	71	60

Net charge-offs	(206)	(150)	(155)	(140)	(116)

Balance of acquired entities at purchase date	-	-	-	303	-
Allowance relating to loans acquired, transferred to loans held for sale or sold	(63)	(10)	(3)	(18)	(15)

Balance, end of period	$3,691	3,552	3,533	3,514	3,163

CONSUMER REAL ESTATE SECURED NET CHARGE-OFFS
First lien	$(32)	(17)	(15)	(15)	(10)
Second lien	(15)	(12)	(12)	(7)	(6)

Total consumer real estate secured net charge-offs	$(47)	(29)	(27)	(22)	(16)

ALLOWANCE FOR CREDIT LOSSES
Allocation of the allowance for loan losses
Commercial	$2,054	1,889	1,879	1,867	1,830
Consumer	1,246	1,371	1,354	1,333	1,084
Unallocated	205	130	145	160	90

Total allowance for loan losses	3,505	3,390	3,378	3,360	3,004
Reserve for unfunded lending commitments	186	162	155	154	159

Total allowance for credit losses	$3,691	3,552	3,533	3,514	3,163

(a) The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.
(b) Principally auto loans.

Table 12
ALLOWANCE AND CHARGE-OFF RATIOS

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ALLOWANCE FOR LOAN LOSSES
as % of loans, net	0.78%	0.79	0.80	0.80	1.03
as % of nonaccrual and restructured loans (a) (b)	135	182	213	272	520
as % of nonperforming assets (a)	120	164	194	246	396
ALLOWANCE FOR CREDIT LOSSES
as % of loans, net	0.82%	0.83	0.84	0.84	1.09

NET CHARGE-OFFS AS % OF AVERAGE LOANS, NET (c)
Commercial, financial and agricultural	0.10%	0.07	0.08	0.02	0.04
Commercial real estate — construction and mortgage	0.02	0.04	0.04	0.10	0.02

Total commercial	0.08	0.07	0.07	0.04	0.03

Real estate secured	0.08	0.05	0.05	0.04	0.06
Student loans	0.14	0.07	0.10	0.09	0.14
Installment and other loans (d)	1.99	1.47	1.67	1.79	1.58

Total consumer	0.27	0.19	0.20	0.19	0.32

Total as % of average loans, net	0.19%	0.14	0.15	0.14	0.16

(a) These ratios do not include nonperforming assets included in loans held for sale.
(b) Restructured loans are not significant.
(c) Annualized.
(d) Principally auto loans.

Table 13
NONPERFORMING ASSETS

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

NONPERFORMING ASSETS
Nonaccrual loans
Commercial
Commercial, financial and agricultural	$354	318	303	226	275
Commercial real estate — construction and mortgage	289	161	117	93	80

Total commercial	643	479	420	319	355

Consumer
Real estate secured
First lien	1,865	1,293	1,076	868	183
Second lien	41	43	37	32	30
Installment and other loans (a)	45	42	51	15	10

Total consumer	1,951	1,378	1,164	915	223

Total nonaccrual loans	2,594	1,857	1,584	1,234	578
Foreclosed properties (b)	334	207	155	132	181

Total nonperforming assets	$2,928	2,064	1,739	1,366	759

as % of loans, net, and foreclosed properties (c)	0.65%	0.48	0.41	0.32	0.26

Nonperforming assets included in loans held for sale
Commercial	$-	-	1	1	9
Consumer	59	42	25	15	14

Total nonperforming assets included in loans held for sale	59	42	26	16	23

Nonperforming assets included in loans and in loans held for sale	$2,987	2,106	1,765	1,382	782

as % of loans, net, foreclosed properties and loans held for sale (d)	0.63%	0.47	0.40	0.32	0.26

PAST DUE LOANS 90 DAYS AND OVER, AND NONACCRUAL LOANS (c)
Accruing loans past due 90 days and over	$590	562	555	650	666
Nonaccrual loans	2,594	1,857	1,584	1,234	578

Total past due loans 90 days and over, and nonaccrual loans	$3,184	2,419	2,139	1,884	1,244

Commercial as % of loans, net	0.38%	0.31	0.28	0.23	0.28
Consumer as % of loans, net	0.95%	0.74	0.66	0.59	0.61

(a) Principally auto loans; nonaccrual status does not apply to student loans.
(b) Restructured loans are not significant.
(c) These ratios do not include nonperforming loans included in loans held for sale.
(d) These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

Table 14
NONACCRUAL LOAN ACTIVITY (a)

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period	$1,857	1,584	1,234	578	619

COMMERCIAL NONACCRUAL LOAN ACTIVITY
Commercial nonaccrual loans, beginning of period	479	420	319	355	387
New nonaccrual loans and advances	298	205	196	157	129
Gross charge-offs	(46)	(43)	(40)	(42)	(27)
Transfers to other real estate owned	(5)	(2)	-	(1)	(2)
Sales	(14)	(15)	(1)	(81)	(43)
Other, principally payments	(69)	(86)	(54)	(69)	(89)

Net commercial nonaccrual loan activity	164	59	101	(36)	(32)

Commercial nonaccrual loans, end of period	643	479	420	319	355

CONSUMER NONACCRUAL LOAN ACTIVITY
Consumer nonaccrual loans, beginning of period	1,378	1,164	915	223	232
Balance of acquired entities at purchase date	-	-	-	589	-

New nonaccrual loans, advances and other, net	573	217	249	103	(9)
Sales and securitizations	-	(3)	-	-	-

Net consumer nonaccrual loan activity	573	214	249	103	(9)

Consumer nonaccrual loans, end of period	1,951	1,378	1,164	915	223

Balance, end of period	$2,594	1,857	1,584	1,234	578

(a) Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

Table 15
GOODWILL AND OTHER INTANGIBLE ASSETS

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Goodwill	$38,848	38,766	38,838	38,379	23,535
Deposit base	670	727	796	883	577
Customer relationships	620	651	684	662	688
Tradename	90	90	90	90	90

Total goodwill and other intangible assets	$40,228	40,234	40,408	40,014	24,890

	Nine Months Ended September 30, 2007

	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY
Wachovia/Golden West — October 1, 2006
Balance, December 31, 2006	$11	-	1	12
Purchase accounting adjustments	138	22	-	160
Cash payments	(52)	-	(1)	(53)

Balance, September 30, 2007	$97	22	-	119

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY
Wachovia/Westcorp — March 1, 2006
Balance, December 31, 2006	$2	-	-	2
Purchase accounting adjustments	2	-	-	2
Cash payments	(4)	-	-	(4)

Balance, September 30, 2007	$-	-	-	-

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY
Wachovia/SouthTrust — November 1, 2004
Balance, December 31, 2006	$51	-	2	53
Purchase accounting adjustments	-	-	-	-
Cash payments	(28)	-	-	(28)

Balance, September 30, 2007	$23	-	2	25

Table 16
DEPOSITS

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORE DEPOSITS
Noninterest-bearing	$56,825	62,112	63,399	66,572	63,880
Savings and NOW accounts	81,037	82,629	85,404	86,106	75,536
Money market accounts	114,457	111,666	108,607	105,428	97,762
Other consumer time	125,546	121,781	119,948	113,665	54,489

Total core deposits	377,865	378,188	377,358	371,771	291,667
OTHER DEPOSITS
Foreign	27,226	23,324	20,133	21,988	18,753
Other time	16,846	8,518	7,779	13,699	12,878

Total deposits	$421,937	410,030	405,270	407,458	323,298

Table 17
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

September 30, 2007
(In millions)

MATURITY OF
3 months or less	$23,673
Over 3 months through 6 months	21,477
Over 6 months through 12 months	13,579
Over 12 months	4,412

Total time deposits in amounts of $100,000 or more	$63,141

Table 18
RATES AND AMOUNTS OF SAVINGS BANK DEPOSITS (a)

	September 30, 2007		December 31, 2006

(In millions)	Rate	Amount	Rate	Amount

Deposits
Interest-bearing checking accounts	1.54%	$3,294	1.60%	$3,844
Interest-free checking accounts	-	281	-	-
Savings accounts	3.08	7,404	3.12	9,287
Term certificate accounts with original maturities of
4 weeks to 1 year	5.17	58,025	5.27	44,988
1 to 2 years	5.16	4,990	4.95	7,969
2 to 3 years	4.32	403	3.87	573
3 to 4 years	3.88	393	3.49	551
4 years and over	3.98	1,066	4.34	1,988
Retail jumbo certificates of deposits	0.69	6	0.76	12
Brokered certificates of deposits	5.36	2,686	-	-

Total	4.78%	$78,548	4.69%	$69,212

(a) The weighted average rates and amounts of deposits are for the savings banks at September 30, 2007, and at December 31, 2006. These rates and amounts represent actual product rates and amounts and do not include purchase accounting or other adjustments.

Table 19
LONG-TERM DEBT

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

NOTES AND DEBENTURES ISSUED BY
THE PARENT COMPANY
Notes
Floating rate, due 2007 to 2017	$15,401	13,651	11,151	11,149	9,649
Equity-linked and commodity-linked, due 2007 to 2012	1,047	1,055	988	869	699
3.50% to 5.80%, due 2008 to 2020	8,551	8,193	6,835	6,327	6,975
Floating rate, EMTN notes, due 2011 to 2014	3,549	3,370	3,321	1,975	1,897
4.375% to 4.875%, EMTN notes, due 2016 to 2035	3,172	3,061	3,005	2,986	943
Floating rate, Australian notes, due 2012	799	764	-	-	-
6.75%, Australian notes, due 2012	133	127	-	-	-
Subordinated notes
4.875% to 6.40%, due 2008 to 2035	6,452	6,449	6,441	6,444	5,192
Floating rate, due 2015 to 2016	1,250	1,250	1,250	1,250	600
6.605%, due 2025	250	250	250	250	250
6.30%, Putable/Callable, due 2028	200	200	200	200	200
Floating rate, hybrid trust securities, due 2037 to 2047	1,675	1,675	875	-	-
5.20%, income trust securities, due 2042	2,501	2,501	2,501	2,501	2,501
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035	795	795	795	795	795
Hedge-related basis adjustments	(139)	(660)	(74)	(21)	35

Total notes and debentures issued by the Parent Company	45,636	42,681	37,538	34,725	29,736

NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global bank note programs, varying rates and terms to 2040	21,226	21,537	21,911	18,383	18,134
Floating rate, due 2007 to 2011	7,133	7,133	7,730	7,730	-
4.125% to 4.75%, due 2008 to 2012	2,389	2,689	2,687	2,686	-
Floating rate, EMTN notes, due 2011	3,907	3,710	3,657	3,622	3,480
Subordinated notes
Bank, 4.75% to 9.625%, due 2008 to 2037	9,532	9,533	9,535	8,032	8,333
7.95%, due 2007	100	100	100	100	100
Floating rate, due 2013	417	417	417	417	417
6.75%, Australian notes, due 2017	176	169	-	-	-
Floating rate, Australian notes, due 2017	177	170	-	-	-
5.25%, EMTN notes, due 2023	1,512	1,488	1,455	1,452	1,386
6.75%	-	-	-	-	200

Total notes issued by subsidiaries	46,569	46,946	47,492	42,422	32,050

OTHER DEBT
Auto secured financing, due 2007 to 2015	7,748	8,994	8,289	9,539	9,694
Collateralized notes, floating rate, due 2008 to 2011	4,300	4,420	4,420	4,420	4,420
Junior subordinated debentures, floating rate, due 2026 to 2029	3,099	3,100	3,097	3,099	3,112
Advances from the Federal Home Loan Bank, 1.00% to 8.45%, due 2008 to 2031	43,017	30,542	34,699	36,614	2,512
Preferred units issued by subsidiaries	2,852	2,852	2,852	2,852	2,352
Capitalized leases	9	9	9	30	38
Mortgage notes and other debt of subsidiaries	5,411	2,809	3,916	4,856	2,441
Hedge-related basis adjustments	(57)	(306)	22	37	64

Total other debt	66,379	52,420	57,304	61,447	24,633

Total long-term debt	$158,584	142,047	142,334	138,594	86,419

Table 20
CHANGES IN STOCKHOLDERS’ EQUITY

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period, as reported	$69,266	69,786	69,716	51,180	48,872
Cumulative effect of accounting changes, net of income taxes	-	-	(1,447)	-	-

Balance, beginning of period	69,266	69,786	68,269	51,180	48,872

Comprehensive income
Net income	1,618	2,341	2,302	2,301	1,877
Unamortized gains and losses under employee benefit plans	16	31	-	29	-
Net unrealized gains (losses) on debt and equity securities	493	(1,284)	101	53	1,389
Net unrealized gains (losses) on derivative financial instruments	3	(76)	65	(33)	63

Total comprehensive income	2,130	1,012	2,468	2,350	3,329
Adjustment to initially apply SFAS 158, net of income taxes (a)	-	-	-	(1,086)	-
Purchases of common stock	(190)	(723)	(284)	(389)	(554)
Common stock issued for
Stock options and restricted stock	35	132	644	141	315
Acquisitions	-	-	-	18,484	(2)
Deferred compensation, net	114	125	(240)	100	108
Cash dividends on common shares	(1,215)	(1,066)	(1,071)	(1,064)	(888)

Balance, end of period	$70,140	69,266	69,786	69,716	51,180

(a) See Note 1 of accompanying Notes to Consolidated Financial Statements.

Table 21
CAPITAL RATIOS

	2007			2006

	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$41,853	41,516	39,790	39,428	34,842
Total capital	63,948	63,705	61,803	60,194	51,624
Adjusted risk-weighted assets	589,844	555,702	541,628	531,303	450,067
Adjusted leverage ratio assets	$686,373	666,646	653,994	656,428	528,071
Ratios
Tier 1 capital	7.10%	7.47	7.35	7.42	7.74
Total capital	10.84	11.46	11.41	11.33	11.47
Leverage	6.10	6.23	6.08	6.01	6.60
STOCKHOLDERS’ EQUITY TO ASSETS
Quarter-end	9.30	9.68	9.93	9.86	9.14
Average	9.58%	9.84	10.03	9.98	9.03

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.09%	7.34	7.28	7.46	7.65
Wachovia Bank of Delaware, National Association	17.14	18.37	17.82	16.27	15.08
World Savings Bank, FSB	13.44	16.07	14.37	13.77	-
World Savings Bank, FSB (Texas) (b)	15.94	12.42	-	-	-
Total capital
Wachovia Bank, National Association	10.57	10.95	10.94	10.90	11.29
Wachovia Bank of Delaware, National Association	19.27	20.29	19.41	17.84	16.96
World Savings Bank, FSB	13.81	16.45	14.77	14.16	-
World Savings Bank, FSB (Texas) (b)	16.25	12.83	-	-	-
Leverage
Wachovia Bank, National Association	6.69	6.72	6.62	6.66	6.58
Wachovia Bank of Delaware, National Association	15.66	14.33	13.42	11.18	11.84
World Savings Bank, FSB	7.17	8.78	7.84	7.30	-
World Savings Bank, FSB (Texas) (b)	5.50%	5.20	-	-	-

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.
(b) World Savings Bank, FSB (Texas) was a subsidiary of World Savings Bank, FSB prior to April 1, 2007.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	THIRD QUARTER 2007			SECOND QUARTER 2007

			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$6,459	93	5.68%	$3,384	50	6.00%
Federal funds sold and securities purchased under resale agreements	14,206	194	5.42	12,110	158	5.25
Trading account assets (a)	38,737	575	5.93	35,165	519	5.90
Securities (a)	111,424	1,522	5.46	108,433	1,467	5.41
Loans (a) (b)
Commercial
Commercial, financial and agricultural	106,263	1,927	7.19	101,012	1,805	7.16
Real estate — construction and other	17,795	344	7.66	17,334	329	7.62
Real estate — mortgage	20,883	406	7.71	20,175	378	7.53
Lease financing	7,523	146	7.80	7,759	150	7.74
Foreign	22,208	308	5.53	19,232	265	5.51

Total commercial	174,672	3,131	7.12	165,512	2,927	7.09

Consumer
Real estate secured	223,356	4,070	7.28	222,096	4,042	7.28
Student loans	7,299	122	6.61	8,850	141	6.42
Installment loans	24,474	614	9.99	24,799	609	9.38

Total consumer	255,129	4,806	7.52	255,745	4,792	7.46

Total loans	429,801	7,937	7.36	421,257	7,719	7.31

Loans held for sale	20,209	363	7.14	17,644	285	6.47
Other earning assets	7,937	138	6.91	7,985	144	7.23

Total earning assets excluding derivatives	628,773	10,822	6.86	605,978	10,342	6.82
Risk management derivatives (c)	-	42	0.02	-	46	0.03

Total earning assets including derivatives	628,773	10,864	6.88	605,978	10,388	6.85

Cash and due from banks	11,134			11,533
Other assets	89,097			87,262

Total assets	$729,004			$704,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	81,851	357	1.73	83,977	367	1.75
Money market accounts	116,404	980	3.34	111,562	976	3.51
Other consumer time	122,474	1,507	4.88	120,684	1,455	4.84
Foreign	23,322	292	4.97	21,871	270	4.96
Other time	13,776	187	5.40	8,051	107	5.30

Total interest-bearing deposits	357,827	3,323	3.68	346,145	3,175	3.68
Federal funds purchased and securities sold under repurchase agreements	44,334	556	4.98	38,031	473	4.98
Commercial paper	5,799	65	4.42	5,143	60	4.67
Securities sold short	7,420	70	3.74	7,158	67	3.75
Other short-term borrowings	7,793	55	2.74	7,688	52	2.77
Long-term debt	151,226	2,067	5.44	143,504	1,923	5.37

Total interest-bearing liabilities excluding derivatives	574,399	6,136	4.24	547,669	5,750	4.21
Risk management derivatives (c)	-	144	0.10	-	151	0.11

Total interest-bearing liabilities including derivatives	574,399	6,280	4.34	547,669	5,901	4.32

Noninterest-bearing deposits	58,280			62,273
Other liabilities	26,468			25,514
Stockholders’ equity	69,857			69,317

Total liabilities and stockholders’ equity	$729,004			$704,773

Interest income and rate earned — including derivatives		$10,864	6.88%		$10,388	6.85%
Interest expense and equivalent rate paid — including derivatives		6,280	3.96		5,901	3.91

Net interest income and margin — including derivatives		$4,584	2.92%		$4,487	2.94%

a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

FIRST QUARTER 2007			FOURTH QUARTER 2006			THIRD QUARTER 2006

		Average			Average			Average
	Interest	Rates		Interest	Rates		Interest	Rates
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

$1,523	30	7.80%	$3,596	54	5.95%	$2,671	34	5.07%

14,124	177	5.07	20,830	268	5.11	17,530	224	5.08
29,681	442	5.97	31,069	469	6.03	31,160	409	5.24
108,071	1,461	5.42	108,543	1,467	5.40	122,152	1,661	5.44

98,413	1,736	7.16	96,359	1,726	7.10	93,886	1,673	7.07
16,508	313	7.69	16,091	311	7.67	15,787	308	7.74
20,231	380	7.61	19,830	380	7.61	19,507	378	7.69
7,730	150	7.75	9,674	166	6.88	9,731	172	7.04
14,406	196	5.49	12,352	170	5.49	11,655	158	5.37

157,288	2,775	7.15	154,306	2,753	7.08	150,566	2,689	7.09

225,909	4,148	7.36	226,870	4,240	7.47	99,669	1,670	6.69
8,524	136	6.47	8,886	145	6.49	9,605	161	6.65
23,540	566	9.42	22,499	546	9.62	21,270	517	9.66

257,973	4,850	7.52	258,255	4,931	7.63	130,544	2,348	7.17

415,261	7,625	7.38	412,561	7,684	7.42	281,110	5,037	7.13

16,748	255	6.16	11,928	200	6.70	12,130	214	6.99
8,255	139	6.82	8,366	149	7.05	5,386	113	8.35

593,663	10,129	6.86	596,893	10,291	6.87	472,139	7,692	6.49
-	48	0.03	-	114	0.08	-	129	0.11

593,663	10,177	6.89	596,893	10,405	6.95	472,139	7,821	6.60

12,260			12,418			11,973
85,106			89,376			71,052

$691,029			$698,687			$555,164

84,247	373	1.80	82,924	398	1.90	75,534	355	1.86
107,785	917	3.45	104,620	913	3.46	99,788	862	3.43
116,262	1,369	4.77	111,858	1,310	4.65	52,352	548	4.15
20,802	249	4.85	20,245	241	4.73	20,599	244	4.70
9,034	119	5.36	12,708	166	5.17	14,534	191	5.23

338,130	3,027	3.63	332,355	3,028	3.61	262,807	2,200	3.32

35,142	430	4.97	43,732	537	4.87	51,314	629	4.86
4,920	57	4.72	5,043	60	4.72	5,190	63	4.77
8,709	83	3.86	9,934	94	3.75	8,951	82	3.61
6,898	44	2.54	6,530	38	2.38	5,575	30	2.14
141,979	1,880	5.35	139,364	1,873	5.35	80,726	1,095	5.41

535,778	5,521	4.17	536,958	5,630	4.16	414,563	4,099	3.93
-	119	0.09	-	163	0.13	-	144	0.14

535,778	5,640	4.26	536,958	5,793	4.29	414,563	4,243	4.07

60,976			63,025			63,553
24,955			28,979			26,905
69,320			69,725			50,143

$691,029			$698,687			$555,164

	$10,177	6.89%		$10,405	6.95%		$7,821	6.60%
	5,640	3.85		5,793	3.86		4,243	3.57

	$4,537	3.04%		$4,612	3.09%		$3,578	3.03%

(c) The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	NINE MONTHS ENDED			NINE MONTHS ENDED
	SEPTEMBER 30, 2007			SEPTEMBER 30, 2006

			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$3,807	173	6.06%	$2,523	90	4.77%
Federal funds sold and securities purchased under resale agreements	13,480	529	5.25	18,264	642	4.70
Trading account assets (a)	34,561	1,536	5.93	29,232	1,146	5.23
Securities (a)	109,322	4,450	5.43	121,415	4,886	5.37
Loans (a) (b)
Commercial
Commercial, financial and agricultural	101,925	5,468	7.17	90,666	4,639	6.84
Real estate — construction and other	17,217	986	7.66	14,978	828	7.39
Real estate — mortgage	20,432	1,164	7.62	19,928	1,097	7.36
Lease financing	7,670	446	7.76	9,891	518	6.98
Foreign	18,644	769	5.51	11,026	418	5.06

Total commercial	165,888	8,833	7.12	146,489	7,500	6.84

Consumer
Real estate secured	223,778	12,260	7.31	97,722	4,768	6.51
Student loans	8,220	399	6.49	10,342	488	6.31
Installment loans	24,274	1,789	9.60	17,839	1,241	9.30

Total consumer	256,272	14,448	7.50	125,903	6,497	6.89

Total loans	422,160	23,281	7.35	272,392	13,997	6.86

Loans held for sale	18,213	903	6.62	9,922	507	6.82
Other earning assets	8,057	421	6.98	5,660	330	7.79

Total earning assets excluding derivatives	609,600	31,293	6.84	459,408	21,598	6.28
Risk management derivatives (c)	—	136	0.03	—	417	0.12

Total earning assets including derivatives	609,600	31,429	6.87	459,408	22,015	6.40

Cash and due from banks	11,638			12,260
Other assets	87,170			68,781

Total assets	$708,408			$540,449

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	83,350	1,097	1.76	77,937	991	1.70
Money market accounts	111,949	2,873	3.43	99,545	2,296	3.08
Other consumer time	119,828	4,331	4.83	49,038	1,420	3.87
Foreign	22,008	811	4.93	20,325	665	4.38
Other time	10,304	413	5.36	14,367	541	5.03

Total interest-bearing deposits	347,439	9,525	3.67	261,212	5,913	3.03
Federal funds purchased and securities sold under repurchase agreements	39,203	1,459	4.98	50,049	1,675	4.47
Commercial paper	5,290	182	4.60	4,684	155	4.41
Securities sold short	7,758	220	3.79	8,910	219	3.28
Other short-term borrowings	7,463	151	2.69	6,399	106	2.22
Long-term debt	145,604	5,870	5.39	69,591	2,732	5.24

Total interest-bearing liabilities excluding derivatives	552,757	17,407	4.21	400,845	10,800	3.60
Risk management derivatives (c)	—	414	0.10	—	423	0.14

Total interest-bearing liabilities including derivatives	552,757	17,821	4.31	400,845	11,223	3.74

Noninterest-bearing deposits	60,500			64,510
Other liabilities	25,651			26,042
Stockholders’ equity	69,500			49,052

Total liabilities and stockholders’ equity	$708,408			$540,449

Interest income and rate earned — including derivatives		$31,429	6.87%		$22,015	6.40%
Interest expense and equivalent rate paid — including derivatives		17,821	3.90		11,223	3.27

Net interest income and margin — including derivatives		$13,608	2.97%		$10,792	3.13%

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.
(c) The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	2007			2006

	Third	Second	First	Fourth	Third
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

ASSETS
Cash and due from banks	$12,681	12,065	12,593	15,826	11,850
Interest-bearing bank balances	4,449	2,726	2,591	2,167	5,270
Federal funds sold and securities purchased under resale agreements	11,995	11,511	10,322	16,923	18,497

Total cash and cash equivalents	29,125	26,302	25,506	34,916	35,617

Trading account assets	53,969	49,969	47,875	45,529	43,904
Securities	111,827	106,184	106,841	108,619	106,553
Loans, net of unearned income	449,206	429,120	421,663	420,158	290,759
Allowance for loan losses	(3,505)	(3,390)	(3,378)	(3,360)	(3,004)

Loans, net	445,701	425,730	418,285	416,798	287,755

Loans held for sale	21,431	17,733	15,032	12,568	9,039
Premises and equipment	6,002	6,080	6,058	6,141	5,536
Due from customers on acceptances	1,295	831	992	855	1,200
Goodwill	38,848	38,766	38,838	38,379	23,535
Other intangible assets	1,380	1,468	1,570	1,635	1,355
Other assets	44,590	42,365	41,672	41,681	45,428

Total assets	$754,168	715,428	702,669	707,121	559,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	56,825	62,112	63,399	66,572	63,880
Interest-bearing deposits	365,112	347,918	341,871	340,886	259,418

Total deposits	421,937	410,030	405,270	407,458	323,298
Short-term borrowings	62,714	52,715	47,144	49,157	58,749
Bank acceptances outstanding	1,303	840	1,004	863	1,213
Trading account liabilities	17,771	19,319	17,291	18,228	19,553
Other liabilities	18,424	18,080	16,741	20,004	16,513
Long-term debt	158,584	142,047	142,334	138,594	86,419

Total liabilities	680,733	643,031	629,784	634,304	505,745

Minority interest in net assets of consolidated subsidiaries	3,295	3,131	3,099	3,101	2,997

STOCKHOLDERS’ EQUITY
Preferred stock, Class A, 40 million shares, no par value; 10 million shares, no par value; none issued	-	-	-	-	-
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at September 30, 2007	-	-	-	-	-
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	-	-	-	-	-
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.901 billion shares at September 30, 2007	6,336	6,343	6,378	6,347	5,271
Paid-in capital	51,885	51,851	51,964	51,746	34,276
Retained earnings	14,670	14,335	13,378	13,723	12,696
Accumulated other comprehensive income, net	(2,751)	(3,263)	(1,934)	(2,100)	(1,063)

Total stockholders’ equity	70,140	69,266	69,786	69,716	51,180

Total liabilities and stockholders’ equity	$754,168	715,428	702,669	707,121	559,922

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	2007			2006

	Third	Second	First	Fourth	Third
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

INTEREST INCOME
Interest and fees on loans	$7,937	7,723	7,618	7,736	5,096
Interest and dividends on securities	1,529	1,474	1,478	1,491	1,692
Trading account interest	566	506	433	462	401
Other interest income	799	647	611	681	595

Total interest income	10,831	10,350	10,140	10,370	7,784

INTEREST EXPENSE
Interest on deposits	3,334	3,180	3,014	3,067	2,238
Interest on short-term borrowings	801	706	669	781	860
Interest on long-term debt	2,145	2,015	1,957	1,945	1,145

Total interest expense	6,280	5,901	5,640	5,793	4,243

Net interest income	4,551	4,449	4,500	4,577	3,541
Provision for credit losses	408	179	177	206	108

Net interest income after provision for credit losses	4,143	4,270	4,323	4,371	3,433

FEE AND OTHER INCOME
Service charges	689	667	614	646	638
Other banking fees	437	504	416	452	427
Commissions	600	649	659	633	562
Fiduciary and asset management fees	993	981	920	856	823
Advisory, underwriting and other investment banking fees	393	454	407	433	292
Trading account profits (losses)	(437)	195	128	29	123
Principal investing	372	298	48	142	91
Securities gains (losses)	(34)	23	53	47	94
Other income	(252)	435	456	742	415

Total fee and other income	2,761	4,206	3,701	3,980	3,465

NONINTEREST EXPENSE
Salaries and employee benefits	2,628	3,122	2,972	3,023	2,531
Occupancy	325	331	312	323	284
Equipment	283	309	307	314	291
Advertising	62	70	61	47	54
Communications and supplies	175	180	173	166	158
Professional and consulting fees	196	209	177	239	200
Other intangible amortization	92	103	118	141	92
Merger-related and restructuring expenses	36	32	10	49	38
Sundry expense	692	500	458	629	397

Total noninterest expense	4,489	4,856	4,588	4,931	4,045

Minority interest in income of consolidated subsidiaries	189	139	136	125	104

Income from continuing operations before income taxes	2,226	3,481	3,300	3,295	2,749
Income taxes	608	1,140	998	1,040	872

Income from continuing operations	1,618	2,341	2,302	2,255	1,877
Discontinued operations, net of income taxes	-	-	-	46	-

Net income	$1,618	2,341	2,302	2,301	1,877

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$0.86	1.24	1.22	1.20	1.19
Net income	0.86	1.24	1.22	1.22	1.19
Diluted earnings
Income from continuing operations	0.85	1.22	1.20	1.18	1.17
Net income	0.85	1.22	1.20	1.20	1.17
Cash dividends	$0.64	0.56	0.56	0.56	0.56
AVERAGE COMMON SHARES
Basic	1,885	1,891	1,894	1,889	1,573
Diluted	1,910	1,919	1,925	1,922	1,600

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,

(In millions, except per share data)	2007	2006

ASSETS
Cash and due from banks	$12,681	15,826
Interest-bearing bank balances	4,449	2,167
Federal funds sold and securities purchased under resale agreements	11,995	16,923

Total cash and cash equivalents	29,125	34,916

Trading account assets	53,969	45,529
Securities	111,827	108,619
Loans, net of unearned income	449,206	420,158
Allowance for loan losses	(3,505)	(3,360)

Loans, net	445,701	416,798

Loans held for sale	21,431	12,568
Premises and equipment	6,002	6,141
Due from customers on acceptances	1,295	855
Goodwill	38,848	38,379
Other intangible assets	1,380	1,635
Other assets	44,590	41,681

Total assets	$754,168	707,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	56,825	66,572
Interest-bearing deposits	365,112	340,886

Total deposits	421,937	407,458
Short-term borrowings	62,714	49,157
Bank acceptances outstanding	1,303	863
Trading account liabilities	17,771	18,228
Other liabilities	18,424	20,004
Long-term debt	158,584	138,594

Total liabilities	680,733	634,304

Minority interest in net assets of consolidated subsidiaries	3,295	3,101

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at September 30, 2007	-	-
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	-	-
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.901 billion shares at September 30, 2007	6,336	6,347
Paid-in capital	51,885	51,746
Retained earnings	14,670	13,723
Accumulated other comprehensive income, net	(2,751)	(2,100)

Total stockholders’ equity	70,140	69,716

Total liabilities and stockholders’ equity	$754,168	707,121

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions, except per share data)	2007	2006	2007	2006

INTEREST INCOME
Interest and fees on loans	$7,937	5,096	23,278	14,240
Interest and dividends on securities	1,529	1,692	4,481	4,942
Trading account interest	566	401	1,505	1,113
Other interest income	799	595	2,057	1,600

Total interest income	10,831	7,784	31,321	21,895

INTEREST EXPENSE
Interest on deposits	3,334	2,238	9,528	6,052
Interest on short-term borrowings	801	860	2,176	2,333
Interest on long-term debt	2,145	1,145	6,117	2,838

Total interest expense	6,280	4,243	17,821	11,223

Net interest income	4,551	3,541	13,500	10,672
Provision for credit losses	408	108	764	228

Net interest income after provision for credit losses	4,143	3,433	12,736	10,444

FEE AND OTHER INCOME
Service charges	689	638	1,970	1,834
Other banking fees	437	427	1,357	1,304
Commissions	600	562	1,908	1,773
Fiduciary and asset management fees	993	823	2,894	2,392
Advisory, underwriting and other investment banking fees	393	292	1,254	912
Trading account profits (losses)	(437)	123	(114)	506
Principal investing	372	91	718	383
Securities gains (losses)	(34)	94	42	71
Other income	(252)	415	639	1,390

Total fee and other income	2,761	3,465	10,668	10,565

NONINTEREST EXPENSE
Salaries and employee benefits	2,628	2,531	8,722	7,880
Occupancy	325	284	968	850
Equipment	283	291	899	870
Advertising	62	54	193	157
Communications and supplies	175	158	528	487
Professional and consulting fees	196	200	582	551
Other intangible amortization	92	92	313	282
Merger-related and restructuring expenses	36	38	78	130
Sundry expense	692	397	1,650	1,338

Total noninterest expense	4,489	4,045	13,933	12,545

Minority interest in income of consolidated subsidiaries	189	104	464	289

Income before income taxes	2,226	2,749	9,007	8,175
Income taxes	608	872	2,746	2,685

Net income	$1,618	1,877	6,261	5,490

PER COMMON SHARE DATA
Basic earnings	$0.86	1.19	3.31	3.49
Diluted earnings	0.85	1.17	3.26	3.43
Cash dividends	$0.64	0.56	1.76	1.58
AVERAGE COMMON SHARES
Basic	1,885	1,573	1,890	1,571
Diluted	1,910	1,600	1,918	1,600

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,

(In millions)	2007	2006

OPERATING ACTIVITIES
Net income	$6,261	5,490
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	(65)	(24)
Provision for credit losses	764	228
Gain on securitization transactions	(97)	(200)
Gain on sale of mortgage servicing rights	(4)	(23)
Securities transactions	(42)	(71)
Depreciation and other amortization	1,369	1,227
Trading account assets, net	(8,440)	(1,200)
Loss on sales of premises and equipment	1	-
Contribution to qualified pension plan	(270)	(600)
Excess income tax benefits from share-based payment arrangements	(43)	(130)
Loans held for sale, net	(6,952)	(3,137)
Deferred interest on certain loans	(1,087)	-
Other assets, net	(3,148)	(7,890)
Trading account liabilities, net	(457)	1,955
Other liabilities, net	(1,293)	1,337

Net cash used by operating activities	(13,503)	(3,038)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	9,365	30,566
Maturities of securities	33,504	14,186
Purchases of securities	(45,876)	(32,958)
Origination of loans, net	(31,488)	(20,241)
Sales of premises and equipment	218	241
Purchases of premises and equipment	(720)	(1,383)
Goodwill and other intangible assets	(527)	(98)
Purchase of bank-owned separate account life insurance, net	(607)	(1,742)
Cash equivalents acquired, net of purchases of banking organizations	-	997

Net cash used by investing activities	(36,131)	(10,432)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase (decrease) in deposits, net	14,479	(3,837)
Securities sold under repurchase agreements and other short-term borrowings, net	13,557	(3,204)
Issuances of long-term debt	48,267	30,614
Payments of long-term debt	(28,277)	(6,139)
Issuances of common stock, net	323	547
Purchases of common stock	(1,197)	(4,124)
Excess income tax benefits from share-based payment arrangements	43	130
Cash dividends paid	(3,352)	(2,525)

Net cash provided by financing activities	43,843	11,462

Decrease in cash and cash equivalents	(5,791)	(2,008)
Cash and cash equivalents, beginning of year	34,916	37,625

Cash and cash equivalents, end of period	$29,125	35,617

NONCASH ITEMS
Transfer to securities from loans resulting from securitizations	$1,119	2,422
Transfer to securities from loans held for sale resulting from securitizations	-	67
Transfer to loans from loans held for sale	(1,911)	462
Cumulative effect of accounting changes, net of income taxes	(1,447)	41
Issuance of common stock for purchase accounting acquisitions	$-	3,963

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
GENERAL
     Wachovia Corporation and subsidiaries (together the “Company”) is a diversified financial services company whose operations are principally domestic.
     The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, the unaudited condensed consolidated financial statements do not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. The unaudited condensed consolidated financial statements of the Company include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such financial statements for all periods presented. The financial position and results of operations as of and for the nine months ended September 30, 2007, are not necessarily indicative of the results of operations that may be expected in the future. Please refer to the Company’s 2006 Annual Report on Form 10-K for additional information related to the Company’s audited consolidated financial statements for the three years ended December 31, 2006, including the related notes to consolidated financial statements.
     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.
BUSINESS COMBINATIONS
     On May 31, 2007, the Company announced the signing of a definitive merger agreement with A.G. Edwards, Inc. (“A.G. Edwards”). The acquisition of this retail brokerage firm headquartered in St. Louis, Missouri was completed on October 1, 2007, and the A.G. Edwards retail brokerage business will be combined with Wachovia Securities on January 1, 2008. Under the terms of this agreement each A.G. Edwards shareholder received 0.9844 shares of Wachovia common stock and $35.80 in cash for each share of A.G. Edwards common stock. Based on the Company’s weighted average of the closing prices for a period two trading days before the announcement of the merger and two trading days after the merger announcement (which includes the day of the announcement) of $54.39, the transaction is valued at $6.7 billion.
UNFUNDED COMMITMENTS FOR LOANS TO BE SOLD
     For unfunded lending commitments where management’s intent is to sell all or part of the funded loan, the Company records a reserve when management believes that a loss is both probable and estimable. The loss estimate is based on management’s assessment of either the amount the Company would pay to transfer the commitment or the difference between the assumed funded amount, if the loan were to fund currently, and the amount at which the loan could be sold currently.
PERSONNEL EXPENSE AND RETIREMENT BENEFITS
     The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” on December 31, 2006, and in connection therewith, reclassified certain amounts to accumulated other comprehensive income that had previously been reported as assets or liabilities. Beginning in 2007, actuarial gains and losses and prior service costs and credits that arise during the period are included in comprehensive income to the extent they are not included in net periodic pension cost.
     The components of the retirement benefit costs included in salaries and employee benefits for the nine months ended September 30, 2007 and 2006, are presented below.

					Other
					Postretirement
	Qualified Pension		Nonqualified Pension		Benefits
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
(In millions)	2007	2006	2007	2006	2007	2006

RETIREMENT BENEFIT COSTS
Service cost	$138	146	2	3	3	3
Interest cost	197	188	16	19	33	35
Expected return on plan assets	(369)	(319)	—	—	(2)	(2)
Amortization of prior service cost	(20)	(20)	—	1	(6)	(6)
Amortization of actuarial losses	91	104	6	9	—	4
Special and/or contractual termination benefits	—	—	—	17	—	—

Net retirement benefit costs	$37	99	24	49	28	34

In January 2007, the Company contributed $270 million to the qualified pension plan, and does not expect to make any further contributions in 2007. Additionally, the Company’s practice is to contribute annually to each of the nonqualified pension and other postretirement benefit plans an amount equal to the benefit payments made during the year less any retiree contributions, where applicable, received during the year.

OTHER INCOME
     Market disruption-related net valuation losses of $747 million are included in other income in the consolidated statements of income for the three and nine months ended September 30, 2007. Of this amount, $372 million relates to the Company’s commercial mortgage securitization business, $334 million relates to leveraged finance commitments and $41 million relates to wholesale consumer warehouses.
CORRECTION OF ACCOUNTING ERRORS
     The third quarter of 2007 included a $396 million benefit related to correction of errors, primarily in earlier periods in 2007. Of this amount, $232 million resulted from incorrect application of hedge accounting to certain variable rate demand deposits that have no stated maturity, largely in the second quarter of 2007. Effective April 1, 2007, the Company no longer designates these deposits as hedged instruments in hedge accounting strategies. Also included in the $396 million were: an $88 million reduction in the allowance for loan losses to correct an error in the formula-based reserve for overdrafts, $39 million to reverse amortization of deferred costs incorrectly recorded earlier in 2007 on certain of the Company’s mortgage products, and a $37 million benefit to correct accounting for certain fair value hedging relationships in prior periods. The third quarter 2007 amounts represented correction of errors principally from the first and second quarters of 2007, and accordingly, there is only an insignificant impact on net income for the nine month period ended September 30, 2007. Wachovia’s management believes the impact of these corrections is not material to current or prior period financial statements, and the Audit Committee of Wachovia’s Board of Directors, based on information reviewed by management with the Audit Committee, concurred with management’s conclusion.
NEW ACCOUNTING PRONOUNCEMENTS
     On January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Staff Position (FSP) FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2), FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No 109,” SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” and Emerging Issues Task Force (EITF) Issue No, 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, ‘Accounting for Purchases of Life Insurance.’” For all of these new standards, the cumulative effect of adoption is recorded as an adjustment, net of applicable taxes, to beginning retained earnings on January 1, 2007.
     FSP 13-2 amends SFAS 13, “Accounting for Leases,” such that changes that affect the timing of cash flows but not the total net income under a leveraged lease will trigger a recalculation of the lease. The Company has two primary classes of leveraged lease transactions that are affected by FSP 13-2: Lease-In, Lease-Out transactions (LILOs) and a second group of transactions that are broadly referred to as Sale-In, Lease-Out transactions (SILOs). The Company settled with the Internal Revenue Service (IRS) in June 2004 on all matters relating to our portfolio of LILOs. On SILOs, the Company has concluded that it is possible that upon ultimate resolution with the IRS, the Company may not realize all of the income tax benefits originally recorded. On January 1, 2007, the Company recorded a $1.4 billion after-tax charge to beginning retained earnings entirely related to the recalculation of the Company’s portfolio of LILOs and SILOs to reflect the actual change in the timing of income tax cash flows on LILOs and the expected change on SILOs.
     In performing the leveraged lease recalculation, the Company made certain assumptions relative to the amount and timing of income tax cash flows. If new information becomes available in the future causing a change in the assumptions, the Company would then be required to perform another recalculation, the effect of which would be reported in the results of operations, and could, depending on the assumption that changed, result in either an increase or a decrease to the net investment in the leases.
     See Note 8 for additional information on the adoption of FIN 48.
     SFAS 155 permits companies to record certain hybrid financial instruments at fair value with corresponding changes in fair value recorded in the results of operations. Hybrid financial instruments are those containing an embedded derivative. SFAS 155 also provides a one-time opportunity to elect to record certain hybrid financial instruments existing on January 1, 2007, at fair value. Wachovia did not elect to carry any such financial instruments at fair value, and accordingly, had no cumulative effect adjustment from the adoption. Going forward, certain retained interests in securitizations will be carried at fair value under SFAS 155 with unrealized gains and losses recorded in the results of operations.
     EITF Issue No. 06-5 addresses the accounting for certain bank and corporate-owned life insurance policies. The impact of adoption of this standard amounted to a $4 million reduction in the Company’s January 1, 2007, investment in bank and corporate-owned life insurance of $13.3 billion, with an offsetting $4 million reduction in beginning retained earnings on January 1, 2007.

     In the third quarter of 2007, the Company adopted FASB FSP No. FIN 39-1 (FIN 39-1), “Amendment of FASB Interpretation No. 39,” which expands the scope of FIN No. 39, “Offsetting of Amounts Related to Certain Contracts” (FIN 39), to permit netting of cash collateral received or posted against the applicable derivative asset or liability in situations where the applicable netting criteria are met. This new interpretation, which the FASB issued in April 2007, is effective January 1, 2008, with early adoption permitted. The FSP requires retrospective adoption to earlier periods. Adoption of FIN 39-1 resulted in a net reduction in total assets and total liabilities of $4.3 billion at September 30, 2007. The interest income or expense related to netted cash collateral has been reclassified to trading account profits in the results of operations.
RECLASSIFICATIONS
     Certain amounts in 2006 were reclassified to conform with the presentation in 2007. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations.
SUBSEQUENT EVENTS
     Subsequent to the end of the third quarter of 2007, certain financial markets experienced further deterioration, particularly the markets for subprime residential mortgage-backed securities (RMBS) and for collateralized debt obligations (CDOs) collateralized by RMBS (ABS CDOs). The value of the CDOs the Company has in its portfolio depends on the value of the underlying collateral. ABS CDOs experienced declines in value correlated to the declines in value of subprime RMBS in October. The Company’s third quarter 2007 market disruption-related losses included $347 million of subprime-related valuation losses, net of hedges, on ABS CDOs. Due to the October market deterioration, the Company’s ABS CDOs experienced further declines in value in the month of October 2007 by an amount estimated to be approximately $1.1 billion. The fair values of these investments in future periods, including at the end of the fourth quarter of 2007, and the effect on the Company’s financial results, will depend on future market developments and assumptions that may change over time.
     Additionally, due to anticipated loan growth and the impact of continuing credit deterioration in our loan portfolio, the Company expects to increase the allowance for loan losses in the fourth quarter of 2007. The expected credit deterioration will likely be focused in certain geographic areas that have recently experienced dramatic declines in housing values. The Company expects that these declines will correlate to increases in loan losses for loans originated within the last two years within these geographic areas. Accordingly, the Company now expects to record a loan loss provision in the fourth quarter of 2007 by an amount estimated to be between $500 million and $600 million in excess of charge-offs for the three months ended December 31, 2007. The actual provision will be determined in accordance with the Company’s policies and procedures, will depend on credit conditions and assumptions at quarter-end and may be materially greater or less than the range discussed in the preceding sentence.
     On November 7, 2007, the Company received information pursuant to our obligations relative to our membership interest in Visa, Inc. In light of this information, the Company recorded a $115 million liability and a corresponding expense in the third quarter of 2007.

NOTE 2: SECURITIES

	September 30, 2007

									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$432	171	155	41	799	1	5	803	3.11
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	357	17,575	48,334	72	66,338	82	1,665	67,921	6.61
Asset-backed
Residual interests from securitizations	33	299	171	17	520	117	16	419	3.78
Retained bonds from securitizations	2,155	239	112	-	2,506	9	35	2,532	1.34
Collateralized mortgage obligations	619	7,797	3,944	635	12,995	82	116	13,029	4.64
Commercial mortgage-backed	669	1,147	1,412	26	3,254	91	50	3,213	4.62
Other	1,002	2,770	811	67	4,650	9	65	4,706	3.33
State, county and municipal	57	569	606	2,250	3,482	151	18	3,349	14.00
Sundry	1,960	1,635	5,783	7,905	17,283	90	656	17,849	10.00

Total market value	$7,284	32,202	61,328	11,013	111,827	632	2,626	113,821	6.73

MARKET VALUE
Debt securities	$7,284	32,202	61,328	9,171	109,985	573	2,543	111,955
Equity securities	-	-	-	1,842	1,842	59	83	1,866

Total market value	$7,284	32,202	61,328	11,013	111,827	632	2,626	113,821

AMORTIZED COST
Debt securities	$7,212	32,427	62,930	9,386	111,955
Equity securities	-	-	-	1,866	1,866

Total amortized cost	$7,212	32,427	62,930	11,252	113,821

WEIGHTED AVERAGE YIELD
U.S. Treasury	4.89%	2.00	2.75	4.96	3.85
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	4.69	5.03	5.38	5.83	5.29
Asset-backed Residual interests from securitizations	85.31	15.20	20.83	44.61	19.62
Retained bonds from securitizations	6.34	6.71	8.35	-	6.48
Collateralized mortgage obligations	5.13	5.86	5.66	5.89	5.77
Commercial mortgage-backed	7.99	8.03	5.15	11.28	6.75
Other	6.62	5.68	6.51	7.23	6.05
State, county and municipal	8.89	7.92	7.97	6.62	7.10
Sundry	5.72	5.10	4.64	5.24	5.08
Consolidated	6.24%	5.51	5.40	5.60	5.51

     At September 30, 2007, all securities not classified as trading were classified as available for sale.
     At September 30, 2007, mortgage-backed securities included Federal National Mortgage Association and Federal Home Loan Mortgage Corporation securities with an amortized cost of $49.4 billion and a market value of $48.3 billion, and an amortized cost of $15.9 billion and a market value of $15.5 billion, respectively.
     Also included in mortgage-backed securities are U.S. Government agency and Government-sponsored entity securities retained from the securitization of residential mortgage loans. These securities had an amortized cost and market value of $4.5 billion at September 30, 2007.
     Included in asset-backed securities are retained bonds primarily from the securitization of commercial and consumer real estate, SBA, student and auto loans. At September 30, 2007, retained bonds with an amortized cost and a market value of $2.5 billion were considered investment grade based on external ratings. Retained bonds with an amortized cost and market value of $2.1 billion at September 30, 2007, have an external credit rating of AA and above.
     Securities with an aggregate amortized cost of $52.0 billion at September 30, 2007, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
     Expected maturities of beneficial interests and the contractual maturities of all other securities are summarized in the table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
     Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
     At September 30, 2007, there were forward commitments to purchase securities on both a regular way and non-regular way basis at a cost that approximates a market value of $236 million. At September 30, 2007, there were commitments to sell securities at a price that approximates a market value of $996 million.
     On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors including the severity and duration of the impairment; the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss in securities gains (losses). Gross unrealized losses at September 30, 2007, are primarily caused by interest rate changes. The Company has reviewed these securities in accordance with its accounting policy for other-than-temporary impairment discussed above and does not consider them other-than-temporarily impaired.
     Gross gains and losses realized on the sale of debt securities in the nine months ended September 30, 2007, were $108 million and $114 million (including $95 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $49 million and $1 million (impairment losses were insignificant), respectively.

NOTE 3: VARIABLE INTEREST ENTITIES AND SERVICING ASSETS
VARIABLE INTEREST ENTITIES
The Company administers a multi-seller commercial paper conduit that arranges financing for certain customer transactions thereby providing customers with access to the commercial paper market. The Company provides a liquidity agreement on all the commercial paper issued by the conduit. The conduit is a variable interest entity (“VIE”) and the liquidity agreement is considered a variable interest; however, because the Company does not hold a majority of the expected losses or expected residual returns through variable interests, the Company does not consolidate the conduit on the balance sheet. The provisions of the liquidity agreement require the Company, at the discretion of the administrator, which may include situations where the conduit is unable to issue commercial paper, to purchase assets from the conduit at par value, which may be different from fair value. Any losses incurred on such purchases would be initially absorbed by the third-party holder of a subordinated note in the conduit. The ability to issue commercial paper is a function of general market conditions and the credit rating of the liquidity provider. This conduit has never been unable to issue commercial paper, including during the third quarter 2007 market disruption. At September 30, 2007, and December 31, 2006, the conduit administered by the Company had total assets of $15.2 billion and $11.4 billion, respectively, and the Company had a maximum exposure to losses of $27.2 billion and $20.0 billion, respectively, related to its liquidity agreements.
The Company administers and has certain variable interests in a structured lending vehicle that is a VIE. Prior to the third quarter of 2007, based on the historical expectation of this entity’s variability, the Company was not the primary beneficiary, and accordingly, did not consolidate this entity. In the third quarter of 2007, as a result of the fixed income market disruption, the Company purchased certain of the entity’s commercial paper and disposed of certain variable interests in connection with the sale of assets. As a result, a reassessment was required to determine whether the Company was the primary beneficiary. The expectation of the variability associated with the Company’s variable interests changed, primarily due to a decline in the fair value of the entity’s assets. As a result, a conclusion was reached that the Company is the primary beneficiary, and accordingly, the Company consolidated the entity as of September 30, 2007, adding $4.9 billion of assets to the consolidated balance sheet.
In the third quarter of 2007, the Company purchased and placed in the securities available for sale portfolio $1.1 billion of asset-backed commercial paper from Evergreen money market funds, which the Company manages. The Company recorded a $40 million valuation loss on this purchase. The Company was not required by contract to purchase these or any other assets from the Evergreen funds that the Company manages.
SERVICING ASSETS
In connection with certain transactions where the Company securitizes and sells originated or purchased loans with servicing retained, servicing assets or liabilities are recorded based on the fair value of the servicing rights on the date the loans are sold. The Company also purchases certain servicing assets. The Company recognizes individual classes of servicing assets under either a fair value method or an amortized cost method.
Originated residential mortgage servicing assets, recorded under the fair value method, are estimated using discounted cash flows with prepayment speeds and discount rates as the significant assumptions. At September 30, 2007, the weighted average prepayment speed assumption was 16.11 percent and the weighted average discount rate used was 10.76 percent.
Servicing fee income for the nine months ended September 30, 2007, was $210 million and is included in other banking fees on the consolidated statements of income. Changes in the fair value and amortization of servicing assets are included in other banking fees. The change in the fair value of originated residential mortgage servicing assets and the change in the carrying amount of servicing assets which are recorded at amortized cost in the nine months ended September 30, 2007, follows.

	Nine Months Ended September 30, 2007
	Servicing Assets
	Fair Value	Amortized Cost
		Fixed Rate
	Originated	Commercial
	Residential	Mortgage-
(In millions)	Mortgages	Backed	Other	Total

Balance, December 31, 2006	$326	524	224	1,074
Fair value of servicing assets purchased, assumed or originated, or retained from securitizations	137	327	35	499
Servicing sold or otherwise disposed of	(6)	—	(1)	(7)
Change in fair value due to changes in model inputs and/or assumptions	17	—	—	17
Other changes in fair value, primarily from fees earned	(53)	—	(1)	(54)
Amortization of servicing assets	—	(99)	(37)	(136)

Balance, September 30, 2007	$421	752	220	1,393

FAIR VALUE
December 31, 2006	$326	725	268	1,319
September 30, 2007	$421	976	253	1,650

NOTE 4: SHARE-BASED PAYMENTS
     The Company has stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, vest based on continued service with the Company for a specified period, generally three years to five years following the date of grant, and have a contractual life of ten years. Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over three years to five years, during which time the holder receives dividends and has full voting rights. Employee stock compensation expense was $110 million in the three months ended September 30, 2007, including $84 million related to restricted stock awards and $26 million related to stock option awards. Employee stock compensation expense was $442 million in the nine months ended September 30, 2007, including $348 million related to restricted stock awards and $94 million related to stock option awards. The related income tax benefit in the three and nine months ended September 30, 2007, was $39 million and $155 million, respectively. Employee stock compensation expense was $108 million in the three months ended September 30, 2006, including $77 million related to restricted stock awards and $31 million related to stock option awards. Employee stock compensation expense was $421 million in the nine months ended September 30, 2006, including $275 million related to restricted stock awards and $146 million related to stock option awards. The related income tax benefit in the three and nine months ended September 30, 2006, was $38 million and $147 million, respectively.
     Employee stock compensation expense in the nine months ended September 30, 2007 and 2006, includes $94 million and $107 million, respectively, related to the impact of awards granted to employees that were retirement-eligible at the date of grant.
     Of the stock compensation awards in the nine months ended September 30, 2007, 2.4 million shares of restricted stock vest over five years if the Company achieves a specified return on average tangible common stockholders’ equity for 2007, otherwise they are forfeited. The remaining shares of restricted stock and the stock options generally vest over three years to five years based only on continued service with the Company.
     At September 30, 2007, there was $551 million and $168 million of total unrecognized compensation costs related to restricted stock awards and stock option awards, respectively. Those costs are expected to be recognized over a weighted-average period of 1.3 years. The fair value of restricted stock awards that vested in the nine months ended September 30, 2007 and 2006, was $341 million and $274 million, respectively. The total intrinsic value of stock option awards exercised in the nine months ended September 30, 2007 and 2006, was $294 million and $355 million, respectively. The amount of cash received from the exercise of stock options granted under share-based payment arrangements was $410 million in the nine months ended September 30, 2007, and the income tax benefit realized from stock options exercised was $89 million in the same period.
     At September 30, 2007, the Company had authorization to reserve 105 million shares of its common stock for issuance under its stock option plans.

     The weighted average grant date fair value of options awarded under the stock option plans in the nine months ended September 30, 2007, was $9.10. The more significant assumptions used in estimating the fair value of stock options include risk-free interest rate of 4.67 percent, dividend yield of 3.84 percent, volatility of the Company’s common stock of 17.14 percent and weighted average expected life of the stock options of 7.0 years. The Company calculated its volatility estimate from implied volatility of actively traded options on the Company’s common stock with remaining maturities of two years. This method is consistent with the prior year, but represents a change from years prior to 2006, in which the Company calculated its volatility estimate based on historical volatility adjusted for significant changes in the Company’s business activities. For the 2007 grant, the Company determined the estimated life based on historical stock option exercise experience. In 2006, the Company determined the estimated life using the simple average of the 10-year contractual term of the options and the vesting term (using an average of the 5-year graded vesting period).
     Stock award activity in the nine months ended September 30, 2007, is presented below.

	September 30, 2007

		Weighted-
		Average
(Options and shares in thousands)	Number	Price (a)

STOCK OPTIONS
Options outstanding, beginning of period	137,697	$39.87
Granted	4,637	58.19
Exercised	(12,892)	32.76
Expired	(315)	53.14
Forfeited	(903)	51.15

Options outstanding, end of period	128,224	$41.13

Options vested and expected to vest, end of period	126,322	$40.96

Options exercisable, end of period	100,861	$38.34

RESTRICTED STOCK
Unvested shares, beginning of period	14,303	$52.38
Granted	8,232	58.03
Vested	(6,057)	51.67
Forfeited	(634)	55.26

Unvested shares, end of period	15,844	$55.47

(a) The weighted average price for stock options is the weighted average exercise price of the options, and for restricted stock, the weighted average fair value of the stock at the date of grant.

NOTE 5: COMPREHENSIVE INCOME
     Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Comprehensive income for the three and nine months ended September 30, 2007 and 2006, is presented below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions)	2007	2006	2007	2006

COMPREHENSIVE INCOME
Net income	$1,618	1,877	6,261	5,490
OTHER COMPREHENSIVE INCOME
Unamortized gains and losses under employee benefit plans	16	-	47	-
Net unrealized gains (losses) on debt and equity securities	493	1,389	(690)	(346)
Net unrealized gains (losses) on derivative financial instruments (a)	3	63	(8)	56

Total comprehensive income	$2,130	3,329	5,610	5,200

(a) In the three months ended September 30, 2007, the net unrealized gains (losses) on derivative financial instruments include a $145 million after-tax charge related to the correction of an error in the application of hedge accounting to certain variable rate demand deposits. Such amount would correctly have been reflected in the second quarter of 2007.

NOTE 6: BUSINESS SEGMENTS (a)
     Business segment earnings are presented excluding merger-related and restructuring expenses, other intangible amortization, minority interest in consolidated subsidiaries and changes in accounting principle. The Company believes that while these items apply to overall corporate operations, they are not meaningful to understanding or evaluating the performance of the Company’s individual business segments. The Company does not take these items into account as it manages business segment operations or allocates capital, and therefore, the Company’s segment presentation excludes these items. Also, for segment reporting purposes, net interest income reflects tax-exempt interest income on a tax-equivalent basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources.
     Business segment earnings are the primary measure of segment profit or loss that the Company uses to assess segment performance and to allocate resources.
     The Company continuously updates segment information for changes that occur in the management of the Company’s businesses. The following are the more significant changes made in 2007. We realigned the General Bank’s private advisory business to Wealth Management and the General Bank’s commercial real estate business to the Corporate Lending subsegment within the Corporate and Investment Bank. Cross-border leasing activity was moved from the Corporate and Investment Bank to the Parent to keep it aligned with the way in which this activity is reported to senior management subsequent to the adoption of FSP 13-2. Certain intercompany fee arrangements between Capital Management and the Parent were discontinued and the reporting of mortgage servicing rights (“MSR”) hedging results were realigned such that, beginning in 2007, all volatility associated with MSRs is now reported in the Parent.
     Segment information for 2006 has been restated to reflect these and other changes and the impact to previously reported 2006 segment earnings resulted in a $617 million decrease to the General Bank, a $29 million increase in Wealth Management, a $491 million increase in the Corporate and Investment Bank, a $20 million decrease in Capital Management, and a $117 million increase in the Parent.

	Three Months Ended September 30, 2007

						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$3,486	183	837	271	(193)	(33)	4,551
Fee and other income	969	185	21	1,408	178	-	2,761
Intersegment revenue	45	4	(39)	(8)	(2)	-	-

Total revenue (b)	4,500	372	819	1,671	(17)	(33)	7,312
Provision for credit losses	214	6	1	-	187	-	408
Noninterest expense	2,015	252	655	1,238	293	36	4,489
Minority interest	-	-	-	-	189	-	189
Income taxes (benefits)	817	42	49	158	(443)	(15)	608
Tax-equivalent adjustment	11	-	9	-	13	(33)	-

Net income (loss)	$1,443	72	105	275	(256)	(21)	1,618

Lending commitments	$131,267	7,007	138,239	980	529	-	278,022
Average loans, net	297,295	21,492	82,942	2,142	25,930	-	429,801
Average core deposits	$290,693	16,638	37,040	31,489	3,149	-	379,009

	Three Months Ended September 30, 2006

						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$2,529	176	709	253	(89)	(37)	3,541
Fee and other income	886	197	998	1,217	167	-	3,465
Intersegment revenue	36	3	(31)	(8)	-	-	-

Total revenue (b)	3,451	376	1,676	1,462	78	(37)	7,006
Provision for credit losses	120	2	(4)	-	(10)	-	108
Noninterest expense	1,621	249	840	1,097	200	38	4,045
Minority interest	-	-	-	-	104	-	104
Income taxes (benefits)	614	46	298	133	(206)	(13)	872
Tax-equivalent adjustment	10	-	9	-	18	(37)	-

Net income (loss)	$1,086	79	533	232	(28)	(25)	1,877

Lending commitments	$108,562	6,481	121,963	831	457	-	238,294
Average loans, net	162,501	19,237	70,901	1,235	27,236	-	281,110
Average core deposits	$208,705	16,312	31,576	30,114	4,520	-	291,227

	Nine Months Ended September 30, 2007

						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$10,308	543	2,325	797	(365)	(108)	13,500
Fee and other income	2,808	583	2,621	4,354	302	-	10,668
Intersegment revenue	120	10	(104)	(27)	1	-	-

Total revenue (b)	13,236	1,136	4,842	5,124	(62)	(108)	24,168
Provision for credit losses	529	9	5	-	221	-	764
Noninterest expense	6,017	765	2,672	3,770	631	78	13,933
Minority interest	-	-	-	-	464	-	464
Income taxes (benefits)	2,409	132	760	494	(1,018)	(30)	2,746
Tax-equivalent adjustment	32	-	30	-	46	(108)	-

Net income (loss)	$4,249	230	1,375	860	(406)	(48)	6,261

Lending commitments	$131,267	7,007	138,239	980	529	-	278,022
Average loans, net	294,327	20,954	77,705	1,789	27,385	-	422,160
Average core deposits	$288,711	16,893	35,876	31,463	2,684	-	375,627

	Nine Months Ended September 30, 2006

						Net Merger-
			Corporate			Related
			and			and
	General	Wealth	Investment	Capital		Restructuring
(Dollars in millions)	Bank	Management	Bank	Management	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$7,288	527	2,134	776	67	(120)	10,672
Fee and other income	2,581	581	3,470	3,644	289	-	10,565
Intersegment revenue	103	7	(89)	(25)	4	-	-

Total revenue (b)	9,972	1,115	5,515	4,395	360	(120)	21,237
Provision for credit losses	278	4	(37)	-	(17)	-	228
Noninterest expense	4,893	775	2,712	3,350	685	130	12,545
Minority interest	-	-	-	-	288	1	289
Income taxes (benefits)	1,721	123	996	380	(490)	(45)	2,685
Tax-equivalent adjustment	31	-	41	1	47	(120)	-

Net income (loss)	$3,049	213	1,803	664	(153)	(86)	5,490

Lending commitments	$108,562	6,481	121,963	831	457	-	238,294
Average loans, net	155,931	18,569	68,268	1,044	28,580	-	272,392
Average core deposits	$206,490	16,575	31,370	31,829	4,766	-	291,030

(a) Certain amounts presented in periods prior to the third quarter of 2007 have been reclassified to conform to the presentation in the third quarter of 2007.
(b) Tax-equivalent.
(c) Tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

NOTE 7: BASIC AND DILUTED EARNINGS PER COMMON SHARE
     The calculation of basic and diluted earnings per common share for the three and nine months ended September 30, 2007 and 2006, is presented below. For the three and nine months ended September 30, 2007, options to purchase an average 37 million and 26 million shares, respectively, were anti-dilutive. For the three and nine months ended September 30, 2006, options to purchase an average 26 million and 21 million shares, respectively, were anti-dilutive. Accordingly, these anti-dilutive options were excluded in determining diluted earnings per common share in both years.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions, except per share data)	2007	2006	2007	2006

Net income	$1,618	1,877	6,261	5,490
Basic earnings per common share	0.86	1.19	3.31	3.49
Diluted earnings per common share	$0.85	1.17	3.26	3.43

Average common shares — basic	1,885	1,573	1,890	1,571
Common share equivalents and unvested restricted stock	25	27	28	29

Average common shares — diluted	1,910	1,600	1,918	1,600

NOTE 8: INCOME TAXES
     FIN 48, which became effective on January 1, 2007, clarifies the accounting for uncertain income tax positions. Upon adoption of FIN 48, the Company recognized a decrease of approximately $69 million in income tax reserves for uncertain income tax positions. Of this amount, approximately $4 million was accounted for as a reduction to beginning retained earnings and approximately $73 million as a reduction to goodwill.
     At adoption, the Company had approximately $2.5 billion of gross unrecognized income tax benefits (UTBs), including approximately $1.3 billion of UTBs attributed to income tax on timing differences and $816 million of UTBs, net of deferred federal and state income tax benefits, that would impact the effective tax rate if recognized. The tax on timing items relates to income tax positions for which the ultimate deductibility is highly certain, but the timing of the deductibility is uncertain. The income tax liability for the change in the period of deduction would not impact the effective tax rate.
     A reconciliation of the change in the UTB balance from January 1, 2007 to September 30, 2007 is as follows:

					Unrecognized
					Income Tax
			Gross	Deferred	Benefits, Net
	Federal,	Accrued	Unrecognized	Federal and	of Deferred
	State and	Interest and	Income Tax	State Income	Federal and
(In millions)	Foreign Tax	Penalties	Benefits	Tax Benefits	State Benefits

Balance at January 1, 2007	$2,119	342	2,461	(253)	2,208
Additions for tax positions related to the current year	262	-	262	(21)	241
Additions for tax positions related to prior years	-	126	126	(41)	85
Reduction for tax positions related to prior years due to IRS RAR	(95)	(31)	(126)	14	(112)
Reductions for tax positions related to acquired entities in prior years, offset to goodwill	(102)	(30)	(132)	47	(85)
Other reductions for tax positions related to prior years	(33)	(17)	(50)	18	(32)
Settlements	(40)	(18)	(58)	8	(50)

Balance at September 30, 2007	2,111	372	2,483	(228)	2,255
Less: tax attributable to timing items included above	(1,429)	-	(1,429)	-	(1,429)
Less: UTBs included above that relate to acquired entities that would impact goodwill if recognized	(57)	(3)	(60)	13	(47)

Total UTBs that, if recognized, would impact the effective income tax rate as of September 30, 2007	$625	369	994	(215)	779

     In the first quarter of 2007, the IRS issued a Revenue Agent’s Report (RAR) for the Company’s U.S. income tax returns for the years 2000 through 2002 in which the IRS proposed certain adjustments to the Company’s income tax positions. Based on the issuance of the RAR, the Company updated its analysis of various uncertain income tax positions identified at January 1, 2007. In the second quarter of 2007, the Company made a cash payment to the IRS related to the RAR which resulted in a net reduction of approximately $51 million to the UTB balance. The Company also initiated an appeal of unagreed issues, which is not expected to be resolved by year end.
     During the second quarter of 2007, the Company completed its analysis of recently acquired entities and reduced related income tax reserves by $85 million, offset by a reduction to goodwill.
     The Company recognizes accrued interest and penalties, as appropriate, related to UTBs in the effective tax rate. The balance of accrued interest and penalties at the reporting periods is presented in the table above.
     The Company and its subsidiaries are routinely examined by various taxing authorities. The IRS has initiated an examination of the Company’s federal income tax returns for the years 2003 through 2005, which is not expected to be completed by year end. The federal income tax returns of various acquired and deconsolidated subsidiaries are also under examination by the IRS. While one or more of these examinations may be concluded by year end, management does not believe that a significant impact to the UTB balance will occur. The Company and its subsidiaries are currently subject to examination by various other taxing authorities. While it is possible that one or more of these examinations may be resolved by year end, it is not anticipated that a significant impact to the UTB balance will occur.
     The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2000. The expiration of statutes of limitations for various jurisdictions is expected to reduce the UTB balance by an insignificant amount during the remainder of the year.
     Management monitors changes in tax statutes and regulations and the issuance of judicial decisions to determine the potential impact to uncertain income tax positions. The Treasury recently issued proposed regulations that, when issued in final form, could limit the Company’s ability to retain the benefit of certain foreign tax credits. Management’s estimate of the reasonably possible UTB change resulting from finalization of the proposed regulations is between zero and $95 million. As of September 30, 2007, management had identified no other potential subsequent events that could have a significant impact on the UTB balance during the remainder of the year.

NOTE 9: DERIVATIVES
DERIVATIVES USED FOR RISK MANAGEMENT
     The Company may designate a derivative as either an accounting hedge of the fair value of a recognized fixed rate asset or liability or an unrecognized firm commitment (“fair value” hedge), an accounting hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (“cash flow” hedge), or a foreign currency fair value or cash flow hedge (“foreign currency” hedge). Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded as other fee income in the results of operations. To the extent of the effectiveness of a hedge, changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income, net of income taxes. For all hedge relationships, ineffectiveness resulting from differences between the changes in fair value or cash flows of the hedged item and changes in fair value of the derivative are recognized as other fee income in the results of operations. Net interest settlements on derivatives designated as fair value or cash flow hedges are treated as an adjustment to the interest income or interest expense of the hedged assets or liabilities.
     Concurrent with entering into a transaction that qualifies as an accounting hedge, the Company formally documents the hedge relationship, the risk management objective and the strategy for entering into the hedge. This process and documentation include identification of the hedging instrument, hedged item, risk being hedged and the methodology for assessing effectiveness and measuring ineffectiveness.
     For cash flow hedges, the designated hedged risk is primarily the risk of changes in cash flows attributable to changes in the benchmark interest rate of the hedged item or forecasted transactions. For cash flow hedges, the Company uses regression analysis to make the initial assessment of the expectation of hedge effectiveness and for each monthly period thereafter, to reassess that the hedging relationship is expected to be highly effective during the period designated as being hedged. The Company also uses regression analysis to perform the retrospective evaluation of whether the derivative was effective during the hedged period. The regression analysis performed includes an evaluation of the quantitative measures of regression necessary to validate the conclusion of high effectiveness. The Company uses the hypothetical derivative method of measuring the hedge ineffectiveness which is recorded on a monthly basis. Forward purchase commitments of loans and securities available for sale are considered all-in-one hedges for which the prospective and retrospective evaluations are performed through matching terms at inception and on a monthly basis.
     For fair value hedges, the designated hedged risk is primarily the risk of changes in fair value attributable to changes in the benchmark interest rate of the hedged item. For fair value hedges, the Company assesses the expectation of effectiveness at the inception of the hedge and at each monthly period thereafter by analyzing the price sensitivity analysis of the hedging instrument relative to that of the hedged item for changes in fair value attributable to the hedged risk. On a monthly basis, the Company uses the cumulative dollar-offset approach to validate the effectiveness of the hedge on a retrospective basis. The Company measures ongoing ineffectiveness for fair value hedges by comparing the changes in fair value of the hedging instrument to the changes in fair value of the hedged item attributable to the hedged risk. Fair value hedges of warehoused residential mortgage loans are designated and de-designated on a daily basis, and the frequency of the prospective, retrospective and actual ineffectiveness tests follows the hedge period. Forward sale commitments of securities available for sale share the same issuer, coupon rate and contractual maturity date as the hedged item, therefore the prospective and retrospective evaluations are performed through matching terms at inception and on a monthly basis.
     The Company discontinues hedge accounting prospectively when either it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; the derivative expires or is sold, terminated or exercised; the derivative is de-designated because it is unlikely that a forecasted transaction will occur; or management determines designation of the derivative as a hedging instrument is no longer appropriate. When hedge accounting is discontinued, the derivative is either terminated or reclassified as a trading account asset or liability. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted as an adjustment to yield over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transaction are still expected to occur, unrealized gains and losses accumulated in other comprehensive income are included in the results of operations in the same period when the results of operations are also affected by the hedged cash flow. The unrealized gains and losses are recognized in the results of operations immediately if the cash flow hedge was discontinued because a forecasted transaction is not expected to occur. For the nine months ended September 30, 2007, losses in the amount of $14 million were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. These amounts include the time value of options. In addition, net interest income in the nine months ended September 30, 2007, was decreased by $4 million representing ineffectiveness of cash flow hedges caused by differences between the reset dates and indices of the derivative and the hedged item. Effective April 1, 2007, the Company discontinued hedge accounting on certain variable rate demand deposits that have no stated maturity.
     Commitments to purchase certain securities or loans and certain commitments to sell securities or loans are derivatives. At inception, these commitments may be designated in a hedge relationship; otherwise, they are recorded as either trading derivatives or economic hedges depending upon their purpose. The Company enters into contracts that contain a derivative that is embedded in the financial instrument. If applicable, an embedded derivative is separated from the host contract and can be designated in a hedge relationship; otherwise, the derivative is recorded as a freestanding derivative and recorded as either a trading derivative or an economic hedge depending upon its purpose. The Company enters into credit derivative agreements in connection with altering the risk profile of certain loans or pools of loans in the Company’s loan portfolio. These credit derivatives do not meet the criteria for designation as an accounting hedge and are recorded as either trading derivatives or economic hedges depending upon their purpose. The Company enters into interest rate lock commitments as part of its commercial and consumer mortgage lending activities. These loan commitments are initially recorded at fair value including the amount of consideration exchanged, if any. Subsequent adjustments in the value of the loan commitment are primarily determined by changes in interest rates, changes in the probability that a commitment will be exercised and the passage of time. The estimate of fair value specifically excludes the value of servicing cash flows and excess servicing.
     Derivatives used for risk management activity at September 30, 2007, follow.

	September 30, 2007

						Average
		Notional	Gross Unrealized			Maturity in
(In millions)	Hedged items or Transactions	Amount	Gains	Losses (b)	Equity (c)	Years (d)

ASSET HEDGES (a)
Cash flow hedges
Interest rate swaps-receive fixed	First forecasted interest receipts on
	commercial loans

Pay 1 month LIBOR swaps	1 month LIBOR risk	$3,093	24	-	15	3.28
Pay 3 month LIBOR swaps	1 month LIBOR risk	12,910	111	(87)	20	3.87

Purchased interest rate floors-	First forecasted interest receipts on 1
3 month LIBOR	month LIBOR commercial loans	18,250	2	(9)	(4)	1.93

Forward purchase commitments	Purchase of mortgage-backed securities
	classified as available for sale	959	-	(1)	(1)	0.05

Fair value hedges
Interest rate swaps-pay fixed/	Individual fixed rate debt securities
receive LIBOR	classified as available for sale	1,186	17	(4)	-	13.07

Forward sale commitments	Individual fixed rate debt securities
	classified as available for sale	4,500	25	(4)	-	0.03

Total asset hedges		$40,898	179	(105)	30	2.84

LIABILITY HEDGES (a)
Cash flow hedges
Interest rate swaps-pay fixed	Proceeds from first forecasted issuance
	of repurchase agreements that are part
	of a rollover strategy

Receive 1 month LIBOR swaps	1 month LIBOR risk	2,192	6	(137)	(81)	10.32

Interest rate swaps-pay fixed	First forecasted interest payments on
	long-term debt

Receive 1 month LIBOR swaps	1 month LIBOR risk	118	1	(2)	-	11.11
Receive 3 month LIBOR swaps	1 month LIBOR risk	6,579	2	(93)	(57)	2.92
Receive 3 month LIBOR swaps	3 month LIBOR risk	3,000	-	(11)	(7)	5.64
Receive 6 month LIBOR swaps	6 month LIBOR risk	8	-	-	-	5.72

Purchased options	First forecasted interest payments on 3
	month LIBOR long-term debt

Interest rate caps-3 month LIBOR		62,000	2	(8)	(4)	0.46
Eurodollar		6,000	-	-	-	0.25

Eurodollar futures	1 month LIBOR risk associated with the
	proceeds from first forecasted issuance
	of repurchase agreements that are part
	of a rollover strategy	10,000	1	-	1	0.25

Eurodollar futures	1 day LIBOR risk associated with the
	proceeds from first forecasted issuance
	of repurchase agreements that are part
	of a rollover strategy	10,000	1	-	1	0.25

Eurodollar futures	First forecasted interest payments on 1
	month LIBOR long-term debt	6,425	1	-	-	0.25

Eurodollar futures	First forecasted interest payments on 3
	month LIBOR long-term debt	63,500	8	(10)	(2)	0.25

Fair value hedges
Interest rate swaps-receive fixed/	Individual fixed rate long-term debt
pay floating (e)	issuances	31,776	167	(446)	-	11.18

Total liability hedges		201,598	189	(707)	(149)	2.32

Total		$242,496	368	(812)	(119)	—

(a) Includes only derivative financial instruments related to interest rate risk management activities that have been designated and accounted for as accounting hedges.
(b) Represents the fair value of derivative financial instruments less accrued interest receivable or payable.
(c) At September 30, 2007, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $363 million, net of income taxes. Of this net of tax amount, a $119 million loss represents the effective portion of the net gains (losses) on interest rate derivatives that qualify as cash flow hedges and a $244 million loss relates to terminated and/or redesignated derivatives. At September 30, 2007, $169 million of net losses, net of income taxes, recorded in accumulated other comprehensive income, is expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 18.6 years.
(d) Estimated maturity approximates average life.
(e) At September 30, 2007, such swaps are denominated in U.S. dollars, Euros, Pounds Sterling and Australian dollars in the notional amounts of $26.7 billion, $1.8 billion, $3.0 billion and $311 million, respectively, and the hedged risk is the benchmark interest rate.

     Expected maturities of risk management derivative financial instruments at September 30, 2007, are presented below.

	September 30, 2007

	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount - swaps-receive fixed	$1,509	698	11,306	2,490	-	16,003
Notional amount - other	$7,959	-	11,250	-	-	19,209
Weighted average receive rate (a)	3.84%	5.23	5.02	4.71	-	4.88
Weighted average pay rate (a)	5.39%	5.73	5.62	5.36	-	5.59
Unrealized gain (loss)	$(12)	6	6	40	-	40

FAIR VALUE ASSET HEDGES
Notional amount - swaps-pay fixed	$-	-	95	322	769	1,186
Notional amount - other	$4,500	-	-	-	-	4,500
Weighted average receive rate (a)	-%	-	3.84	3.84	3.86	3.85
Weighted average pay rate (a)	-%	-	3.35	3.43	3.82	3.68
Unrealized gain (loss)	$22	-	(1)	(2)	15	34

CASH FLOW LIABILITY HEDGES
Notional amount - swaps-pay fixed	$58	5,083	3,385	1,642	1,729	11,897
Notional amount - other	$157,925	-	-	-	-	157,925
Weighted average receive rate (a)	5.02%	5.36	5.58	5.42	5.40	5.44
Weighted average pay rate (a)	4.17%	5.13	5.55	5.62	5.82	5.41
Unrealized gain (loss)	$(5)	(42)	(55)	(46)	(91)	(239)

FAIR VALUE LIABILITY HEDGES
Notional amount - swaps-receive fixed	$2,927	3,625	5,383	9,319	10,522	31,776
Weighted average receive rate (a)	4.28%	4.36	5.43	4.87	5.29	4.99
Weighted average pay rate (a)	5.57%	5.49	5.48	5.30	5.56	5.46
Unrealized gain (loss)	$(2)	6	65	9	(357)	(279)

(a) Weighted average receive and pay rates include the impact of currently effective interest rate swaps only and not the impact of forward-starting interest rate swaps. All the interest rate swaps have variable pay or receive rates based on one-to-six month LIBOR, Euros, Pounds Sterling, or Australian dollars and they are the pay or receive rates in effect at September 30, 2007.

     Activity related to risk management derivative financial instruments for the nine months ended September 30, 2007, is presented below.

	September 30, 2007

	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31, 2006	$41,080	175,856	216,936
Additions	37,865	343,212	381,077
Maturities and amortizations	(4,466)	(125,379)	(129,845)
Terminations	(14,914)	(135,961)	(150,875)
Redesignations and transfers to trading account assets	(18,667)	(56,130)	(74,797)

Balance, September 30, 2007	$40,898	201,598	242,496

NOTE 10: GUARANTEES

	September 30, 2007		December 31, 2006

		Maximum		Maximum
	Carrying	Risk of	Carrying	Risk of
(In millions)	Amount	Loss	Amount	Loss

Securities and other lending indemnifications	$-	62,154	-	61,715
Standby letters of credit	117	38,845	115	37,783
Liquidity agreements	14	33,399	9	27,610
Loans sold with recourse	43	6,070	50	7,543
Residual value guarantees on operating leases	-	1,173	-	1,131
Written put options	108	13,274	90	11,027
Contingent consideration in business combinations	-	242	-	167

Total guarantees	$282	155,157	264	146,976